Exhibit 2.1

EQUITY PURCHASE AGREEMENT

by and between

CORIUM THERAPEUTICS HOLDINGS, LLC,

CORIUM, LLC

and

COLLEGIUM PHARMACEUTICAL, INC.

Dated as of March 19, 2026

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

TABLE OF CONTENTS

Page

ARTICLE I

PURCHASE AND SALE; CLOSING; CLOSING DELIVERIES

1.1	Purchase and Sale	2
1.2	Closing	2
1.3	Deliveries at Closing	2
1.4	Purchase Price Adjustment	3
1.5	Escrow Deposits	6
1.6	Tax Withholding	7
1.7	Milestone Payments	7
1.8	Adjustments to the Purchase Price	8
1.9	Purchase Price Allocation	8

ARTICLE II

Representations and Warranties of The Seller Parties

2.1	Ownership of Interests	8
2.2	Organization, Good Standing and Qualification	9
2.3	Authority; Approval	9
2.4	Governmental Filings; No Violations	10
2.5	Litigation	10
2.6	No Other Representations or Warranties	10

ARTICLE III

Representations and Warranties With Respect To The Company AND NEWCO

3.1	Organization, Good Standing and Qualification	11
3.2	Company Subsidiary	11
3.3	NewCo	12
3.4	Governmental Filings; No Violations	12
3.5	Financial Statements	13
3.6	Absence of Certain Changes	13
3.7	No Undisclosed Liabilities	13
3.8	Litigation	14
3.9	Employee Benefits	14
3.10	Labor Matters	16
3.11	Compliance with Laws; Licenses	17
3.12	Material Contracts	18

i

3.13	Real Property	20
3.14	Environmental Matters	21
3.15	Taxes	21
3.16	Intellectual Property	22
3.17	Privacy and Cybersecurity	25
3.18	Compliance with Healthcare Laws	26
3.19	Healthcare Regulatory Compliance	29
3.20	Product Liability	30
3.21	Inventory	30
3.22	Insurance	31
3.23	Sufficiency of Assets	31
3.24	Anti-Corruption Laws; Trade Control Laws	31
3.25	Top Customers and Suppliers	32
3.26	Related Party Transactions	32
3.27	Brokers and Finders	33
3.28	No Other Representations or Warranties	33

ARTICLE IV

Representations and Warranties of Buyer

4.1	Organization, Good Standing and Qualification	33
4.2	Authority; Approval	34
4.3	Governmental Filings; No Violations; Certain Contracts	34
4.4	Litigation	34
4.5	Available Funds	35
4.6	Solvency	35
4.7	Investment Intent	35
4.8	Brokers and Finders	35
4.9	Access and Information	35
4.10	No Other Representations or Warranties	36

ARTICLE V

Covenants

5.1	Interim Operations of the Company	37
5.2	Cooperation and Efforts to Consummate Transactions; Status Updates	40
5.3	Regulatory Filings/Approvals	40
5.4	Third-Party Consents	42
5.5	Access and Reports; Retention of Books and Records	43
5.6	Publicity	45
5.7	Employee Benefits	45
5.8	Release	47
5.9	Confidentiality	48

5.10	Transfer Taxes	49
5.11	Section 338(g) Election	49
5.12	Ancillary Agreements	49
5.13	Payoff and Lien Releases	49
5.14	Pre-Closing Reorganization	50
5.15	Seller Marks	50
5.16	Wrong Pockets	50
5.17	Commave Seller Continued Existence	51
5.18	Contractual Obligations	51
5.19	No Solicitation	51
5.20	Financial Statements	52
5.21	Seller Insurance Policies	52
5.22	Swiss Tax Matters	52
5.23	Registered Company IP Maintenance Schedule	52
5.24	Intercompany Settlement	53
5.25	Contract Amendments	53
5.26	Further Assurances	53

ARTICLE VI

Conditions

6.1	Conditions to Each Party’s Obligation to Consummate the Transactions	53
6.2	Conditions to Obligations of Buyer	53
6.3	Conditions to Obligations of the Seller Parties	55
6.4	Frustration of Closing Conditions	55

ARTICLE VII

Termination

7.1	Termination	56
7.2	Effect of Termination	57

ARTICLE VIII

Post-Closing Recourse

8.1	Survival	58
8.2	Indemnification by Seller	58
8.3	Indemnification by Buyer	59
8.4	Limitations	59
8.5	Procedures	60
8.6	Indemnification Payments	61
8.7	Representation & Warranty Insurance	62
8.8	Remedies	62

ARTICLE IX

tax matters

9.1	Tax Returns	63
9.2	Tax Proceedings	63
9.3	Cooperation	64
9.4	Tax Refunds	64
9.5	Post-Closing Actions and Elections	64

ARTICLE X

Miscellaneous and General

10.1	Amendment; Waiver	65
10.2	Expenses	65
10.3	Counterparts	65
10.4	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	65
10.5	Notices	66
10.6	Entire Agreement	67
10.7	No Third-Party Beneficiaries	68
10.8	Severability	68
10.9	Interpretation; Construction	68
10.10	Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege	70
10.11	Successors and Assigns	71
10.12	Fulfillment of Obligations	72

Exhibit A:	Definitions
Exhibit B:	Form of Instrument of Assignment
Exhibit C:	Milestone Payments
Exhibit D:	Accounting Principles
Exhibit E:	Illustrative Net Working Capital Calculation
Exhibit F:	Form of Transition Services Agreement
Exhibit G:	Pre-Closing Reorganization

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of March 19, 2026 (the “Execution Date”), is made by and among (i) Collegium Pharmaceutical, Inc., a Virginia corporation (“Buyer”), on the one hand, and (ii) Corium Therapeutics Holdings, LLC, a Delaware limited liability company (“Commave Seller”), and Corium, LLC, a Delaware limited liability company (“Corium Seller” and, together with Commave Seller, the “Seller Parties” and each, a “Seller Party”), on the other hand. Buyer and the Seller Parties are collectively referred to as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined in the body of this Agreement have the meanings specified in Exhibit A.

RECITALS

WHEREAS, as of the Execution Date, Commave Seller owns all of the issued and outstanding limited liability company interests (the “Company Interests”) of GPC Commave Holding LLC, a Delaware limited liability company (the “Company”);

WHEREAS, as of the Execution Date, Commave Seller indirectly owns all of the issued and outstanding limited liability company interests of Corium Seller;

WHEREAS, prior to the Closing Date, Corium Seller will form a new, wholly-owned subsidiary as a limited liability company in the state of Delaware (“NewCo”), and Corium Seller will own all of the issued and outstanding limited liability interests of NewCo (the “NewCo Interests” and, together with the Company Interests, the “Interests”);

WHEREAS, on the terms and subject to the conditions set forth herein, prior to the Closing, the Seller Parties and certain of their Affiliates will take the steps set forth on Exhibit G hereto (the “Pre-Closing Reorganization”);

WHEREAS, the Seller Parties desire to sell to Buyer, and Buyer desires to purchase from the Seller Parties, all of the Interests, upon the terms and subject to the conditions set forth in this Agreement (together with the Pre-Closing Reorganization and the other transactions contemplated by this Agreement, the “Transactions”);

WHEREAS, (i) the board of managers of Commave Seller has approved the Transactions in accordance with the operating agreement of Commave Seller currently in effect and (ii) Gurnet Holding Company, a Delaware corporation, in its capacity as the sole member of Corium Seller, has approved the Transactions (collectively, the “Internal Approvals”); and

WHEREAS, Buyer and the Seller Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING; CLOSING DELIVERIES

1.1            Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing, (i) Commave Seller agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Commave Seller, the Company Interests, free and clear of any Liens, other than Liens solely arising under applicable securities Laws, for an aggregate cash amount equal to the Closing Cash Consideration, payable in accordance with Section 1.3(b)(i) and subject to adjustment pursuant to Section 1.4 and (ii) Corium Seller agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Corium Seller, the NewCo Interests, free and clear of any Liens, other than Liens solely arising under applicable securities Laws, for an aggregate cash amount equal to the Intercompany Receivable Amount, payable in accordance with Section 1.3(b)(ii).

1.2            Closing. The closing of the purchase and sale of the Interests (the “Closing”) will take place remotely, via electronic exchange of documents, at 9:00 a.m. (New York time) on the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied or waived at the Closing, so long as such conditions are reasonably capable of being satisfied and subject to the satisfaction or waiver of those conditions) has been satisfied or, to the extent permitted by applicable Law, waived in accordance with this Agreement, or at such other date, time or place (or by means of remote communication) as Buyer and the Seller Parties may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”). The Closing will be effective as of 12:01 a.m., New York City time, on the Closing Date.

1.3            Deliveries at Closing.

(a)            By the Seller Parties. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller Parties shall deliver or cause to be delivered to Buyer:

(i)            instruments of sale, assignment and transfer with respect to the Company Interests and the NewCo Interests, substantially in the form set forth in Exhibit B (the “Instrument of Assignment”);

(ii)           counterparts of each of the other Ancillary Agreements, duly executed by the applicable Seller Party or their applicable Affiliates party thereto;

(iii)          the certificate contemplated by Section 6.2(f);

(iv)          a properly completed and duly executed IRS Form W-9 of each of the Seller Parties;

(v)           the Debt Payoff Letters contemplated by Section 5.13;

(vi)          evidence of the valid termination of the agreements set forth on Section 1.3(a)(vi) of the Seller Disclosure Letter by the parties thereto; and

(vii)         the written resignations of each of the directors, managers and officers of the Azstarys Entities, effective as of the Closing.

(b)            By Buyer. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall deliver or cause to be delivered:

(i)            to Commave Seller, a payment in an amount equal to the Closing Cash Consideration by wire transfer of immediately available funds to an account designated by Commave Seller in the Funds Flow Memorandum;

(ii)           to Corium Seller, a payment in an amount equal to the Corium Cash Consideration by wire transfer of immediately available funds to an account designated by Corium Seller in the Funds Flow Memorandum;

(iii)          pursuant to instructions set forth in the Funds Flow Memorandum, payments to the payees of (x) the Hercules Loan Payoff Amount and (y) Estimated Seller Transaction Expenses to the extent unpaid as of immediately prior to the Closing;

(iv)          deposit, or cause to be deposited, with the Escrow Agent (A) the Net Sales Reserve Escrow Amount for deposit by the Escrow Agent into the Net Sales Reserve Escrow Account, (B) the Returns Escrow Amount for deposit by the Escrow Agent into the Returns Escrow Account and (C) the Indemnification Escrow Amount for deposit by the Escrow Agent in the Indemnification Escrow Account (collectively, the “Escrow Deposits”), in each case of clauses (A) through (C), by wire transfer of immediately available funds to the applicable account set forth in the Escrow Agreement, which amounts shall be held by the Escrow Agent pursuant to the Escrow Agreement;

(v)           to the Seller Parties, counterparts of each of the Ancillary Agreements, duly executed by Buyer or its applicable Affiliates party thereto; and

(vi)          to the Seller Parties, the certificate contemplated by Section 6.3(c).

1.4            Purchase Price Adjustment.

(a)            Estimated Purchase Price Procedures. No later than five Business Days prior to the Closing Date, the Seller Parties shall prepare and deliver to Buyer (i) the Seller Parties’ good faith calculation of, and reasonable supporting detail relating to, the Estimated Closing Statement, together with supporting documentation used by the Seller Parties in calculating the amounts set forth therein and (ii) the Funds Flow Memorandum. The Seller Parties shall consider in good faith the reasonable comments of Buyer to the Estimated Closing Statement and/or Funds Flow Memorandum delivered to the Seller Parties no later than one Business Day prior to the Closing Date; provided, that, if Buyer and the Seller Parties fail to mutually agree upon revisions to the Estimated Closing Statement and/or the Funds Flow Memorandum on or prior to the Business Day prior to the Closing Date, then (x) neither Buyer nor the Seller Parties shall delay the Closing because of such failure, (y) any revisions to the Estimated Closing Statement and/or the Funds Flow Memorandum mutually agreed between Buyer and the Seller Parties shall be used in the determination of the Closing Cash Consideration, and (z) as to any other items (including any items remaining in dispute between Buyer and the Seller Parties), the amounts set forth in the Estimated Closing Statement as determined by the Seller Parties, without any adjustment (other than adjustments agreed to in writing by the Seller Parties), shall be the amounts used in the determination of the Estimated Closing Statement and each element thereof. The agreement of the Parties to revisions to the Estimated Closing Statement and/or the Funds Flow Memorandum, or the failure of the Parties to agree to such revisions, shall not constitute a waiver or limitation of a Party’s rights and obligations pursuant to Section 1.4(b).

(b)            Delivery of the Post-Closing Statement. No later than 120 days after the Closing Date, Buyer shall prepare in good faith and deliver to the Seller Parties a Post-Closing Statement, together with reasonably detailed supporting documentation used by Buyer in calculating the amounts set forth therein. For the avoidance of doubt, the Post-Closing Statement shall be prepared in accordance with the Accounting Principles. The Parties agree that the purpose of the Post-Closing Statement is to measure variations in the components taken into consideration in determining the estimates included in the Estimated Closing Statement compared to the actual values, and, without limiting the generality of the foregoing, such process is not intended to permit the introduction of accounting principles, practices, methodologies and procedures different from the Accounting Principles or the definitions in this Agreement.

(i)            Access to Information. From and after Buyer’s delivery of the Post-Closing Statement to the Seller Parties until determination of the Final Closing Statement, upon reasonable prior notice to Buyer and except as required by Law, Buyer shall, and shall cause its Affiliates to, (i) provide the Seller Parties and their authorized representatives with reasonable access during normal business hours to the Company’s facilities, the books and records and work papers of the Company as reasonably requested by the Seller Parties and reasonably necessary for purposes of the matters contemplated by this Section 1.4, (ii) preserve and not alter or destroy any of the books and records of the Company, or any other documents on which the calculations set forth in the Post-Closing Statement are based or which are reasonably necessary for purposes of the matters contemplated by this Section 1.4, and (iii) reasonably cooperate with and assist the Seller Parties and their authorized representatives in connection with the review of such materials, including by making available its and its Affiliates’ employees, accountants and other personnel to the extent reasonably requested.

(ii)           Objection to the Closing Statement and Funds Flow Memorandum and Resolution of Disputes. If the Seller Parties notify Buyer in writing of an objection to the Post-Closing Statement or any of the amounts set forth therein (a “Notice of Objection”), which Notice of Objection shall include the specific items in the Post-Closing Statement that are in dispute and the nature and amount of any disagreement so identified, no later than 11:59 p.m. on the 60th day following its receipt of the Post-Closing Statement, then the Seller Parties and Buyer shall seek in good faith to agree to revisions to the Post-Closing Statement within the 30-day period following the delivery of the Notice of Objection. If the Seller Parties fail to deliver a Notice of Objection within the 60-day period, the Post-Closing Statement and the amounts set forth therein shall be deemed to have been accepted by the Seller Parties and shall be deemed final and binding upon all of the Parties, and shall be deemed the Final Closing Statement.

(iii)          Selection of the Accountant. In the event that Buyer and the Seller Parties are unable to resolve in writing all of the Seller Parties’ objections in the Notice of Objection within the 30-day period (or such longer period as may be agreed by Buyer and the Seller Parties) following the delivery of such Notice of Objection, the resolution of all such unresolved items (“Disputed Items”) shall be submitted to KPMG LLP, or if KPMG LLP is conflicted, such other independent accounting firm of recognized national standing in the United States as may be mutually agreed by Buyer and the Seller Parties (the “Accountant”), to resolve any remaining disagreements and determine the Final Cash Consideration. Each of Buyer and the Seller Parties shall execute any agreement reasonably required by the Accountant for its engagement hereunder.

(iv)          Submission of Disputed Items. Each of Buyer and the Seller Parties shall, promptly (but in any event within 10 Business Days) following the formal engagement of the Accountant, provide the Accountant (copying the other Party upon submission) with a single written submission setting forth its respective calculations of and assertions regarding the Disputed Items and upon receipt thereof, each of Buyer and the Seller Parties shall be entitled (no later than 10 Business Days following receipt of the other Party’s initial submission) to submit to the Accountant a single written response to such other Party’s initial submission setting forth such Party’s objections or rebuttals to the calculations and/or assertions set forth in such initial submission (which responses the Accountant shall promptly distribute to the other applicable Party). There shall be no ex parte communications between the Seller Parties (or their authorized representatives) or Buyer (or its authorized representatives), on the one hand, and the Accountant, on the other hand, relating to the Disputed Items, and unless requested by the Accountant in writing, no Party may present any additional information or arguments to the Accountant, either orally or in writing.

(v)          Accountant’s Determination. The Accountant shall be instructed to render its determination with respect to the Disputed Items as soon as reasonably possible (which the Parties agree shall not be later than 45 days following the formal engagement of the Accountant). The Accountant shall act as an expert and not as an arbitrator to determine solely the Disputed Items based solely on the submissions and responses of Buyer, on the one hand, and the Seller Parties, on the other hand. In resolving any disputed amount in connection with its determination of the Final Cash Consideration, or any component thereof, the Accountant may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either Party or less than the smallest value for such item claimed by either Party in the Post-Closing Statement or Notice of Objection. The Parties agree that the determination of the Accountant with respect to any Disputed Items is not intended to permit the introduction of different accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purposes of determining the Final Cash Consideration, and the Accountant shall not conduct an independent investigation but shall instead make its determination regarding any Disputed Item based on the written submissions of the Parties delivered pursuant to and in accordance with Section 1.4(b)(iv) and in accordance with the Accounting Principles. The determination of the Accountant in accordance with this Section 1.4(b)(v) shall be in writing setting forth its calculation of the Disputed Items, along with its analysis in reasonable detail and the basis and quantification for such final resolution, and shall be binding and final for purposes of this Agreement, absent fraud or manifest error. The Post-Closing Statement resulting from the determinations with respect to the Disputed Items made by the Accountant in accordance with this Section 1.4(b)(v) shall be deemed the Final Closing Statement.

(vi)          Accountant’s Fees and Expenses. The Accountant shall allocate its costs and expenses between Buyer, on the one hand, and the Seller Parties, on the other hand, based upon the percentage of the aggregate contested amount submitted to the Accountant that is ultimately awarded to Buyer, on the one hand, or the Seller Parties, on the other hand, such that Buyer bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the Seller Parties and the Seller Parties bear a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Buyer. For the avoidance of doubt, the fees and disbursements of the authorized representatives of each Party incurred in connection with the preparation or review of the Post-Closing Statement and any Notice of Objection as well as any submissions and responses to the Accountant, as applicable, shall be borne by such Party.

(c)            Post-Closing Adjustment Payments. Within three Business Days following the determination of the Final Closing Statement:

(i)            if the Post-Closing Adjustment is a negative number, Commave Seller shall pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment, and no Seller Party shall not have any other payment or delivery obligation pursuant to this Section 1.4(c)(i);

(ii)           if the Post-Closing Adjustment is a positive number, then Buyer shall pay to the Seller Parties an amount equal to the Post-Closing Adjustment, and Buyer shall not have any other payment or delivery obligation pursuant to this Section 1.4(c)(ii); and

(iii)          if the Post-Closing Adjustment is zero, then neither Buyer nor the Seller Parties shall have any payment delivery obligation pursuant to this Section 1.4(c).

(d)            Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, the process set forth in this Section 1.4 shall be the sole and exclusive remedy of the Parties for any disputes related to items required to be included or reflected in the calculation of the Final Cash Consideration.

1.5            Escrow Deposits.

(a)            Net Sales Escrow. The Net Sales Escrow Amount shall be available to satisfy the matters set forth in Section 1.5(a) of the Seller Disclosure Letter. Within five Business Days of the Net Sales Escrow Release Date, Buyer and Commave Seller shall deliver joint written instructions to the Escrow Agent, pursuant to the Escrow Agreement, to distribute the remaining funds that are not subject to dispute in the Net Sales Escrow Account as set forth in Section 1.5(a) of the Seller Disclosure Letter.

(b)            Returns Escrow. The Returns Escrow Amount shall be available to satisfy the matters set forth in Section 1.5(b) of the Seller Disclosure Letter. Within five Business Days of the Returns Escrow Release Date, Buyer and Commave Seller shall deliver joint written instructions to the Escrow Agent, pursuant to the Escrow Agreement, to distribute the then remaining funds that are not subject to dispute in the Returns Escrow Account as set forth in Section 1.5(b) of the Seller Disclosure Letter.

(c)            Indemnification Escrow. The Indemnification Escrow Amount shall be available to satisfy the amounts owed to Buyer, if any, from the Seller Parties pursuant to ARTICLE VIII. Within five Business Days of the Indemnification Escrow Release Date, Buyer and Commave Seller shall deliver joint written instructions to the Escrow Agent, pursuant to the Escrow Agreement, to distribute the then remaining funds in the Indemnification Escrow Account; provided, that, to the extent there are any pending and unresolved claims for indemnification under ARTICLE VIII for which notice has been timely provided, a portion of the funds in the Indemnification Escrow Account in an amount equal to such pending and unresolved claims shall be retained in the Indemnification Escrow Account and shall be released upon Final Determination of such pending claim in accordance with Section 8.6.

(d)            Commave Seller’s right to amounts comprising the Escrow Deposits shall be treated by the Parties as eligible for installment sale treatment under Sections 453 and 453A of the Code, and any corresponding provision of applicable Law, as appropriate.

1.6            Tax Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. In the event that Buyer is required to make any deduction or withholding (including in respect of any Milestone Payments under Section 1.7) pursuant to this Section 1.6, Buyer shall (a) notify the Seller Parties of any anticipated withholding at least 10 Business Days prior to the date on which such payment is required to be made (or, in the case of a change in applicable Law within 10 Business Days of such date that would require withholding from such amounts, as soon as reasonably practicable), (b) use reasonable best efforts to consult with the Seller Parties to determine whether such deduction or withholding is required under applicable Tax Law and (c) use reasonable best efforts to cooperate with the Seller Parties to reduce or eliminate any amounts that would otherwise be deductible or withheld, to the extent permitted by applicable Law. Amounts withheld and paid over to the relevant Governmental Entity under this Section 1.6 shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of whom such deduction and withholding was made.

1.7            Milestone Payments. As additional consideration for the Transactions, after the Closing, upon the achievement of each Milestone Event as further described in Exhibit C, Buyer shall, subject to the terms of Exhibit C and this Section 1.7, pay or cause to be paid to Commave Seller the amount of such Milestone Payment in immediately available funds to an account designated by Commave Seller in writing to Buyer. Commave Seller’s right to payments of Milestone Payments shall be treated by the Parties as eligible for installment sale treatment under Section 453 of the Code, and any corresponding provision of applicable Law, as appropriate.

1.8            Adjustments to the Purchase Price. All payments pursuant to Section 1.4(c), Section 1.5, Section 1.7, Section 8.2 and Section 8.3 shall be treated by all Parties for Tax purposes as adjustments to the consideration payable to Commave Seller or Corium Seller, as applicable, to the fullest extent permitted by applicable Law.

1.9            Purchase Price Allocation Buyer and the Seller Parties agree to allocate and, as applicable, cause their relevant Affiliates to allocate the Final Cash Consideration and any other items that are treated as consideration for Tax purposes among the Company Interests and the Transferred Assets (such allocation, the “Allocation Schedule”). No later than ninety (90) days after the date on which the Final Cash Consideration is finally determined pursuant to Section 1.4, the Seller Parties shall deliver to Buyer proposed allocations of the Final Cash Consideration (as finally determined pursuant to Section 1.4) and any other items that are treated as consideration for Tax purposes to the Seller Parties as of the Closing Date, in each case determined in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (“Sellers’ Allocations”). If Buyer disagrees with any of Sellers’ Allocations, Buyer may, within thirty (30) days after delivery of Sellers’ Allocations, deliver a notice (the “Buyer’s Allocation Notice”) to the Seller Parties to such effect, specifying those items as to which Buyer disagrees and setting forth Buyer’s proposed allocations. The Parties shall use reasonable best efforts to resolve any differences between them within fifteen (15) days of the Seller Parties’ receipt of a Buyer’s Allocation Notice. If Buyer does not provide comments within thirty (30) days of receipt of Sellers’ Allocations, Buyer shall be deemed to have consented to Sellers’ Allocations in full. If the Buyer and the Seller Parties agree to the Allocation Schedule, or if Buyer is deemed to have consented to Sellers’ Allocations, then such allocations, as adjusted pursuant to any agreement between the Seller Parties and Buyer, shall be conclusive and binding on the Parties hereto. The Seller Parties and Buyer shall not (and shall cause their respective Affiliates not to) take any position inconsistent with the Allocation Schedule, as finally determined pursuant to this Section 1.9, on any Tax Return or in any Tax proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code (or any analogous provision of U.S. state or local or non-U.S. law). Notwithstanding any other provision in this Agreement to the contrary, if Buyer and the Seller Parties are unable to resolve any such dispute and agree on the Allocation Schedule, then Buyer and the Seller Parties shall each be entitled to use their own allocation of the Final Cash Consideration and any other items that are treated as consideration for Tax purposes in respect of the Company Interests and the Transferred Assets. The Parties acknowledge and agree that the payment made to the payee of the Hercules Loan Payoff Amount by Buyer pursuant to Section 1.3(b)(iii)(x) is made by and on behalf of, and is deemed to be made by, Corium Seller.

ARTICLE II

Representations and Warranties of The Seller Parties

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Buyer by the Seller Parties concurrently with this Agreement (the “Seller Disclosure Letter”), each of the Seller Parties hereby represents and warrants to Buyer as follows:

2.1            Ownership of Interests.

(a)            Commave Seller is the sole record and beneficial owner of the Company Interests. Commave Seller has good and valid title to the Company Interests, free and clear of all Liens (other than any restrictions on transfer solely arising under or relating to applicable securities Laws and Liens arising under any of the Company Organizational Documents). The Company Interests have been duly authorized and are validly issued, fully paid and non-assessable and constitute all the issued and outstanding equity interests in the Company.

(b)            Following the Pre-Closing Reorganization, Corium Seller will be the sole record and beneficial owner of the NewCo Interests. Following the Pre-Closing Reorganization, Corium Seller will have good and valid title to the NewCo Interests, free and clear of all Liens (other than any restrictions on transfer solely arising under or relating to applicable securities Laws and Liens arising under any of the Organizational Documents of NewCo). Following the Pre-Closing Reorganization, the NewCo Interests will have been duly authorized and validly issued, fully paid and non-assessable and constitute all the issued and outstanding equity interests in NewCo.

(c)            There are no restrictions on transfer or preemptive or other outstanding rights, options, warrants, agreements, arrangements or commitments of any character under which such Seller Party is or may become obligated to sell, or give any Person a right to acquire, or in any way dispose of, any of the Interests or any securities or obligations exercisable or exchangeable for, or convertible into, any Interests, and no securities or obligations evidencing such rights are authorized, issued or outstanding. All rights and powers to vote the Company Interests are held exclusively by Commave Seller and, following the Pre-Closing Reorganization, all rights and powers to vote the NewCo Interests will be held exclusively by Corium Seller. Except for this Agreement and the Company Organizational Documents, such Seller Party is not party to any Contracts with respect to the voting, purchase, dividend rights, disposition or transfer of the respective Interests that it holds.

2.2            Organization, Good Standing and Qualification. Such Seller Party is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Such Seller Party has all requisite power and authority to own, pledge or dispose of its Interests, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions or to be material to the Azstarys Entities or the Business.

2.3            Authority; Approval. Such Seller Party has all requisite organizational power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, including the Internal Approvals. This Agreement has been and each of the Ancillary Agreements will be at the Closing, duly executed and delivered by such Seller Party and, when executed and delivered by each other Party thereto, will constitute a valid and binding agreement of such Seller Party enforceable against such Seller Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

2.4            Governmental Filings; No Violations.

(a)            Assuming the accuracy of Section 4.3, no expirations of waiting periods under applicable Antitrust Laws are required and no notices, reports or other filings are required to be made by such Seller Party with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Seller Party from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by such Seller Party or the consummation of the Transactions, other than (i) the HSR Clearance, (ii) as may be required under applicable securities laws or (iii) those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions or be material to the Azstarys Entities or the Business.

(b)            Assuming the HSR Clearance is given, made or obtained, as the case may be, the execution, delivery and performance of this Agreement and the Transaction Documents by such Seller Party do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time, or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, or result in the creation of a Lien on any of the assets of such Seller Party under any provision of (i) the Organizational Documents of such Seller Party, (ii) any material Contract binding upon such Seller Party or (iii) any Laws to which such Seller Party is subject, except, in the case of clauses (ii) and (iii) above, for any breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions or to have a Material Adverse Effect.

2.5            Litigation. There are no Actions pending or, to the Knowledge of the Seller Parties, threatened against such Seller Party that challenge the validity or enforceability of such Seller Party’s obligations under this Agreement. Such Seller Party is not a party to, or subject to, the provisions of any Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

2.6            No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this ARTICLE II or ARTICLE III and in the Seller Disclosure Letter, neither such Seller Party nor any other Person makes (and such Seller Party, on behalf of itself, its Subsidiaries and its Affiliates hereby disclaim) any other express or implied representation or warranty with respect to such Seller Party or any of its Subsidiaries or Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement and the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer or any of its Subsidiaries or their respective Affiliates in connection with the Transactions.

ARTICLE III

Representations and Warranties With Respect To The Company AND NEWCO

Except as set forth in the corresponding sections or subsections of the Seller Disclosure Letter, each of the Seller Parties hereby represent and warrant to Buyer with respect to the Azstarys Entities as follows:

3.1            Organization, Good Standing and Qualification. The Company (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business. Seller has made available to Buyer complete and correct copies of the Company’s certificate of formation and limited liability company agreement, each as amended and in full force and effect as of the Execution Date (the “Company Organizational Documents”).

3.2            Company Subsidiary.

(a)            Section 3.2(a) of the Seller Disclosure Letter lists the Company Subsidiary and such Subsidiary’s jurisdiction of formation. The Company Subsidiary (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (ii) or (iii) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to be material to the Company Subsidiary or the Business. Seller has made available to Buyer complete and correct copies of such Subsidiary’s governing documents, each as amended and in full force and effect as of the Execution Date.

(b)            Section 3.2(b) of the Seller Disclosure Letter contains a complete and accurate list of the type and number of equity interests (shares, quotas, or otherwise) of the Company Subsidiary beneficially owned, directly or indirectly, by the Company and the corresponding percentage of the issued equity interests of such Subsidiary. The Company is the sole record and beneficial owner of all of the equity interests of the Company Subsidiary. The Company has good and valid title to the equity interests of the Company Subsidiary, free and clear of all Liens (other than any restrictions on transfer solely arising under or relating to applicable securities Laws and Liens arising under any of the Organizational Documents of such Subsidiary). The equity interests of the Company Subsidiary are fully paid up and validly issued and constitute all the issued and outstanding equity interests in such Subsidiary.

(c)            All rights and powers to vote the equity interests of the Company Subsidiary are held exclusively by the Company. Except for this Agreement, the Company Organizational Documents and the Organizational Documents of the Company Subsidiary, the equity interests of the Company Subsidiary are not subject to any stockholders’ agreement, voting trust agreement, proxies or other Contracts with respect to the voting, purchase, dividend rights, disposition or transfer of the equity interests of such Subsidiary.

(d)            There are no preemptive or other outstanding rights, options, warrants, agreements, arrangements or commitments of any character under which the Company or the Company Subsidiary is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any equity interests of the Company Subsidiary or any securities or obligations exercisable or exchangeable for, or convertible into, any equity interests of the Company Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(e)            Except for the Company Subsidiary, the Company does not own or hold the right to acquire any material equity interests of any other Person or have any other obligation to make any material investment in any Person.

3.3            NewCo. NewCo, (a) upon its formation, will be a limited liability company duly organized, validly existing and in good standing (or its equivalent) under the Laws of the State of Delaware, (b) prior to the consummation of the assignment of the Transferred Assets and assumption of the Assumed Liabilities pursuant to the Pre-Closing Reorganization, NewCo will be a shell company that is wholly owned by Corium Seller with no assets, liabilities, obligations or operations (other than obligations to pay applicable Delaware state franchise tax and annual report fees) and (c) from the date of its formation, NewCo will be classified as an entity that is disregarded from its owner for U.S. federal (and applicable state and local) income Tax purposes. Complete and correct copies of the Organizational Documents of NewCo and all amendments thereto will be made available to Buyer promptly upon its formation. Such Organizational Documents will be, as of the Closing, in full force and effect and NewCo will not be, as of the Closing, in violation in any material respect of any of the provisions of its Organizational Documents.

3.4            Governmental Filings; No Violations.

(a)            Assuming the accuracy of Section 4.3, no expirations of waiting periods under applicable Antitrust Laws are required and no notices, reports or other filings are required to be made by the Azstarys Entities with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Azstarys Entities from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Azstarys Entities or the consummation of the Transactions, other than (i) the HSR Clearance, (ii) as may be required under applicable securities laws or (iii) those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to be material to the Azstarys Entities, taken as a whole, or reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions or be material to the Azstarys Entities or the Business.

(b)            Assuming the HSR Clearance is given, made or obtained, as the case may be, the execution, delivery and performance of this Agreement and the Transaction Documents by the Azstarys Entities do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time, or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, or result in the creation of a Lien on any of the assets of the Azstarys Entities under any provision of (i) the Organizational Documents of the Azstarys Entities, (ii) any Material Contract or (iii) any Laws to which the Azstarys Entities are subject, except, in the case of clauses (ii) and (iii) above, for any breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to be material to the Azstarys Entities or the Business.

3.5            Financial Statements.

(a)            Set forth in Section 3.5(a) of the Seller Disclosure Letter are correct and complete copies of the following financial statements (collectively, the “Financial Statements”): the audited consolidated balance sheets of Commave Seller as of December 31, 2024 and the unaudited consolidated balance sheets of Commave Seller as of December 31, 2025 (such December 31, 2025 balance sheet, the “Most Recent Balance Sheet”) and the related consolidated statements of operations and comprehensive loss and cash flows for the 12-month periods then ended.

(b)            The Financial Statements (including the related notes and schedules thereto) were prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of Commave Seller as of the date or period set forth therein (subject to the normal year-end audit adjustments that are not expected to be material in amount or effect and the absence of footnote disclosure), consistently applied during the periods involved, except as may be noted therein.

3.6            Absence of Certain Changes. Since the date of the Most Recent Balance Sheet, (a) the Azstarys Entities and Corium Seller (solely to the extent related to the Business) have conducted their respective businesses in the Ordinary Course of Business in all material respects (except for actions related to this Agreement), (b) there has not been a Material Adverse Effect and (c) Commave Seller and its Subsidiaries (including the Azstarys Entities and Corium Seller (solely to the extent related to the Business)) have not taken any action that, if taken after the Execution Date, would constitute a breach of Sections 5.1(a)(i), (ii), (iii), (iv), (vi), (vii), (viii), (x), (xvi), (xvii), (xv) or (xix).

3.7            No Undisclosed Liabilities. The Azstarys Entities do not have any material obligations or Liabilities (whether accrued, absolute, contingent, unknown or otherwise), other than Liabilities that (a) have been reserved against or reflected in the Financial Statements, (b) were incurred since the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which relate to any breach of contract, breach of warranty, tort, infringement, or violation of Law, or any Action against the Azstarys Entities and which are included in the calculation of Closing Net Working Capital (as Current Liabilities), Closing Indebtedness or Closing Seller Transaction Expenses), (c) are Permitted Liens, (d) have been incurred pursuant to this Agreement or in connection with the Transactions, (e) have been incurred in the performance of obligations under Contracts to which they are a party (but not Liabilities incurred as a result of breaches of any such Contract) or (f) are not, individually or in the aggregate, material to the Azstarys Entities or the Business.

3.8            Litigation.

(a)            There have been no Actions pending or, to the Knowledge of the Seller Parties, threatened against the Azstarys Entities in the last three years that (i) has been or, if adversely determined, would, individually or in the aggregate, reasonably be expected to be material to the Azstarys Entities or the Business or (ii) would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b)            No Azstarys Entity is a party to or subject to the provisions of any Order or settlement agreement, which restricts the manner in which the Azstarys Entities conduct their businesses in any material respect.

3.9            Employee Benefits.

(a)            Section 3.9(a) of the Seller Disclosure Letter sets forth a true, complete and correct list of every material Company Benefit Plan and material CT Benefit Plan.

(b)            True, complete and correct copies of the following documents, with respect to each material Company Benefit Plan, where applicable, have previously been delivered to Buyer: (i) all documents embodying or governing such Company Benefit Plan (or for material unwritten Company Benefit Plans a written description of the material terms of such Company Benefit Plan) and any funding medium for the Company Benefit Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine correspondence to and from any governmental agency.

(c)            Each Company Benefit Plan and CT Benefit Plan (including any related trusts) has been established, operated and administered in compliance in all material respects with its terms and applicable Laws, including, without limitation, ERISA and the Code.  No Company Benefit Plan nor CT Benefit Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Seller Parties, threatened with respect to any Company Benefit Plan or CT Benefit Plan, and, to the Knowledge of the Seller Parties, there is no reasonable basis for any such litigation or proceeding. All contributions or other amounts payable with respect to each Company Benefit Plan or CT Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with applicable Laws and GAAP in all material respects.

(d)            Each Company Benefit Plan and CT Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the Knowledge of the Seller Parties, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan or CT Benefit Plan.

(e)            Neither the Company, NewCo nor any of their respective ERISA Affiliates has ever maintained or contributed to (or had any obligation to contribute to), within the past six years, a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(f)            Neither the Company, NewCo nor any of their respective ERISA Affiliates has ever maintained or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) within the past six years under, any “multiemployer plan” within the meaning of Section 3(37) of ERISA, any funded welfare benefit plan within the meaning of Section 419 of the Code, any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company, NewCo nor any of their respective ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(g)            Neither the Company, NewCo nor any of their respective ERISA Affiliates provides or has any obligation to provide health care or any other non-pension benefits to any Employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar law).

(h)            No Company Benefit Plan or CT Benefit Plan provides for any tax “gross-up” or similar “make-whole” payments.

(i)             Each Company Benefit Plan and, solely with respect to any Employee, each CT Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Benefit Plan or CT Benefit Plan to any Employee is, or to the Knowledge of the Seller Parties, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(j)             Neither the execution and delivery of this Agreement nor the consummation of the Transactions would reasonably be expected to, either alone or in combination with another event, (i) entitle any Employee to severance pay or any material increase in severance pay or (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Employee.

(k)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

3.10          Labor Matters.

(a)            Section 3.10(a) of the Seller Disclosure Letter sets forth a list of the Employees as of the Execution Date (as may be updated from time to time, the “Employee List”). The Employee List contains the following materially accurate information with respect to each Employee, as applicable, and which list may be anonymized, aggregated or redacted as required to comply with applicable Law: (i) name; (ii) job title (including whether full-time or part-time, if applicable); (iii) hire date; (iv) current annual base salary, hourly wage rate or contract fee; (v) current target annual cash bonus and commission opportunity, if applicable; (vi) employing entity; (vii) primary work location (city, state and country); (viii) their status as exempt or non-exempt; (ix) any visa or work permit status and the date of expiration, if applicable; and (x) whether active or on leave and if on leave, the date of expected return, if known.

(b)            Section 3.10(b) of the Seller Disclosure Letter contains a complete and accurate list of all of the independent contractors or consultants who are natural persons, temporary employees and leased employees employed or used by the Azstarys Entities and Corium Seller (solely to the extent related to the Business) (“Contingent Workers”) as of the Execution Date (the “Contingent Worker List”), showing for each Contingent Worker such individual’s role in the business, engaging or employing entity, date of engagement, work location (state and country), and fee or compensation arrangements.

(c)            As of the Execution Date, no Azstarys Entity nor any of their Affiliates (including Corium Seller) are a party to or bound by any collective bargaining agreement or other agreement with a labor union or like organization, the terms and conditions of employment of the Employees with any Azstarys Entity or their Affiliates (including Corium Seller) are not subject to any collective bargaining agreement or other agreement with a labor union or like organization, and to the Knowledge of the Seller Parties, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any Employees. There is no, and, since the Applicable Date, there has not been, any labor strike, picketing of any nature, organizational campaigns, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the Knowledge of the Seller Parties, threatened against or affecting any Azstarys Entity or, with respect to the Employees, any Affiliates (including Corium Seller). Since the Applicable Date, the Azstarys Entities and, with respect to Employees, their Affiliates (including Corium Seller) have not engaged in any unfair labor practice.

(d)            Each of the Azstarys Entities and Corium Seller are, and for the past three years have been, in compliance in all material respects with all applicable Laws respecting labor and employment matters, including fair employment practices (including equal employment opportunity laws), pay equity, restrictive covenants, terms and conditions of employment, the classification of independent contractors and employees, workers’ compensation, unemployment compensation, occupational safety and health, work authorization and immigration, affirmative action, employee privacy, plant closings, and wages and hours (including the payment of minimum wage and overtime). No Azstarys Entity nor Corium Seller is delinquent in any payments to any Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such Employees or Contingent Workers. No Azstarys Entity nor Corium Seller is liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees or Contingent Workers (other than routine payments to be made in the Ordinary Course of Business).

(e)            Currently and within the three years preceding the Execution Date, no Azstarys Entity nor Corium Seller is, and has not been involved in any way in, any form of litigation, governmental audit, governmental investigation, administrative agency proceeding, private dispute resolution procedure, or investigation of alleged employee misconduct, in each case with respect to employment or labor matters (including but not limited to allegations of employment discrimination, retaliation, noncompliance with wage and hour laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment, other unlawful harassment or unfair labor practices).

(f)            In the last three years, no Azstarys Entity nor Corium Seller has experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of the Azstarys Entities or Corium Seller or one or more facilities or operating units within any site of employment or facility of the Azstarys Entities or Corium Seller. During the ninety (90) day period preceding the date hereof, no Employee or Contingent Worker has suffered an “employment loss” as defined in the WARN Act with respect to the Azstarys Entities or Corium Seller.

(g)            In the last five years, no allegations of sexual harassment, other unlawful harassment, unlawful discrimination or retaliation have been made to any Azstarys Entity or Corium Seller against any Employee or Contingent Worker of any Azstarys Entity or Corium Seller.

3.11          Compliance with Laws; Licenses. Since the Applicable Date, the Azstarys Entities and the Business have been, and are being, conducted in compliance in all material respects with all applicable Laws, including with respect to any applicable Anti-Corruption Laws or Trade Laws. The Azstarys Entities have not received any written or, to the Knowledge of the Seller Parties, oral communication alleging any noncompliance with any such Laws that has not been cured as of the Execution Date, except as would not, individually or in the aggregate, reasonably be expected to be material to the Azstarys Entities or the Business. Each of the Azstarys Entities and Corium Seller (with respect to the Business) has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders (“Licenses”) issued or granted by a Governmental Entity necessary to conduct its business in accordance with all applicable Laws in all material respects. All Licenses are in full force and effect. The consummation of the Transactions will not cause the revocation or cancellation of any License that is material to the Azstarys Entities or the Business. No Azstarys Entity, nor any of their respective directors, officers or employees, has received any written or, to the Knowledge of the Seller Parties, oral notification from a Governmental Entity asserting that any Azstarys Entity is, or is under investigation for being, not in compliance with any material Licenses.

3.12          Material Contracts.

(a)            Section 3.12(a) of the Seller Disclosure Letter sets forth a correct and complete list of each of the following Contracts, except for any Company Benefit Plan, CT Benefit Plan or any Lease, (x) to which any Azstarys Entity is a party, (y) to which any Seller Party is a party with respect to the Business, or (z) by which the assets of the Business are bound as of the Execution Date (each, a “Material Contract”):

(i)            each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) that involves future payments, other residual Liability, performance or services or delivery of goods or materials to or by the Business of any amount or value reasonably expected to exceed $500,000 in any future 12-month period;

(ii)           relates to manufacturing, supply, sale, distribution, marketing, product release, development, research or clinical trials (including any real-world evidence evaluations), or continued market access of Azstarys and are material to the development, manufacture or commercialization of Azstarys;

(iii)          each Contract pursuant to which the Azstarys Entities are required to pay any outstanding milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercialization, manufacture, or other similar occurrences, developments, activities or events greater than $500,000;

(iv)          each Contract that contains covenants that (A) limit in any material respect the freedom of the Azstarys Entities or Corium Seller (solely to the extent related to the Business) to compete or engage in any line of business or any development program, therapeutic area or geographic area, or with respect to any class of products, or with any Person, (B) provide for the grant of any “most favored nation” or similar terms and conditions (including with respect to pricing) by the Azstarys Entities or Corium Seller (solely to the extent related to the Business), (C) provide for exclusivity obligations or otherwise limit the freedom or right of the Azstarys Entities or Corium Seller (solely to the extent related to the Business) to research, develop, sell, distribute or manufacture any products or services for any other Person, (D) provide for the purchase and supply of a minimum quantity of goods or services, or provide for the purchase and supply of all or substantially all of a certain type of good or service used by the Azstarys Entities or Corium Seller (solely to the extent related to the Business) from a single vendor and its Affiliates or (E) provide for a guarantee by the Azstarys Entities or Corium Seller (solely to the extent related to the Business) of availability of supply or services;

(v)          each Contract pursuant to which the Azstarys Entities or Corium Seller acquires, grants or receives a license (including any sublicense) to, grants or receives a covenant not to be sued with respect to, or grants or receives a waiver, release (including pursuant to a settlement agreement), or other right related to any Intellectual Property Rights, which Contract is material to (x) the Business or (y) the research, development, manufacture, commercialization or sale of Azstarys as currently conducted or planned to be conducted (in each case, other than (A) license agreements relating to commercially available off-the-shelf software and (B) non-exclusive agreements entered into in the Ordinary Course of Business);

(vi)          each Contract concerning the establishment or operation of a partnership, strategic alliance, joint venture, limited liability company or similar agreement or arrangement that is material to the Azstarys Entities or the Business, taken as a whole;

(vii)         each Contract relating to any acquisition (by merger, consolidation, acquisition of all or substantially all of the assets or otherwise) of any Person or any operating business or division thereof, that has been (x) entered into since the Applicable Date or (y) entered into at any time prior to the Execution Date pursuant to which there may be any earn-outs or deferred or contingent purchase price obligations of the Azstarys Entities or indemnification obligations of the Azstarys Entities that remain outstanding;

(viii)        each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Azstarys Entities could be required to, directly or indirectly, purchase, license, assign, transfer, sell, or otherwise dispose of, as applicable, any securities, capital stock or other interests, assets or business of any Person reasonably expected to result in payments with a value in excess of $100,000 in the aggregate;

(ix)          each Contract that prohibits the payment of dividends or distributions in respect of the Interests, the pledging of the Interests or the incurrence of indebtedness by the Azstarys Entities;

(x)           each Contract obligating the Azstarys Entities or Corium Seller (solely to the extent related to the Business) to purchase or otherwise obtain any product or service exclusively from a single third party or granting any third party the exclusive right to develop, market, sell or distribute the Azstarys Entities’ products or services;

(xi)          each Contract for the conduct of research and development activities or clinical trials (including any Contract with a contract research organization) on behalf of the Azstarys Entities, or otherwise involving the development of any Intellectual Property Rights that are material to the research, development, manufacture, commercialization, or sale of Azstarys as currently conducted or planned to be conducted), on behalf or at the request of the Azstarys Entities;

(xii)         each Contract of the Azstarys Entities creating indebtedness for borrowed money in amounts (A) in excess of $1,000,000 individually or (B) in excess of $5,000,000 in the aggregate or guaranteeing any such obligations in excess of such amounts;

(xiii)        each Contract creating or granting a material Lien on any assets of the Azstarys Entities or Corium Seller as it relates to the Business;

(xiv)        each Contract with the Exclusive Distributor or a Material Supplier;

(xv)         each Contract involving a remaining commitment in respect of the Business to pay any single capital expenditure in excess of $500,000 or series of capital expenditures in excess of $1,000,000 in the aggregate;

(xvi)        any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, reseller, co-marketing or co-promotion Contract;

(xvii)       any collective bargaining agreement or other collective agreement which covers, or purports to cover, any Employees or Contingent Workers;

(xviii)      any Contract, including any subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, change order or other commitment, with any Governmental Entity in excess of $500,000; and

(xix)         any Contract involving any resolution or settlement of any actual or threatened Actions with a value in excess of $1,000,000 or that provides for any injunctive or other non-monetary obligations (other than customary confidentiality, release and non-disparagement obligations).

(b)            The Seller Parties have made available to Buyer correct and complete copies of each Material Contract. Except for expirations in the Ordinary Course of Business and in accordance with the terms of such Material Contract, each Material Contract is valid, binding and enforceable against the Azstarys Entities, or against the Seller Parties or its Affiliates (including Corium Seller), as applicable, and, to the Knowledge of the Seller Parties, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to be material to the Azstarys Entities or the Business. There is no breach or violation of, or default under, any such Material Contract by the Azstarys Entities, or the Seller Parties or their Affiliates, as applicable, and no event has occurred that, with or without the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Azstarys Entities, or the Seller Parties or their Affiliates, as applicable, or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, and, to the Knowledge of the Seller Parties, no counterparty to any Material Contract is in breach or violation thereof, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Azstarys Entities or the Business.

3.13          Real Property.

(a)            No Azstarys Entity owns any real property.

(b)            Section 3.13(b) of the Seller Disclosure Letter sets forth a correct and complete list of all real property leased or subleased to the Azstarys Entities (collectively, the “Leased Real Property”) and a list of all leases (the “Leases”) entered into by the Azstarys Entities with respect to the Leased Real Property. The Azstarys Entities, as applicable, have a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens, and (ii)  there exists no breach or event of default on the part of the Azstarys Entities under the Leases.

3.14          Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be expected to be material to the Azstarys Entities or the Business, (a) the Azstarys Entities have complied at all times with all applicable Environmental Laws and are in possession of and in compliance with and have been in possession of and in compliance with, all Licenses required for the operation of the Business pursuant to applicable Environmental Laws, (b) the Azstarys Entities are not subject to Liability for any Hazardous Substance disposal or contamination on any third-party property now or formerly operated in connection with the Business (c) no Azstarys Entity has been associated with any release or threat of release of any Hazardous Substance (d) no Azstarys Entity has received any notice, demand, letter, claim or request for information alleging that any Azstarys Entity may be in violation of or subject to Liability under any Environmental Law which has not been resolved (f) no Azstarys Entity is subject to any Order or any indemnity or other agreement with any third party relating to Liability under any Environmental Law or relating to Hazardous Substances and (g) there are no other circumstances or conditions involving the Azstarys Entities that would, individually or in the aggregate, reasonably be expected to result in any claim, Liability, investigation, cost or restriction on the ownership, use or transfer of any property pursuant to any Environmental Law.

3.15          Taxes.

(a)            The Azstarys Entities have (A) prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by it with the appropriate Tax authority and all such filed Tax Returns are complete and accurate in all material respects; (B) paid all income and other material Taxes that are required to be paid (whether or not shown on any Tax Returns) except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP or the analogous Swiss rules, as applicable; (C) withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, creditor, independent contractor or third party (each as determined for Tax purposes) and (D) not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (except for customary and automatically granted extension of time within which to file Tax Returns).

(b)            No deficiency with respect to any material Taxes has been proposed, asserted or assessed against the Azstarys Entities and there are no Actions pending or threatened regarding any material Taxes of the Azstarys Entities as of the Execution Date.

(c)            No Azstarys Entity has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or the Company Subsidiary, as applicable, were required to file any Tax Return that was not filed.

(d)            There are no Liens for Taxes (except for Permitted Liens) on any of the assets of the Azstarys Entities.

(e)            No Azstarys Entity is a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than customary commercial contracts not primarily related to Taxes).

(f)             No Azstarys Entity has (A) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law).

(g)            No Azstarys Entity will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any closing agreement, installment sale or open transaction on or prior to the Closing Date, (B) any accounting method change or agreement with any Tax authority or (C) any prepaid amount received on or prior to the Closing Date.

(h)            No Azstarys Entity is subject to any private letter ruling or closing agreement of the IRS or comparable rulings of any other Tax authority. No Azstarys Entity has submitted a request for a private letter ruling, a request for administrative relief, a request for a change of any method of accounting, or any other request that is pending with any Tax authority.

(i)             No Azstarys Entity has engaged in any “listed transactions” as defined in Treasury Regulations Section 1.6011-4.

(j)             No Azstarys Entity is the beneficiary of any Tax holiday or other Tax incentive agreement or order granted by any Tax authority.

(k)            The Company is, and has always been since its formation, an entity disregarded from its owner for U.S. federal income tax purposes and the Company Subsidiary is, and always has been since its formation, a corporation for U.S. federal income tax purposes.

3.16          Intellectual Property

(a)            Section 3.16(a) of the Seller Disclosure Letter contains a complete and accurate list, as of the Execution Date, of all Company Intellectual Property that is Registered (together, “Registered Company Intellectual Property”), specifying as to each the type of each such right, any jurisdiction that has issued a registration with respect thereto or in which an application for such a registration is pending, and any applicable registration or application number. All Registered Company Intellectual Property rights are subsisting, no such rights have, lapsed, expired, been invalidated, or been abandoned (including as a result of failure to pay the necessary renewal or maintenance fees) prior to the end of the applicable term of such Registered Company Intellectual Property rights, and all Registered Company Intellectual Property that are pending applications are pending and in good standing, except where the Azstarys Entities have made a reasonable business decision to not maintain such rights, and all such rights are valid and enforceable. The Seller Parties have made all necessary filings and paid all necessary registration, maintenance, annuity fees and renewal fees to maintain the Registered Company Intellectual Property rights, except where the Azstarys Entities have made a reasonable business decision to not maintain such Intellectual Property Right. With respect to the Registered Company Intellectual Property, the Azstarys Entities have complied with all legal requirements applicable to post filing and post registration maintenance (including the timely post registration filing of affidavits of use and incontestability and renewal applications with respect to trademarks), and all necessary documents required for such compliance have been filed. In connection with the Registered Company Intellectual Property, there is no adverse action or legal proceeding pending or, to the Knowledge of the Seller Parties, threatened by or before the Governmental Entity in which the registrations or applications are issued or filed and no Azstarys Entity has received any notice of abandonment or cancellation of any Registered Company Intellectual Property. No loss or expiration of any Registered Company Intellectual Property is pending, reasonably foreseeable or, to the Knowledge of the Seller Parties, threatened, except (i) for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Azstarys Entities, including failure by the Azstarys Entities to pay any required maintenance or annuity fees), or (ii) where the Azstarys Entities have made a reasonable business decision to not maintain such rights.

(b)            The Azstarys Entities solely own all Company Intellectual Property, free and clear of Liens other than Permitted Liens. Except as set forth in Section 3.16(b) of the Seller Disclosure Letter no Azstarys Entity has granted or transferred (or is obligated to grant or transfer) to any Person (including any option, right of first refusal, right of first negotiation, or similar right with respect thereto), or has permitted any Person to retain, any ownership interest, including any joint ownership interest, in any Intellectual Property Rights material to the research, development, manufacture, commercialization or sale of Azstarys that was Company Intellectual Property at the time of such transfer or permission.

(c)            The Azstarys Entities own or have the valid and enforceable license or rights to use, and immediately following the Closing, will continue to own or have such license or right to use, all Intellectual Property Rights used in or necessary for, the conduct of their Businesses as currently conducted or that the Azstarys Entities currently contemplate to be conducted. This Section 3.16(c) is not, and shall not, be construed as, a representation or warranty regarding non-infringement, misappropriation or other violation by the Azstarys Entities of the Intellectual Property Rights of other Persons, which is solely addressed in Section 3.16(d).

(d)            The conduct and operation of the Business as currently conducted or that the Azstarys Entities currently contemplate to be conducted, do not infringe, misappropriate, or otherwise violate, and since the Applicable Date, have not infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person. The Seller Parties do not have any Knowledge of any information that supports that such infringement, misappropriation, or otherwise violation may reasonably have occurred since the Applicable Date, or may reasonably occur, as a result of the commercial sale of any of the current products of the Azstarys Entities being sold or developed by the Azstarys Entities. Since the Applicable Date, no Azstarys Entity has received written or, to the Knowledge of the Seller Parties, oral notice, claim, demand, cease-and-desist letter, invitation to license, or other communication containing any such allegations. There is no Action pending or threatened against the Azstarys Entities, alleging that the conduct of the Business, or the exploitation of the Company Intellectual Property or, to the Knowledge of the Seller Parties and within the scope of the Business, Company Licensed Intellectual Property, infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any Person. There is no investigation or inquiry by any Governmental Entity relating to the importation, distribution or sale of goods alleged to be infringing, misappropriating or otherwise violating any Intellectual Property Rights of any Person. No Azstarys Entity is subject to any settlement, order, or restriction limiting its use of Intellectual Property Rights of any Person in the conduct of the Business.

(e)            To the Knowledge of the Seller Parties, (i) no Person is infringing, misappropriating or otherwise violating, and since the Applicable Date, has not infringed, misappropriated or otherwise violated any Company Intellectual Property or, within the scope of the Business, Company Licensed Intellectual Property exclusively licensed to the Azstarys Entities, (ii) since the Applicable Date, no such claims have been made against any Person by the Azstarys Entities or owner of any Company Licensed Intellectual Property exclusively licensed to the Azstarys Entities within the scope of the Business, and (iii) no Azstarys Entity is party to any Action relating to any such infringement, misappropriation or violation. No Azstarys Entity has received any written notice or certification pursuant to 21 U.S.C. § 355(j)(2)(A)(vii)(IV) or 21 U.S.C. § 355(b)(2)(A)(iv) of the FDCA (a “Paragraph IV Certification”) or any other written notice or communication from any Person indicating that an Abbreviated New Drug Application under Section 505(j) of the FDCA (“ANDA”) or an application under Section 505(b)(2) of the FDCA has been filed containing a Paragraph IV Certification with respect to any Registered Company Intellectual Property listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”) for Azstarys. There is no pending or, to the Knowledge of the Seller Parties, threatened Action against an Azstarys Entity arising under 35 U.S.C. § 271(e)(2) or otherwise relating to or arising out of any Paragraph IV Certification alleging invalidity, unenforceability, and/or non-infringement of any Orange Book-listed Registered Company Intellectual Property for Azstarys. All Registered Company Intellectual Property required to be listed in the Orange Book with respect to Azstarys have been timely and properly submitted to the FDA for listing, and, to the Knowledge of Seller, the Orange Book listings for Azstarys are complete and accurate in all material respects.

(f)            The Seller Parties and their Affiliates have taken reasonable measures consistent with industry standards and applicable Law to protect the value and confidentiality of the Trade Secrets owned, held for use or otherwise used by the Azstarys Entities in the Business. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Azstarys Entities, taken as a whole, no such Trade Secrets have been disclosed by the Seller Parties or their Affiliates to any Person other than those subject to confidentiality obligations. The Azstarys Entities have, and enforce, a policy requiring each employee and contractor or other Person that has access to any Trade Secrets to execute a confidentiality agreement that obligates such Person to maintain the confidentiality thereof. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Azstarys Entities, taken as a whole, the Azstarys Entities have restricted, and continues to restrict, access to such Trade Secrets solely to those employees, consultants, contractors, and other Persons who have a bona fide need to know such information in connection with the performance of their duties to the Azstarys Entities. The Azstarys Entities have maintained, and continue to maintain, commercially reasonable administrative, technical, and physical safeguards designed to prevent unauthorized access to or disclosure of such Trade Secrets.

(g)            Each current and former employee, consultant, or contractor of the Azstarys Entities who has made a contribution to the conception, development creation, or reduction to practice of any Intellectual Property Rights for or on behalf of the Azstarys Entities has signed a valid and enforceable agreement with the Azstarys Entities that (i) provides that such Intellectual Property Rights constitute a “work made for hire” to the fullest extent permitted by applicable Law, and to the extent not deemed a work made for hire, irrevocably assigns (pursuant to a present-tense assignment) to the Azstarys Entities all right, title and interest therein, (ii) contains confidentiality obligations, and (iii) includes a waiver of moral rights to the extent permitted by Law. The Azstarys Entities have obtained valid assignments of all such Intellectual Property Rights from each Person in the chain of title. No current or former employee, consultant, contractor or other Person retains any ownership or other rights therein or has asserted or, to the Knowledge of the Seller Parties, threatened any claim inconsistent with the exclusive ownership of the Azstarys Entities of such Intellectual Property Rights.

(h)            Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions, no Azstarys Entity is party to any Contract which, as a result of the consummation of the transactions contemplated by this Agreement, would result in the grant of (or requirement to grant) any license, covenant not to assert, release, agreement not to enforce or prosecute, or other right or immunity to or under any Company Intellectual Property or Company Licensed Intellectual Property that is exclusively licensed to the Azstarys Entities, to any third party.

(i)             No funding, facilities, or resources of any Governmental Entity or any university, college, or other educational institution or research center (excluding revenue pursuant to services and licenses with third parties in the Ordinary Course of Business) was or is used in the creation or development of any Company Intellectual Property under terms that grants to any Governmental Entity, university, college, or educational institution or research center any ownership or other rights to such Company Intellectual Property.

(j)             As of the date hereof, neither Zevra Therapeutics, Inc. nor any of its Affiliates owns (i) any Patents that claim Azstarys, or (ii) any material Regulatory Documentation or Know-How reasonably necessary for the development or commercialization of Azstarys as currently conducted by the Company and the Company Subsidiary.

(k)            Notwithstanding any other representations and warranties made by the Seller Parties in this Agreement, the representations and warranties in this Section 3.16 and Section 3.12 are the only representations and warranties made by the Seller Parties in this Agreement with respect to Intellectual Property Rights.

3.17          Privacy and Cybersecurity.

(a)            Since the Applicable Date, the Azstarys Entities have been in compliance in all material respects with any and all: (i) applicable Privacy Laws; (ii) policies, statements and contractual obligations which the Azstarys Entities are subject to or bound by, and (iii) all applicable industry standards to which the Azstarys Entities are bound, in each case of (i) – (iii), relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information (collectively, the “Privacy Requirements”). Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Azstarys Entities, taken as a whole, the Azstarys Entities (x) have not received any written or, to the Knowledge of the Azstarys Entities and/or the Seller Parties, oral notice, letter or complaint alleging, or providing notice of any investigation concerning, any noncompliance with any Privacy Requirements, and (y) have all consents necessary to process all Personal Information in the conduct of the Business.

(b)            Commave Seller has, within the scope of the Business, implemented commercially reasonable organizational, physical, administrative, and technical measures, including as required by the Privacy Requirements and as consistent with standards prudent in the industry in which they operate (i) to protect the integrity, security, and operations of all Company IT Assets, and (ii) to protect all Personal Information and all other data owned, controlled, or stored by the Azstarys Entities from and against data Security Incidents or other unauthorized use. Commave Seller has, within the scope of the Business, implemented reasonable procedures and/or contracted with a third-party service provider to implement reasonable procedures, in each case satisfying the applicable Privacy Requirements to detect data Security Incidents and protect Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.

(c)            The Commave Seller has, within the scope of the Business: (i) regularly conducted vulnerability testing, risk assessments, and external audits of, and track Security Incidents related to, the Company IT Assets (collectively, “Information Security Reviews”); (ii) timely corrected any high or critical vulnerabilities (or other vulnerabilities with substantially equivalent severity designations) identified in such Information Security Reviews; and (iii) timely installed software security patches and other fixes to identified material technical information security vulnerabilities. The Azstarys Entities provide their respective employees with regular training on privacy and data security matters, consistent with accepted industry practices.

(d)            Since the Applicable Date, there have been no Security Incidents, data breaches, ransomware incidents, or other similar adverse events affecting any Company IT Assets or Personal Information, within the scope of the Business relating to the Azstarys Entities.

(e)            The consummation of any of the transactions contemplated hereby or thereby will not violate any applicable Privacy Requirements as they currently exist, or as they existed at any time during which any of the Personal Information was collected or obtained.

3.18          Compliance with Healthcare Laws.

(a)            As of the Execution Date and since the Healthcare Applicable Date, there are no actual or, to the Knowledge of the Seller Parties, threatened enforcement actions by a Regulatory Agency pending against the Azstarys Entities and Corium Seller (to the extent related to the Business). Since the Healthcare Applicable Date, the Azstarys Entities and Corium Seller (to the extent related to the Business), have not received written or, to the Knowledge of the Seller Parties, oral notice of any pending or threatened Action or other adverse action by a Regulatory Agency against the Azstarys Entities or Corium Seller (to the extent related to the Business).

(b)            Since the Healthcare Applicable Date, all material applications, reports, documents, claims, submissions, and notices required to be filed, maintained, or furnished to a Regulatory Agency by the Azstarys Entities and Corium Seller (to the extent related to the Business) have been so filed, maintained or furnished. All such material applications, reports, documents, claims, submissions, and notices were timely filed and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). The Seller has delivered or made available to Buyer (i) a complete and correct copy of each Investigational New Drug application or clinical trial application (“IND”) and approved New Drug Application or marketing authorization (“NDA”) sponsored and presently held by the Azstarys Entities or Corium Seller (solely to the extent related to the Business) with respect to each biopharmaceutical product, including all supplements and amendments thereto, (ii) copies of all preclinical study and clinical study reports under such INDs and (iii) all material correspondence to or from the Seller, the Azstarys Entities and any Regulatory Agency with respect to such INDs and NDAs.

(c)            The Azstarys Entities and Corium Seller (to the extent related to the Business) are, and at all times since the Healthcare Applicable Date have been, in compliance in all material respects with applicable Healthcare Laws. As of the Execution Date, there is no civil, criminal, administrative, or other Action, subpoena, demand, hearing, written notice or demand pending, received by or, to the Knowledge of the Seller Parties, threatened against the Azstarys Entities or Corium Seller (with respect to the Business) related to such Healthcare Laws.

(d)            Since the Healthcare Applicable Date, all preclinical and nonclinical studies and clinical investigations or clinical trials that have or are being conducted by or on behalf of the Azstarys Entities and Corium Seller in respect of Azstarys or any other Azstarys Entity IND, including any for submission to a Regulatory Agency, have been and are being conducted in compliance in all material respects with applicable study protocols and Healthcare Laws, rules and regulations, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices. Since the Healthcare Applicable Date, no preclinical, nonclinical, or clinical studies conducted by or on behalf of the Azstarys Entities, or otherwise involving Azstarys or a Azstarys Entity IND, have been placed on clinical hold or terminated or suspended prior to completion. Since the Healthcare Applicable Date, no Azstarys Entity nor Corium Seller has received any notice, correspondence or other communication from a Regulatory Agency or any other Governmental Entity or clinical investigator requiring the termination, suspension or material modification of any ongoing clinical studies conducted by or on behalf of the Azstarys Entities or otherwise involving Azstarys or a Azstarys Entity IND. None of the Seller Parties or the Azstarys Entities have been or are subject to any pending inquiry into disqualification, suspension or other restriction from participation in preclinical studies or clinical trials and, to the Knowledge of the Seller Parties, none of their contractors or agents who performed work in connection with the preclinical studies or clinical trials was subject to disqualification, suspension or other restriction that would have prevented their participation in preclinical studies or clinical trials for activities conducted with respect to Azstarys or an Azstarys Entity IND.

(e)            Since the Healthcare Applicable Date, the development, testing, manufacturing, processing, packaging, labeling, import, export, advertising, promotion, distribution, storage, marketing, commercialization and sale, as applicable, of Azstarys have been and are being conducted in compliance in all material respects with all applicable Healthcare Laws, including the applicable requirements of Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices.

(f)             Since the Healthcare Applicable Date, there have been no recalls, field notifications, field alerts, market withdrawals or replacements, “dear doctor” letters, investigator notices, IND safety reports, serious adverse event reports or other notices of action relating to a safety concern or alleged lack of regulatory compliance of Azstarys or any other biopharmaceutical product of the Azstarys Entities or Corium Seller (to the extent related to the Business).

(g)            Since the Healthcare Applicable Date, (i) all necessary procurement and manufacturing quotas issued by DEA for the purchase, formulation and manufacture of Azstarys have been obtained, and to the Knowledge of the Seller Parties, no such procurement and manufacturing quota restrictions are reasonably likely to result in a material manufacturing interruption or material reduction or suspension in the manufacture or timely delivery of Azstarys and (ii) except in the Ordinary Course of Business, no purchase orders have been canceled or adjusted due to supply chain shortages or material manufacturing interruptions or procurement and manufacturing quota restrictions.

(h)            Since the Healthcare Applicable Date, no Azstarys Entity nor Corium Seller (to the extent related to the Business) has had any manufacturing site (whether Company-owned or that of a contracted third party) subject to a Governmental Entity consent decree, shutdown or import or export prohibition. Since the Healthcare Applicable Date, no Azstarys Entity nor Corium Seller (to the extent related to the Business), or other third parties contracted for manufacturing, packaging, labeling, supply, distribution, storage, import, and export on behalf of the Company has received any FDA Form 483 or other written notice of material inspectional observations, warning letters, untitled letters, written requests to make material changes to its manufacturing or distribution process, procedures or operations, or other indications that the Azstarys Entities, Corium Seller (to the extent related to the Business) or, to the Knowledge of the Seller Parties, any of their contracted third parties have failed to comply in any material respect with Good Manufacturing Practices or other Healthcare Laws.

(i)             The Seller Parties have made available to Buyer true and correct summary reports regarding product complaints and notices of alleged defect or adverse reaction with respect to Azstarys or Azstarys Entity biopharmaceutical products or INDs that have been received in writing by the Azstarys Entities, Corium Seller (to the extent related to the Business), or, to the Knowledge of the Seller Parties, any of their contracted third parties, from any Governmental Entity or other third party since the Applicable Date.

(j)             Since the Applicable Date, neither Commave Seller, the Azstarys Entities, Corium Seller (with respect to the Business) nor, any of their respective officers, employees, agents or clinical investigators acting in such capacity has (i) made an untrue statement of a material fact or fraudulent statement to any Regulatory Agency or comparable Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to a Regulatory Agency or any comparable Governmental Entity,(iii) committed any other act, made any statement or failed to make any statement, that, in any such case, would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), (iv) is or has had a civil monetary penalty assessed against it, him or her under 42 U.S.C. §1320a-7a. No Azstarys Entity, Corium Seller (with respect to the Business) nor any of their respective officers, directors, employees, agents or, to the Knowledge of the Seller Parties, contractors, has been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law. No Actions that would reasonably be expected to result in such a debarment or exclusion are pending or, to the Knowledge of the Seller Parties, threatened against the Azstarys Entities, Corium Seller (with respect to the Business) or any of their respective officers, directors employees, agents or, to the Knowledge of the Seller Parties, contractors.

3.19          Healthcare Regulatory Compliance.

(a)            Since the Healthcare Applicable Date, no Azstarys Entity nor Corium Seller (with respect to the Business) has engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities including through telehealth, digital health tools, or patient-facing online platforms sponsored or operated, or formerly sponsored or operated, by the Azstarys Entities or Corium Seller (with respect to the Business). The Azstarys Entities’ and Corium Seller’s relationships with Healthcare Professionals (with respect to the Business) are structured in compliance with Healthcare Laws.

(b)            Corium Seller (with respect to the Business) has implemented a compliance program that conforms to and promotes compliance with applicable Healthcare Laws and industry standards. No Azstarys Entity has received any written or, to the Knowledge of the Seller Parties, oral complaints or complaints through its telephonic hotlines from employees, contractors, vendors, or any other person involving allegations that the Azstarys Entities, Corium Seller (with respect to the Business) or their owners, officers, directors, managers, employees, independent contractors, or agents have violated Healthcare Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to the Azstarys Entities or the Business.

(c)            The Azstarys Entities and Corium Seller (with respect to the Business) have not offered, paid, solicited, or received any remuneration, directly or indirectly, to induce or reward the referral, prescribing, dispensing, purchase, or reimbursement of its products in violation of Healthcare Laws, and each of their arrangements with HUB service providers, manufacturers, distributors, patient assistance programs, copay support programs, and independent charitable patient assistance foundations have been structured and administered in compliance with Healthcare Laws.

(d)            Since the Healthcare Applicable Date, no Person has filed any action against the Azstarys Entities or Corium Seller (with respect to the Business) under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(e)            Since the Healthcare Applicable Date, all applications, notifications, submissions, information, claims, reports and data utilized by the Azstarys Entities and Corium Seller (with respect to the Business) as the basis for, or submitted by or on behalf of the Azstarys Entities and Corium Seller (with respect to the Business) in connection with, any and all: (i) government price reports, including those associated with the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), the 340B Program (42 U.S.C. § 256b) and the Department of Veterans Affairs Drug Price reporting program (38 U.S.C. § 8126) and (ii) requests for the Company Permits, when submitted to the applicable Governmental Entity, were true and correct in all material respects as of the date of submission (or were corrected by subsequent submission), and any material updates, changes, corrections, modifications or restatements to such government price reports, applications, notifications, submissions, information, claims, reports and data required under applicable Laws, including Health Care Laws, have been submitted to the relevant Governmental Entity and there are no outstanding fees or penalties associated with any of these programs.

3.20          Product Liability. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no design defect, nor any failure to warn, nor any breach of any guarantee, warranty, or indemnity with respect to any products now or previously developed, manufactured, distributed or delivered by Seller Parties, the Azstarys Entities, or Corium Seller (with respect to the Business). There are no Actions pending or, to the Knowledge of the Seller Parties, threatened against Commave Seller or its Subsidiaries alleging that the Azstarys Entities or Corium Seller (with respect to the Business) has any material liability (whether in negligence, breach of warranty, strict liability, failure to warn or otherwise) arising out of or relating to any claimed injury or damage to individuals or property as a result of the use of any such products.

3.21          Inventory.

(a)            The inventory of the Business (i) is saleable and merchantable in the Ordinary Course of Business, (ii) was produced or manufactured in accordance in all material respects with all applicable specifications for Azstarys and in compliance in all material respects with applicable Healthcare Laws and (iii) is not adulterated or misbranded within the meaning of any applicable Healthcare Laws.

(b)            To the extent that the inventory contains raw materials and work-in-process, such raw materials and work-in-process have been manufactured, handled, maintained, transferred, shipped, packaged and stored at all times in accordance in all material respects with all applicable specifications including as set forth in any third party manufacturing agreements containing Azstarys specifications, and in compliance in all material respects with Good Manufacturing Practices and applicable Healthcare Laws.

(c)            The finished goods included in the inventory (i) are not obsolete, expired or on-hold and have, as of the Execution Date, and (ii) have a remaining shelf life of at least 6 months.

(d)            Since the Applicable Date, other than in the Ordinary Course of Business, no Azstarys Entity nor Corium Seller (solely to the extent related to the Business) have (i) materially altered its activities and practices with respect to inventory levels of Azstarys maintained at the wholesale, chain or institutional levels, or (ii) shipped or sold Azstarys in quantities that were not materially consistent with orders, or engaged in “channel stuffing” of Azstarys.

3.22          Insurance. Section 3.22 of the Seller Disclosure Letter sets forth a correct and complete list of all insurance policies maintained by or on behalf of the Azstarys Entities or otherwise relating to the Business (“Insurance Policies”). As of the Execution Date, there are no outstanding claims under any Insurance Policy. The Seller Parties have made available to Buyer true and correct copies of the Insurance Policies. All Insurance Policies are, in the reasonable judgement of the Seller Parties, with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the Business and are in character and amount sufficient for compliance with all applicable legal requirements and at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar risks in all material respects. Each Insurance Policy is in full force and effect, subject to the Bankruptcy and Equity Exception, there are not material defaults under any Insurance Policies and all premiums due with respect to all Insurance Policies have been paid. The Company has not had any self-insurance or co-insurance program.

3.23          Sufficiency of Assets. At the Closing, after giving effect to the Pre-Closing Reorganization and taking into account any services provided under the Transition Services Agreement, the Azstarys Entities will own or have the right to use (including by means of rights to use pursuant to licenses, leases or other Contracts) all of the assets, properties and rights that are used or held for use in connection with, and that are necessary to conduct the Business immediately following the Closing in all material respects as the Business is currently being conducted by the Seller Parties and their Affiliates as of the Execution Date.

3.24          Anti-Corruption Laws; Trade Control Laws.

(a)            In the past five years, no Azstarys Entity, Corium Seller (as it relates to the Business), any of their respective officers, directors or, to the Knowledge of the Seller Parties, any of their respective employees or agents has taken or failed to take any action that would cause any Azstarys Entity or Corium Seller (as it relates to the Business to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, or any other applicable anti-corruption, anti-bribery or anti-kickback law or regulation (the “Anti-Corruption Laws”), except as would not, individually or in the aggregate, reasonably be expected to be material to the Azstarys Entities or the Business.

(b)            No Azstarys Entity nor Corium Seller (as it relates to the Business) has in the past five years undergone or is undergoing any audit, review, inspection, investigation, survey or examination by a Governmental Entity relating to Anti-Corruption Laws. In the past five years, the Azstarys Entities and Corium Seller (as it relates to the Business) have maintained systems of internal controls reasonably designed to promote the fair and accurate reflection within such Person’s books and records, in all material respects, all transactions and dispositions of funds and assets.

(c)            Each of the Azstarys Entities and Corium Seller (as it relates to the Business) is and, in the past five years, has been in compliance with all applicable export control, import, customs, and economic and trade sanctions laws, regulations, statutes and orders, including the Export Administration Regulations, the regulations administered by U.S. Customs and Border Protection and the sanctions regulations administered by the U.S. Department of the Treasury and U.S. Department of State (the “Trade Laws”) in all material respects. There are no pending or, to the Knowledge of the Seller Parties, threatened claims against any of the Azstarys Entities or Corium Seller (as it relates to the Business), nor any actions, conditions, facts or circumstances that would reasonably be expected to give rise to any material future claims, with respect to the Trade Laws.

3.25          Top Customers and Suppliers.

(a)            Section 3.25(a) of the Seller Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of the top ten third-party customers (by revenue on an aggregate basis) of the Exclusive Distributor Agreement as related to the Business, taken as a whole, for the 12-month period prior to December 31, 2025 (collectively, the “Material Customers”). During the last 12 months, neither Commave Seller nor any of its Subsidiaries has received any written or, to the Knowledge of the Seller Parties, oral notice from the Exclusive Distributor indicating that the Exclusive Distributor intends to cancel, terminate or otherwise adversely modify in any material respect its relationship with the Business, including any materially adverse change to the volume, frequency or terms of business.

(b)            Section 3.25(b) of the Seller Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of the top 10 third-party suppliers and service providers with respect to producing and commercializing Azstarys (based on consideration paid to each third-party supplier and service provider) of the Business, taken as a whole, for the 12-month period prior to December 31, 2025, but excluding those third-party suppliers and service providers primarily engaged to provide supplies or services in connection with Adlarity (collectively, the “Material Suppliers”). During the last 12 months, neither Commave Seller nor any of its Subsidiaries has received any written or, to the Knowledge of the Seller Parties, oral notice from an individual at such Material Supplier with decision-making authority with respect thereto indicating that it intends to cancel, terminate or otherwise adversely modify in any material respect its relationship with the Business, including any materially adverse change to the volume, frequency or terms of business, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

3.26          Related Party Transactions. As of the Execution Date, no Related Party (a) has either directly or indirectly, a material interest in any Person (other than publicly traded securities) which purchases from or sells, licenses or furnishes to the Azstarys Entities or Corium Seller (as it relates to the Business) any material goods, property, technology, Intellectual Property Rights or other property rights, or (b) is party to a Material Contract (other than employment Contracts entered into in the Ordinary Course of Business). To the Knowledge of the Seller Parties, no Related Party (i) has initiated or threatened to bring any Action against the Azstarys Entities and Corium Seller (as it relates to the Business), (ii) owes any amount of Indebtedness to, or is owed any amount of Indebtedness by, the Azstarys Entities and Corium Seller (as it relates to the Business) (other than with respect to a Related Party who is an officer or director of the Seller Parties or any Subsidiary or Affiliate thereof, wages payable or expense reimbursements owed in the Ordinary Course of Business) or (iii) has engaged in any non-ordinary course transaction with the Azstarys Entities and Corium Seller (as it relates to the Business).

3.27          Brokers and Finders

. No Azstarys Entity, nor any of their respective directors or officers, as applicable, has employed any investment banker, broker or finder or incurred or will incur any Liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions, except that Commave Seller has employed Centerview Partners LLC as its financial advisor in connection with the Transactions.

3.28          No Other Representations or Warranties.

(a)            Except for the representations and warranties expressly set forth in ARTICLE II or this ARTICLE III and in the Seller Disclosure Letter, no Seller Party nor any other Person makes (and each Seller Party, on behalf of itself, the Company, their respective Subsidiaries and their respective Affiliates hereby disclaim) any other express or implied representation or warranty with respect to the Azstarys Entities or Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement and the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer or any of its Subsidiaries or their respective Affiliates in connection with the Transactions.

(b)            The Seller Parties acknowledge and agrees that, except for the representations and warranties expressly set forth in ARTICLE IV of this Agreement, neither Buyer nor any other Person has made any express or implied representation or warranty with respect to the Transactions or any other transaction contemplated by this Agreement (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) and the Seller Parties have not relied on any representation or warranty other than those expressly set forth in ARTICLE IV of this Agreement; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 3.28(b), nothing in this Section 3.28(b) shall limit the Seller Parties’ remedies with respect to claims of Fraud or intentional breach in connection with, arising out of or otherwise related to the express written representations and warranties made by Buyer in this Agreement.

ARTICLE IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

4.1            Organization, Good Standing and Qualification. Buyer (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

4.2            Authority; Approval. Buyer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. This Agreement has been and each of the Ancillary Agreements will be at the Closing, duly executed and delivered by Buyer and, when executed and delivered by the Seller Parties, will constitute a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote of holders of capital stock or other securities of Buyer is necessary to approve this Agreement and the Transactions.

4.3            Governmental Filings; No Violations; Certain Contracts.

(a)            No expirations of waiting periods under applicable Antitrust Laws are required and no notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer or the consummation of the Transactions, other than (i) the HSR Clearance, (ii) as may be required under applicable securities laws, and (iii) those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b)            The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of, or default (with or without notice, lapse of time or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any of the assets of Buyer under any provision of (i) the certificate of incorporation, by-laws or comparable governing documents of Buyer or its Affiliates, (ii) any material Contract binding upon Buyer or its Affiliates or (iii) assuming (solely with respect to performance of this Agreement and the Ancillary Agreements and consummation of the Transactions) compliance with the matters referred to in Section 4.3(a), any Law to which Buyer or its Affiliates are subject, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

4.4            Litigation. As of the Execution Date, there are no Actions pending or threatened against Buyer that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions. Buyer is not a party to or subject to the provisions of any Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

4.5            Available Funds. Buyer has cash on hand or existing credit facilities of immediately available funds sufficient to enable it to consummate the Transactions and satisfy all of its obligations under this Agreement when required to do so pursuant to the terms hereof.

4.6            Solvency.

(a)            Buyer is not entering into this Agreement or the Transactions with the intent to hinder, delay or defraud either present or future creditors.

(b)            After giving effect to the Transactions, at and immediately after the Closing, Buyer (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its existing debts as they mature or become due), (ii) will have adequate capital and liquidity with which to engage in its businesses and (iii) will not have incurred beyond its ability to pay as they mature or become due.

4.7            Investment Intent. Buyer is acquiring the Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Interests will not be registered as of the Closing under the Securities Act of 1933, any state securities Laws or any other applicable securities Laws, and that the Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933 or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations and any other applicable securities Laws, as applicable.

4.8            Brokers and Finders. Neither Buyer nor any of its Subsidiaries, nor any of their respective directors or employees (including any officers) has employed any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

4.9            Access and Information. Buyer and each of its Representatives (a) have had reasonable access to and the opportunity to review all of the documents in the Virtual Data Room and (b) have been afforded reasonable access to the books and records, facilities and officers, directors, managers, employees and other representatives of the Company and the Company Subsidiary for purposes of conducting a due diligence investigation with respect thereto. Buyer has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and the Company Subsidiary, and, in making their determination to proceed with the Transactions, Buyer and each of its Affiliates have relied solely on the results of such independent investigation and on the representations and warranties of the Seller Parties expressly and specifically set forth in ARTICLE II and ARTICLE III (as qualified by the Seller Disclosure Letter with respect thereto).

4.10          No Other Representations or Warranties.

(a)            Except for the representations and warranties expressly set forth in this ARTICLE IV, neither Buyer nor any other Person makes (and Buyer, on behalf of itself, its Subsidiaries and their respective Affiliates, hereby disclaims) any other express or implied representation or warranty with respect to the Transactions or to any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to the Seller Parties, the Company or any of their respective Subsidiaries or their respective Affiliates in connection with the Transactions.

(b)            Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE II and ARTICLE III of this Agreement and in the Seller Disclosure Letter, no Seller Party nor any other Person has made any express or implied representation or warranty with respect to the Seller Parties, the Company or any of their respective Subsidiaries or their respective Affiliates (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) and Buyer has not relied on any representation or warranty other than those expressly set forth in ARTICLE II and ARTICLE III of this Agreement; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 4.10(b), nothing in this Section 4.10(b) shall limit Buyer’s remedies with respect to claims of Fraud or intentional breach in connection with, arising out of or otherwise related to the express written representations and warranties made by the Seller Parties in this Agreement and in any Ancillary Agreement and in any certificate required to be delivered hereunder. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that it has not relied on any other information provided, or made available, to Buyer or any of its Subsidiaries or their respective Affiliates in connection with the Transactions, and that none of the Seller Parties, the Company, any of their respective Affiliates nor any other Person shall be subject to any liability to Buyer or any other Person resulting from (i) any misrepresentation or omission by the Seller Parties, the Company, any of their respective Affiliates or any other Person with respect to any such information or (ii) Buyer’s use of, or the use by any of its Affiliates or any other Person of, any such information, including information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or their respective Representatives in any “data rooms,” teaser, confidential information memorandum, management presentations or otherwise in connection with the Transactions, unless any such information is expressly and specifically included in a representation or warranty contained in ARTICLE II or ARTICLE III of this Agreement or in the Seller Disclosure Letter. Neither the Seller Parties, the Company nor any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Azstarys Entities. Buyer acknowledges and agrees that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). Buyer acknowledges and agrees that, should the Closing occur, Buyer shall acquire the Azstarys Entities on an “as is” and “where is” basis, except as otherwise expressly set forth in ARTICLE II and ARTICLE III of this Agreement.

ARTICLE V

Covenants

5.1            Interim Operations of the Company.

(a)            From the Execution Date until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, except (i) as described in Section 5.1 of the Seller Disclosure Letter, (ii) as otherwise expressly required or permitted by this Agreement, (iii) as required by Law or (iv) with the prior written consent of Buyer (such approval not to be unreasonably conditioned, withheld or delayed), Commave Seller shall (1) cause the Company, the Company Subsidiary and Corium Seller (solely to the extent related to the Business), to use their commercially reasonable efforts to conduct their business in the Ordinary Course of Business in all material respects, (2) cause the Azstarys Entities to use their commercially reasonable efforts to preserve its business organizations intact and maintain existing relations with key Governmental Entities, Material Suppliers, the Exclusive Distributor, licensors, distributors and employees, and (3) cause the Azstarys Entities and, solely to the extent related to the Business, Corium Seller not to:

(i)            adopt any change in the Organizational Documents of any of the Azstarys Entities (other than to correct scrivener’s errors or immaterial or ministerial amendments);

(ii)           merge or consolidate with any other Person or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii)          issue, sell, pledge, dispose of, grant, transfer, encumber or subject to a Lien, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any Interests;

(iv)          reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any Interests or securities convertible or exchangeable into or exercisable for any Interests;

(v)          declare, set aside, make or pay any dividend or other distribution in respect of its Interests;

(vi)          create or incur any Lien (except with respect to Intellectual Property Rights, which is addressed in Section 5.1(xii)) material to the Azstarys Entities or the Business, other than (a) Permitted Liens, or (B)  Liens in connection with refinancing of the Hercules Loan Agreement as permitted by Section 5.1(a)(viii)(C);

(vii)         make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Azstarys Entities);

(viii)        incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Azstarys Entities, except for (A) prepayable indebtedness for borrowed money incurred in the Ordinary Course of Business for working capital purposes, not to exceed $500,000 in the aggregate, (B) intercompany indebtedness among the Azstarys Entities and any other wholly owned Subsidiary of Commave Seller incurred in the Ordinary Course of Business and (C) refinancing of the Hercules Loan Agreement; provided that any such refinancing indebtedness incurred under this clause (C) shall be paid in full at Closing;

(ix)           make or authorize any capital expenditures in excess of $500,000 in the aggregate during any 12-month period;

(x)           effect any acquisition of (A) any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof by merging or consolidating with, purchasing all or substantially all of the assets or stock of or by any other manner or (B) any assets or securities that are material to the Azstarys Entities or the Business, except for purchases of inventory, supplies and raw materials in the Ordinary Course of Business;

(xi)          sell, assign, lease, sublease, license, sublicense, pledge, or otherwise transfer or dispose of or encumber any portion of its tangible assets (excluding Intellectual Property Rights, which is the subject of Section 5.1(a)(xii)), except sales of inventory or obsolete assets, in each case, in the Ordinary Course of Business;

(xii)         sell, assign, license, sublicense, transfer or dispose of, or cancel, abandon or allow to lapse or expire, any material Company Intellectual Property or, to the extent controlled by the Company, any material Company Licensed Intellectual Property, other than (A) non-exclusive licenses granted in the Ordinary Course of Business, or (B) expirations or abandonment of any such Registered Company Intellectual Property at the end of the applicable statutory term;

(xiii)        (A) enter into any Contract that would have been a Material Contract had it been entered into prior to the Execution Date, or (B) amend, modify or terminate any Material Contract, other than amendments that are on terms more favorable to the Business, termination following breach by any counterparty under such Material Contract, renewals or expirations in the Ordinary Course of Business or non-material amendments in the Ordinary Course of Business;

(xiv)        amend, modify, cancel, or waive any material debts or claims held by it or waive any material rights;

(xv)         make any changes with respect to its accounting policies or procedures, except to the extent required by changes in Law or GAAP;

(xvi)        settle any Action, other than solely for monetary damages in an amount not to exceed $100,000 in the aggregate, net of any amount covered by insurance, indemnification or existing reserves established in accordance with GAAP, or settle any other obligation or liability of the Azstarys Entities in excess of such amount, provided that, for the avoidance of doubt, such settlement shall not include any admission of wrongdoing by or any restriction on the operation of the Azstarys Entities or Corium Seller in any respect;

(xvii)       except in the Ordinary Course of Business, (A) file any material amended Tax Return, (B) change any method of Tax accounting, (C) make, change or revoke any material Tax election, (D) waive or extend the statute of limitations with respect to any material amount of Taxes (except for customary and automatically granted extension of time within which to file Tax Returns) or (E) settle any material Tax liability;

(xviii)      (A) increase in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Employee or Contingent Worker or grant or promise any equity or equity-based award or any compensation, bonus, pension, welfare, fringe, severance, retention, transaction or similar payment or arrangement, except for, only in the event that the Closing has not occurred for 60 days following the date hereof, increases in annual base salary or wage rate and/or incentive opportunities for Employees or Contingent Workers with an annual salary or annualize wage rate below $250,000, of less than 5% of the aggregate base salaries of all Employees and Contingent Workers, (B) adopt, amend, or terminate any Company Benefit Plan or CT Benefit Plan (or any arrangement that would be a Company Benefit Plan or CT Benefit Plan), (C) hire any employee, independent contractor, consultant, temporary employee or leased employee or (D) terminate the employment or engagement of any Employee or Contingent Worker with base salary in excess of $250,000, other than for cause, except in each case as set forth in Section 5.1(a)(xviii) of the Seller Disclosure Letter;

(xix)         become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization;

(xx)          initiate (or commit to initiating) any new clinical trials or activities, including initiation of a new institutional review board process, other than those trials and activities (i) that would not result in additional expenditures of more than $500,000 or (ii) requested or required by a Governmental Entity or otherwise reasonably necessary to comply with applicable Law; or

(xxi)         agree, authorize or commit to do any of the foregoing.

(b)            It is acknowledged and agreed among the Parties that compliance with the restrictions of clause (3) of Section 5.1(a) by the Seller Parties, the Company or any of their respective Affiliates shall not constitute a breach of clause (1) of Section 5.1(a).

(c)            Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct any of the Azstarys Entities’ operations prior to the Closing. Prior to the Closing, the Seller Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Azstarys Entities.

5.2            Cooperation and Efforts to Consummate Transactions; Status Updates.

(a)            Cooperation and Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Buyer and the Seller Parties shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary or advisable on their part under this Agreement to consummate the Transactions as promptly as reasonably practicable, including to submit all notifications to and obtain all consents, registrations, approvals, permits and authorizations of all Governmental Entities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement.

(b)            Status Updates. Subject to applicable Laws and as required by any Governmental Entity, Buyer and the Seller Parties shall each keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of material or substantive notices or other communications (or where no such copies are available, a reasonably detailed written description thereof) received by Buyer or any of its Subsidiaries or the Seller Parties, as the case may be, from any third party and/or any Governmental Entity with respect to the Transactions.

5.3            Regulatory Filings/Approvals.

(a)            Submission of Filings and Notices.

(i)            Exchanging Information. The Seller Parties and Buyer shall each, upon request by the other, furnish the other with all information and documentation concerning itself, its Subsidiaries, Affiliates, directors, members, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, the Seller Parties or any of their respective Subsidiaries to any Governmental Entity in connection with the Transactions.

(ii)           Initial Submissions. Each of Buyer and the Seller Parties shall prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, clearances, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transactions. Without limiting the foregoing, each of Buyer and the Seller Parties shall make, and shall cause their respective Affiliates to make, its Notification and Report Form under the HSR Act (the “HSR Filing”) with respect to the Transactions as promptly as reasonably practicable after the Execution Date and no later than 20 Business Days after the Execution Date, and shall use its respective reasonable best efforts to obtain early termination of any applicable waiting period thereunder. Whether or not the Transactions are consummated, Buyer shall be responsible for all filing fees payable under the HSR Act in connection with the Transactions. At its sole discretion, Buyer may withdraw and as promptly as practicable thereafter refile its HSR Filing pursuant to the HSR Act in accordance with 16 C.F.R. § 803.12 and any other applicable Laws. Neither the Seller Parties nor Buyer shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or any other applicable Law or not consummate the Transactions without the prior written consent of the Buyer (in the case of the Seller Parties) or the Seller Parties (in the case of Buyer) such consent not to be unreasonably withheld, conditioned, or delayed.

(iii)          Subsequent Submissions. Each of Buyer and the Seller Parties shall promptly provide and shall cause their respective Affiliates to provide all documents requested by any Governmental Entity to the extent reasonably necessary or advisable to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from such Governmental Entity in order to consummate the Transactions, including providing such other information to any Governmental Entity as such Governmental Entity may reasonably request in connection herewith, including responding to any Request for Additional Information or Documentary Material under the Antitrust Laws.

(iv)          Conduct of Interactions with Government Entities. Buyer and the Seller Parties shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Buyer or the Seller Parties, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transactions. Each of the Seller Parties and Buyer shall give the other Party reasonable notice and an opportunity to participate in any substantive communication made to any Governmental Entity regarding the Transactions and promptly notify the other Party of any communication from any Governmental Entity regarding the Transactions, including by including the other Parties or their authorized representatives on any substantive written communications with any such Governmental Entity regarding the Transactions. In exercising the foregoing rights, Buyer and the Seller Parties shall act reasonably and as promptly as practicable. Neither Buyer nor the Company shall permit any of its officers or any other representatives or agents to participate in any substantive pre-scheduled meeting with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(v)           Redactions. Notwithstanding anything to the contrary in this Section 5.3, where a Party (a “Disclosing Party”) is required under this Section 5.3 to provide information to another Party (a “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information, the Disclosing Party may comply with such requirement by restricting the provision of such competitively sensitive information only to outside counsel of the Receiving Party and providing to the Receiving Party, upon request of the Receiving Party, a redacted version of such information which does not contain any such competitively sensitive information. The Disclosing Party may also reasonably redact material as necessary to (i) remove personally sensitive information, (ii) remove references concerning the valuation of a party and its Subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (iii) comply with contractual arrangements or (iv) prevent the loss of a legal privilege.

(b)            Efforts. Without limiting the generality of the undertakings pursuant to Section 5.2 or Section 5.3(a) but subject to the proviso below, Buyer agrees to use its reasonable best efforts to take or cause to be taken promptly any and all steps necessary to avoid or eliminate each and every impediment under the Antitrust Laws, that may be asserted by any Governmental Entity or any other party, so as to enable the Closing to occur as promptly as practicable, but in no case later than the Outside Date, including (i)  terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements; and (ii) making any other behavioral undertakings and commitments, including creating or consenting to create any relationships, ventures, contractual rights, obligations, or other arrangements; provided that, notwithstanding anything in this Agreement to the contrary, none of Buyer or any of its Affiliates shall be required to, and Commave Seller shall cause the Azstarys Entities to not, without the prior written consent of Buyer, (x) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divestiture, license or other disposition of any asset, interest or business; (y) take any action, commit to take any action, or agree to any condition or limitation contemplated in this Section 5.3(b): (A) that is not conditioned upon the consummation of the Transactions or (B) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities, operations or results of operations of Buyer and its Affiliates (including, after the Closing, the Azstarys Entities), taken as a whole, either before or after giving effect to the Transactions. In addition, each of the Parties shall, and shall cause their respective Affiliates to, cooperate with each other, and use their reasonable best efforts to contest and defend through litigation in the U.S. on the merits any claim or Action asserted in any U.S. court, agency or other proceeding by any Person or entity, including any U.S. Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit the Transactions or prevent consummation of the Transactions prior to the Outside Date.

(c)            From the Execution Date until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, unless the Seller Parties otherwise consent in writing, Buyer will not acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the rights, assets of or equity in, entering into an exclusive license with respect to, or by acquiring in any other manner, any business of any Person or other business organization or division thereof, or otherwise commit to take any such action, in each case, that involves a commercial or clinical-stage stimulant product for the treatment of ADHD and where such transaction would reasonably be expected to prevent, materially delay or materially impede the consummation of the Transactions, by (i) imposing any material delay in the obtaining of, or increasing the risk in any material respect of not obtaining, any consent of any Governmental Entity under any Antitrust Laws necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (ii) increasing the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transactions; or (iii) increasing the risk of not being able to remove any such Order on appeal or otherwise.

5.4            Third-Party Consents.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, the Seller Parties shall, at Buyer’s reasonable direction, use (and shall cause its respective Subsidiaries to use) its respective reasonable best efforts to provide any notices to, and obtain any consents, waivers and approvals required under the Material Contracts listed in Section 5.4(a) of the Seller Disclosure Letter, in connection with the consummation of the Transactions (including the Pre-Closing Reorganization) at or prior to the Closing. In connection therewith, none of the Seller Parties, the Azstarys Entities or any of their respective Affiliates shall be required to (i) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), incur any Liability or concede anything of monetary or economic value, (ii) amend, supplement or otherwise modify any such Material Contract or (iii) agree or commit to do any of the foregoing, in each case, for the purposes of giving, obtaining and/or effecting any third-party consents, nor shall the Seller Parties, the Azstarys Entities or any of their respective Affiliates take any of the foregoing actions without the written consent of Buyer (not to be unreasonably withheld, conditioned or delayed).

(b)            The Parties shall each, upon request, furnish the other Party with all information concerning itself and its Representatives and such other matters as may be reasonably necessary, proper or advisable in connection with any statement, filing, notice or application made by or on behalf of the Parties to any third party in connection with obtaining any third-party consents (including, in the case of Buyer, such evidence as to financial capability, resources, and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder).

(c)            Notwithstanding anything to the contrary contained herein, the failure to receive any consents shall not be taken into account with respect to whether any conditions to the Closing set forth in ARTICLE VI shall have been satisfied (but the accuracy of this Section 5.4(c) will be so taken into account) and no representation, warranty, covenant or agreement of the Seller Parties set forth in this Agreement shall be breached or deemed breached as a result thereof.

5.5            Access and Reports; Retention of Books and Records.

(a)            Pre-Closing Access.

(i)            Subject to applicable Law, upon reasonable advance notice, the Seller Parties shall, and shall cause the Company and their respective Subsidiaries to, afford Buyer’s officers, directors, employees and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the Seller Parties’, the Company’s and their respective Subsidiaries’ employees, offices, facilities, properties, books, contracts and other documents, data and information and records related to the Business and, during such period, the Seller Parties shall, and shall cause their Subsidiaries to, furnish promptly to Buyer all information concerning the Business and any properties and personnel related to the Business as Buyer may reasonably request; provided that no investigation pursuant to this Section 5.5(a) shall affect or be deemed to modify any Seller Representation; provided, further, that the foregoing shall not require the Seller Parties, the Company or their respective Subsidiaries (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Seller Parties would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality or if any Law applicable to the Seller Parties, the Company or their respective Subsidiaries requires the Seller Parties, the Company or their respective Subsidiaries to restrict or prohibit access to such information or (ii) jeopardize any attorney-client privilege, attorney work product privilege or other relevant legal privilege (it being understood that the disclosing Party shall use commercially reasonable efforts to provide information in a manner that is not subject to the limitations in the foregoing clauses (i) and (ii)) (without conceding anything of value, or requiring the payment of any consideration, fees or expenses to such third-party counterparties); and provided, further, that (A) the Seller Parties shall use their commercially reasonable efforts to provide disclosure in a manner that does not jeopardize such privilege or violate such obligations, (B) Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Seller Parties, the Company or their respective Subsidiaries and (C) in no event will the foregoing permit any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation without the Seller Parties’ prior written consent. All requests for information made pursuant to this Section 5.5(a) shall be directed to Persons designated by Commave Seller. All such information shall be governed by the terms of the Confidentiality Agreement.

(b)            Post-Closing Access. Subject to applicable Law, from and after the Closing, Buyer shall cause the Azstarys Entities to (i) retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Azstarys Entities in existence at the Closing that are required to be retained under current retention policies (collectively, the “Records”) for a period of seven years from the Closing Date, and (ii) provide the Seller Parties with reasonable access without hindering the normal operations of the Azstarys Entities (solely for the purpose of inspection and copying), during normal business hours, and upon reasonable advance notice and under the supervision of Buyer’s or Azstarys Entities’ personnel, to the Records with respect to periods or occurrences prior to the Closing Date, if reasonably necessary to permit the Seller Parties and their respective Affiliates to comply with their accounting, Tax, audit and financial reporting obligations. Notwithstanding the foregoing provisions of this Section 5.5(b), Buyer and its Affiliates may withhold access, documents or information from the Seller Parties that in the reasonable judgment of Buyer would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality or if any Law, including securities laws, applicable to Buyer or the Azstarys Entities requires the Buyer or the Azstarys Entities to restrict or prohibit access to such information; provided that Buyer shall use commercially reasonable efforts to provide disclosure in a manner that does not jeopardize such privilege or violate such obligations.

(c)            Virtual Data Room. Within five Business Days following the Execution Date, Commave Seller will deliver to Buyer a digital copy of all documents and other information that was included in the Virtual Data Room on or prior to the date hereof. Within five Business Days following the Closing Date, Commave Seller will deliver to Buyer a digital copy of all documents and other information that was included in the Virtual Data Room on or prior to the Closing Date.

5.6            Publicity. The initial press release regarding the Transactions shall be a joint press release. Thereafter, prior to the Closing, no public release or announcement or statement concerning this Agreement or the Transactions shall be issued by the Seller Parties or Buyer (or their respective Affiliates) without the prior written consent of Buyer or the Seller Parties, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law, in which case the Party required to make the release or announcement shall use its commercially reasonable efforts to consult with Buyer or the Seller Parties, as applicable, about, and allow such other Party reasonable time to comment on, such release or announcement in advance of such issuance. For the avoidance of doubt, the foregoing sentence shall not restrict or prohibit the Seller Parties and Buyer and their respective Affiliates from making any announcement or communication following the Closing, subject to Section 5.9. Notwithstanding anything to the contrary herein, neither Party shall disclose any information regarding the Transactions, except as provided in this Section 5.6 and Section 5.9. Notwithstanding anything herein, Buyer may make (a) public statements with respect to this Agreement and the Transactions, including their effect on Buyer’s business and its financial projections, with investors, analysts and financing sources, including on its periodic earnings calls and in any “road show;” provided that such statements concerning this Agreement, the Transactions, the Seller Parties and its Affiliates or the Company are substantially similar to the previous statements made by the Buyer with respect to which the Buyer has complied with the provisions of this Section 5.6, and (b) any public disclosure as required by the SEC (with any redactions in compliance with securities law), FINRA or other Governmental Entity as Buyer may reasonably determine in good faith after consultation with its outside legal counsel so long as, to the extent commercially practicable and permitted by Law, the Seller Parties have been given a reasonable opportunity to review and comment on any such public disclosures with respect to this Agreement and the Transactions prior to the Closing.

5.7            Employee Benefits.

(a)            No later than fifteen (15) Business Days prior to the anticipated Closing Date, the Company shall provide Buyer an updated Employee List and Contingent Worker List reflecting any changes thereto.

(i)            With respect to each Employee who is employed by Corium Seller as of immediately prior to the Closing Date and who is listed on Section 5.7(a)(i) of the Seller Disclosure Letter, which list may be updated by Buyer at any time prior to ten (10) Business Days prior to the anticipated Closing Date (the “Offer Employees”), Buyer shall, or shall cause an Affiliate to, at least five (5) Business Days prior to the Closing Date, offer at-will employment in writing to each such Offer Employee commencing on the Closing Date. Each offer of employment will be for a substantially comparable position and provide compensation and benefits terms in accordance with Section 5.7(b). Each such Offer Employee who accepts Buyer’s offer of employment by signing and returning, on or before a return date set by Buyer, an offer letter, restrictive covenant agreement and such other agreements as are reasonably requested by Buyer, shall be referred to herein as a “Continuing Corium Employee.”

(ii)           Each Employee who is employed by Corium Seller as of immediately prior to the Closing Date and who is listed on Section 5.7(a)(ii) of the Seller Disclosure Letter, which list may be updated by Buyer at any time prior to ten (10) Business Days prior to the anticipated Closing Date (the “TSA Employees”), shall continue to be employed by Corium Seller on an at-will basis following the Closing and, for the period in which such TSA Employee remains employed by Corium Seller, provide services to Buyer, or any Affiliate, in accordance with the terms and conditions of the Transition Services Agreement.

(iii)            Buyer shall not have any Liability with respect to any (A) Continuing Corium Employees with respect to Liability arising prior to the Closing Date or (B) (i) Employee of Corium Seller who is not offered employment or a consulting arrangement with Buyer or any Affiliate (including, for the avoidance of doubt, the TSA Employees), (ii) Offer Employee who does not accept such offer of employment or engagement with Buyer or any Affiliate or (iii) individuals who are, as of immediately prior to the Closing Date, former employees, consultants or retirees of Corium Seller, in each case, regardless of when such Liability arose or occurred (whether on, prior to or after the Closing Date). Seller shall be solely responsible for complying with any and all obligations triggered under the federal WARN Act and any similar foreign, state or local law with respect to terminations of employment at Corium Seller. Seller shall also be solely responsible for the payment of, and shall pay, all wages, salaries and other compensation and employee benefits (including any vacation pay, severance pay or benefits, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, commissions, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of this Agreement), retirement and any other benefits, premiums, claims and related costs), to the extent, if any, of its liability for same, to any of the current employees, former employees, consultants, former consultants or retirees of Corium Seller based on or arising under their employment or engagement with Corium Seller; provided that, for the avoidance of doubt, Seller and its Affiliates (excluding the Company or Company Subsidiary) shall not be responsible for any severance pay or benefits payable to any Continuing Corium Employee or any other Employee or Contingent Worker who becomes employed or engaged by Buyer or its Affiliates (including the Company or Company Subsidiary) at any time on or after the Closing, and Buyer shall promptly reimburse any such severance pay or benefits that are contractually required to be paid by Seller or its Affiliates together with the employer portion of any payroll, withholding, employment or similar Taxes payable with respect to any of the foregoing payments (collectively, the “Buyer Severance Obligations”).

(b)            Buyer agrees that each Employee who is employed with Buyer or its Subsidiaries (including, as applicable, the Company or Company Subsidiary) as of the Closing (the “Continuing Employees”) shall, during the period commencing on the Closing Date and ending on the first anniversary of the Closing (unless such Employee’s employment is earlier terminated), be provided with (1) annual base salary or hourly wage rate (as applicable) that is no less favorable than the annual base salary or hourly wage rate provided to such Continuing Employee immediately prior to the Closing, (2) target annual cash bonus or sales incentive opportunities that are substantially comparable to those provided under the Company Benefit Plans or CT Benefit Plans to such Continuing Employee immediately prior to the Closing, (3) pension and welfare benefits (excluding defined benefit pension, nonqualified retirement, deferred compensation, severance, post-retirement medical or welfare, equity and equity-based incentive, retention, change in control or similar benefits) that are substantially comparable to those provided under the Company Benefit Plans or CT Benefit Plans to such Continuing Employee immediately prior to the Closing and (4) severance benefits that are substantially comparable in the aggregate to those provided under the applicable Company Benefit Plans or CT Benefit Plans disclosed on Section 5.7(b) of the Seller Disclosure Letter as in effect for such Continuing Employees immediately prior to the Closing.

(c)            Buyer shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Buyer or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and the Company Subsidiary for purposes of vesting and eligibility to participate under each applicable benefit plan of Buyer, as if such service had been performed with Buyer, except for any purposes under defined benefit pension plans or to the extent it would result in a duplication of benefits.

(d)            Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Company Benefit Plans or CT Benefit Plan, (ii) prevent Buyer or any of its Affiliates from amending or terminating any of their benefit plans in accordance with their terms, (iii) prevent Buyer, the Company or any of their Affiliates, after the Closing, from terminating the employment of any Continuing Employee or (iv) create any third-party beneficiary rights in any Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Buyer, the Company or any of their Affiliates or under any benefit plan which Buyer, the Company or any of their Affiliates may maintain.

(e)            Prior to the Closing, the Seller Parties shall use their commercially reasonable efforts to (i) solicit from any Person who is a “disqualified individual” as defined in Section 280G of the Code, and who has a right to any payments and/or benefits or potential right to any payments and/or benefits in connection with the consummation of the transactions contemplated by this Agreement that would constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of such Person’s rights to any such payments and/or benefits applicable to such Person to the extent that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (if executed, the “Waived 280G Benefits”) and (ii) submit for approval by the Seller Parties’ stockholders the Waived 280G Benefits in the manner required under Section 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code.

5.8            Release.

(a)            Effective upon the Closing, each of the Azstarys Entities (the “Releasing Parties”) hereby release and forever discharge each Person who is now, or who will have been at any time prior to the Closing, an officer, director, stockholder, member or manager of any of the Azstarys Entities and each Person controlling any of the foregoing Persons (each of the foregoing, a “Released Party”), from any and all claims, rights, obligations, debts, liabilities, actions or causes of action of every kind and nature, whether foreseen or unforeseen, contingent or actual, and whether now known or hereafter discovered, which any of the Releasing Parties had, now has or may in the future have, at law or in equity, against any Released Party in any way arising out of, in connection with, pertaining to or by reason of (a) their respective status or capacity as such or (b) any acts or omissions, or alleged acts or omissions, by any of them in their respective capacities as such, which acts or omissions existed or occurred at or prior to the Closing (each, a “Released Claim”), except for (i) claims involving criminal conduct, willful misconduct or fraud, (ii) any employment, severance, bonus or similar agreement or arrangement between the Company or Company Subsidiary and a current officer or director that continues to remain in effect following the Closing, and (iii) claims under this Agreement. Buyer hereby acknowledges the release by the Azstarys Entities set forth in the preceding sentences and covenants and agrees that it will honor such release and will not, and will cause the Azstarys Entities not to, take any action inconsistent therewith (including commencing any Action with respect to, or directly or indirectly transferring to another Person, any Released Claim).

(b)            For the avoidance of doubt, from and after the Closing, Buyer and its Affiliates (including the Azstarys Entities) shall have no liability or obligation with respect to (i) any indemnification, exculpation, advancement or similar obligations existing under the organizational documents of (A) the Seller Parties or (B) the Azstarys Entities in effect at the Closing, in each case, with respect to acts or omissions occurring prior to the Closing, or (ii) any claims against the Released Parties arising out of or relating to facts, events or circumstances occurring prior to the Closing.

5.9            Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. Notwithstanding the termination of the Confidentiality Agreement at the Closing, each Party shall, and shall cause its Affiliates and their respective Representatives to, keep confidential any information concerning the other Party or any of its Affiliates furnished in connection with the Transactions. For the avoidance of doubt, following the Closing the foregoing sentence shall only apply to Buyer and its Affiliates (including the Azstarys Entities following the Closing) with respect to any such information related to the Seller Parties and shall not apply to Buyer and its Affiliates (including the Azstarys Entities following the Closing) with respect to any such information related to the Azstarys Entities or the Business. The provisions of this Section 5.9 will not prohibit disclosure (a) as required by applicable Law or (b) made in connection with the enforcement of any right or remedy relating to this Agreement. In the event that either Party or any of its Affiliates is required by any applicable Law in accordance with the foregoing sentence to disclose any confidential information, the applicable Party shall, (i) to the extent permissible by such applicable Law, provide the other Party with prompt written notice of such requirement, (ii) disclose only that information that the applicable Party determines (with the advice of counsel) is required by such applicable Law to be disclosed and (iii) use reasonable best efforts to preserve the confidentiality of such confidential information, including by, at the other Party’s request and sole expense, reasonably cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information. The Seller Parties agree that they will be responsible for any breach or violation of the provisions of this Section 5.9 by any of such Seller Party’s Affiliates. This Section 5.9 shall terminate two years after the Closing Date.

5.10            Transfer Taxes. Notwithstanding anything herein to the contrary, all transfer, documentary, sales, use, stamp, registration and other similar Taxes (including penalties and interest) incurred solely as a result of the Transactions (“Transfer Taxes”) shall be borne equally between (i) Buyer and (ii) Commave Seller or Corium Seller, as applicable. The party responsible under applicable Law shall prepare and file any returns with respect to such Transfer Taxes. The Parties agree to cooperate in such preparation and filing of Tax Returns, including by promptly supplying any information in its possession that is reasonably necessary to complete such returns.

5.11            Section 338(g) Election. The Seller Parties and Buyer agree that Buyer, at its sole discretion, may make an election under Section 338(g) of the Code (and any comparable provisions of U.S. state or local Tax Law) with respect to the Company Subsidiary (such election, the “Section 338(g) Election”). Buyer shall deliver to Commave Seller a copy of any such Section 338(g) Election forms (including IRS Form 8023) and any other documentation necessary for making such election at least 15 days prior to the due date for such forms, and shall deliver to Commave Seller a copy of such forms filed with the applicable Governmental Entity no later than 10 days after such forms are filed.

5.12            Ancillary Agreements.

(a)            Buyer and Corium Seller, or each of their respective Affiliates, shall enter into a transition services agreement, substantially in the form attached hereto as Exhibit F (the “Transition Services Agreement”), at the Closing.

(b)            Each of the Parties will use their respective commercially reasonable efforts to agree, as promptly as reasonably practicable following the date of this Agreement (and in all instances will negotiate in good faith to reach such agreement as promptly as reasonably practicable following the date of this Agreement with respect to (i) the finalization of the schedules to be appended to the Transition Services Agreement and (ii) the Escrow Agreement to be delivered at the Closing.

5.13            Payoff and Lien Releases. Prior to the Closing Date, the Seller Parties shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, on a timely basis and as reasonably requested by Buyer, (i) deliver (or cause to be delivered) notices of the payoff, discharge and termination of any outstanding Indebtedness and other obligations of the Company or the Company Subsidiary under the Hercules Loan Agreement (or any refinancing thereof in accordance with Section 5.1(a)(viii)) (the “Hercules Loan Payoff Amount”) and the Intercompany Loan Agreement (which notices may be conditioned upon the Closing to the extent permitted under such agreements) (such Indebtedness, collectively, the “Loan Payoff Amounts”), (ii) take all other reasonable actions required to cause the repayment of the obligations with respect to and termination of the commitments under such Indebtedness and the release of any Liens and termination of all guarantees granted in connection therewith, (iii) obtain customary payoff letters or other similar evidence in form and substance reasonably acceptable to Buyer in respect of such Loan Payoff Amounts (the “Debt Payoff Letters”), which letters shall state that, upon receipt from or on behalf of the borrower thereunder of payment of the aggregate amount of outstanding obligations, all Liens relating to the equity interests, rights, properties and assets of the Company and Company Subsidiary granted in connection therewith shall be released and terminated without any further action by the secured parties, and the lenders thereunder (or their duly authorized agent or representative) agree to file such documents and instruments as are necessary to evidence such release and/or authorize the Company, the Company Subsidiary, Buyer or any of their Affiliates (or their respective counsel) to file such documents and instruments as are necessary to evidence such release, and (iv) deliver drafts of such Debt Payoff Letters to Buyer at least five Business Days prior to the Closing Date. Buyer shall use its commercially reasonable efforts to provide all customary cooperation as may be reasonably requested by the Seller Parties to assist the Company in connection with its obligation under this Section 5.13.

5.14            Pre-Closing Reorganization. Prior to the Closing, the Seller Parties shall, and shall cause the Azstarys Entities to, complete the Pre-Closing Reorganization subject to and in accordance with the terms and conditions set forth in Exhibit G.

5.15            Seller Marks.

(a)            Effective on the Closing, Commave Seller, on behalf of itself and its Affiliate, hereby grants Buyer and its Affiliates a non-exclusive, non-transferable, non-sublicensable, royalty-free license to use and display the Seller Marks for ninety (90)-day period immediately following the Closing (the “Seller Mark Transition Period”) solely (i) in connection with the operation of the Business, (ii) in the same manner such Seller Marks were used or displayed as of the Closing and (iii) in connection with goods and services of similar or higher quality than the goods and services with which such Seller Marks were used or displayed as of the Closing. Any goodwill arising from the use or display of the Seller Marks by Buyer or its Affiliates during the Seller Mark Transition Period will inure to the benefit of Commave Seller and its Affiliates.

(b)            As soon as reasonably practicable following the Closing, but in any event no later than the end of the Seller Mark Transition Period, Buyer shall, and shall cause its Affiliates to, cease all use and display of any Seller Mark(s), including by deactivating or rebranding (by removing all Seller Marks) any domain name or social media handle that incorporates any Seller Mark(s) and removing, covering or redacting all Seller Marks from assets and materials under the control or possession of Buyer or any of its Affiliates; provided, however, that the foregoing shall not prohibit Buyer or its Affiliates from (i) using or displaying the Seller Marks to the extent necessary to comply with applicable Law, (ii) retaining copies of any books, records and other archival materials that, as of the Closing Date, contain or display the Seller Marks (provided that such copies are used solely for internal or archival purposes (and not public display)), (iii) stating in a nominative and factually accurate manner the historical relationship among the Commave Seller, the Business and Buyer, or (v) making any use or display of the Seller Marks that would otherwise constitute “fair use” under applicable Law.

5.16            Wrong Pockets. From and after the Closing Date:

(a)            if the Seller Parties or Buyer becomes aware of (i) any assets (other than Intellectual Property Rights) or liabilities that primarily relate to the business of the Seller Parties and its Subsidiaries other than the Business or (ii) Intellectual Property Rights that are unrelated to the Business that remain in the possession of Buyer or the Company, (A) such Party shall promptly notify the other Party in writing and (B) the Parties shall, as soon as reasonably practicable, ensure that such asset or liability is transferred or assumed, with any necessary prior consent, to the Seller Parties or their designee;

(b)            if the Seller Parties or Buyer becomes aware of (i) any assets (other than Intellectual Property Rights) or liabilities that primarily relate to the Business or (ii) any Intellectual Property Rights related to the Business that remain in the possession of the Seller Parties or any of their Affiliates (but excluding, for the avoidance of doubt, the Seller Marks), (A) such Party shall promptly notify the other Party in writing and (B) the Parties shall, as soon as reasonably practicable, ensure that such asset or liability is transferred or assumed, with any necessary prior consent, to Buyer or its designee; and

(c)            if Buyer (or any of its Affiliates), on the one hand, or the Seller Parties (or any of its Affiliates), on the other hand, pays any amount to any third party in satisfaction of any liability of the other Party pursuant to the terms of this Agreement or any other Transaction Document, (i) the paying Party shall promptly notify the other Party of such payment and (ii) the other Party shall promptly reimburse the paying Party for the amount so paid by the paying Party to such third party (and, for the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such amount, whether in connection with a dispute under this Agreement or any other Transaction Document or otherwise).

5.17            Commave Seller Continued Existence. Commave Seller shall not, and shall not permit any other Person to, take any action to dissolve, liquidate, wind up or otherwise terminate the existence of Commave Seller until the later of (i) the termination of the Transition Services Agreement (ii) the date on which the final release is made and all funds held in accordance with the terms of the Escrow Agreement are disbursed, (iii) upon the Post-Closing Adjustment as finally determined and paid in accordance with Section 1.4, and (iv) completion of obligations set forth in Section 7 (Delayed Transfers) under the Pre-Closing Reorganization.

5.18            Contractual Obligations. Prior to the Closing, the Seller Parties shall use commercially reasonable efforts to take the actions set forth on Schedule 5.18 of the Seller Disclosure Letter.

5.19            No Solicitation.

(a)            The Seller Parties shall not, and the Seller Parties shall and shall cause their Subsidiaries to use reasonable best efforts to cause their respective representatives and Affiliates not to, directly or indirectly, (a) solicit, initiate or knowingly take any action to facilitate or knowingly encourage (including by furnishing any non-public information concerning the Azstarys Entities or Corium Seller (solely to the extent related to the Business) or their respective Affiliates and representatives) any inquiries or proposals or offer that constitute or would reasonably be expected to lead to an Alternative Acquisition Proposal, (b) other than informing Persons of the provisions contained in this Section 5.19, participate in any discussions or negotiations, or otherwise knowingly cooperate in any way with any third party regarding any Alternative Acquisition Proposal or (c) authorize, execute, enter into or agree to any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other Contract (whether or not binding) with respect to an Alternative Acquisition Proposal. The Seller Parties shall, and shall cause their Subsidiaries and each of their respective directors and officers to, and shall use reasonable best efforts to cause each of its and their respective Representatives to, immediately terminate any and all discussions or negotiations with any Person that may be ongoing as of the Execution Date with respect to any Alternative Acquisition Proposal, other than to communicate the provisions contained in this Section 5.19.

(b)            The Seller Parties shall, promptly (and in any event within two Business Days after the Execution Date) request each Person that has, prior to the Execution Date, executed a confidentiality agreement in connection with its consideration of any Alternative Acquisition Proposal to, in accordance with the terms of such agreement, return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Seller Parties.

5.20            Financial Statements. From the Execution Date until the Closing Date, Commave Seller shall use commercially reasonably efforts to prepare and deliver, or cause to be prepared and delivered, to Buyer the financial information required by and in accordance with the terms set forth in Section 5.17 of the Seller Disclosure Letter.

5.21            Seller Insurance Policies. From and after the Closing, in the event Buyer or any of its Affiliates incurs any Losses in respect of the Business in connection with any Product Liability Claim pursuant to any occurrence or alleged wrongful act which occurred prior to the Closing, the Seller Parties agree, on behalf of Buyer at Buyer’s written request, to (i) notify the Seller Parties’ insurers of any such claims related to any such occurrences or alleged wrongful acts which occurred prior to the Closing; and (ii) use commercially reasonable efforts to administer such claims on behalf of Buyer and at Buyer’s direction and deliver to Buyer the proceeds related to such claims (if any) recovered from its insurance policies (the “Seller Insurance Policies”), in each case at Buyer’s sole expense (including the amount of any deductibles, net retentions or retro-premium adjustments associated with such any claims). In furtherance of the foregoing, if any third party requires the consent of the Seller Parties or any of their Affiliates to the disclosure of claims data or information maintained by an insurance company or other third party in respect of any claim (including any pre-Closing claims under any Seller Insurance Policies), such consent shall not be unreasonably withheld, conditioned or delayed. The parties shall reasonably cooperate with each other to effectuate the provisions of this Section 5.21.

5.22            Swiss Tax Matters. From the Execution Date through the Closing Date, the Seller Parties shall, and shall cause its applicable Affiliates to, use commercially reasonable efforts to, upon Buyer’s request, (i) provide access to Buyer to information reasonably necessary to seek and obtain rulings or confirmations and (ii) file or submit the necessary information and requests to obtain such rulings or confirmations, in each case, (A) from Swiss Tax authorities for Tax planning matters with respect to the Company Subsidiary and (B) to the extent that such rulings or confirmations would not have an adverse impact on the Seller Parties or their Affiliates relating to their ownership of Azstarys Entities.

5.23            Registered Company IP Maintenance Schedule. Promptly following the date hereof and prior to the Closing, the Seller Parties shall use commercially reasonable efforts to provide Buyer with a list of all actions that must be taken during the nine-month period after the Closing Date to maintain, perfect, preserve or renew all material Registered Company Intellectual Property (it being understood that such schedule may be prepared based on the Seller Parties’ good faith estimate of when the Closing will occur).

5.24            Intercompany Settlement. Immediately prior to the Closing, the Seller Parties shall, and shall cause their respective Affiliates to, take all necessary actions to settle the Intercompany Payable Amount and the Intercompany Receivable Amount to reflect the balance as of the Closing Date, and shall provide Buyer with reasonable supporting documentation of such settlement.

5.25            Contract Amendments. Prior to the Closing, Corium Seller shall use its commercially reasonable efforts to enter into the amendments set forth in Section 5.25 of the Seller Disclosure Letter.

5.26            Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

ARTICLE VI

Conditions

6.1            Conditions to Each Party’s Obligation to Consummate the Transactions. The obligation of each Party to consummate the Transactions is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)            HSR Approval. (i) The statutory waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated and (ii) to the extent applicable, any agreement between Buyer and the Company, on the one hand, and the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice, on the other hand, not to consummate the Transactions or any portion thereof shall have expired or otherwise not prohibit consummation of the Transactions (the “HSR Clearance”).

(b)            No Legal Restraint. No court, arbitrator, mediator or other Governmental Entity of competent jurisdiction shall have enacted, enforced, entered, issued or promulgated any Order or Law (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

6.2            Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions are also subject to the satisfaction or waiver in writing by Buyer at or prior to the Closing of the following conditions:

(a)            Representations and Warranties of Seller.

(i)            The Seller Fundamental Representations (other than those set forth in Section 2.1 (Ownership of Interests), Section 3.2 (Company Subsidiary) and Section 3.3 (NewCo)) shall be true and correct in all but de minimis respects as of the Closing, in each case as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii)            The representations and warranties of the Seller Parties set forth in Section 2.1 (Ownership of Interests), Section 3.2 (Company Subsidiary), Section 3.6(b) (Absence of Certain Changes) Section 3.3 (NewCo) shall be true and correct as of the Closing Date as though made on and as of such date and time.

(iii)            The representations and warranties of the Seller Parties set forth in ARTICLE II and with respect to the Company set forth in ARTICLE III (except for the Seller Fundamental Representations and representations and warranties set forth in Section 3.6(b) (Absence of Certain Changes)) shall be true and correct (without giving effect to any materiality qualifiers, including “Material Adverse Effect” contained therein) as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Performance of Obligations of Seller. The Seller Parties shall have performed and complied in all material respects with each of the covenants required to be performed by them under this Agreement on or prior to the Closing Date.

(c)            No Material Adverse Effect. Since the Execution Date, there shall not have occurred any Material Adverse Effect.

(d)            Pre-Closing Reorganization. The Pre-Closing Reorganization and all transactions contemplated thereby shall have been completed in all material respects.

(e)            Contract Amendments. The Company Subsidiary shall have entered into the amendments to the certain Material Contracts as contemplated in Section 6.2(e) of the Seller Disclosure Letter.

(f)            Financial Statements. The audited consolidated balance sheets of Commave Seller as of December 31, 2025, and for the fiscal year ended December 31, 2025, including the related audited consolidated balance sheets, statements of operations and statements of cash flows for such period (the “2025 Audited Financial Statements”), shall have been delivered to Buyer on or prior to June 15, 2026.

(g)            Closing Deliverables. Seller Parties shall have delivered to Buyer (i) the executed Escrow Agreement, (ii) the executed Transition Services Agreement, (iii) the executed Instruments of Assignment, and (iv) the Debt Payoff Letters pursuant to Section 5.13.

(h)            Satisfaction of Payments. Seller Parties shall have made all required payments set forth in Section 6.2(h) of the Seller Disclosure Letter.

(i)            Closing Certificate. Buyer shall have received at the Closing a certificate signed on behalf of the Seller Parties by duly authorized officers of the Seller Parties (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

6.3            Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the Transactions are also subject to the satisfaction or waiver in writing by the Seller Parties at or prior to the Closing of the following conditions:

(a)            Representations and Warranties.

(i)            The representations and warranties of Buyer set forth in Section 4.1 (Organization, Good Standing and Qualification), Section 4.2 (Authority; Approval), and Section 4.8 (Brokers and Finders) shall be true and correct in all respects as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii)            The representations and warranties of Buyer contained in ARTICLE IV (other than the representations and warranties contained in Section 4.1 (Organization, Good Standing and Qualification), Section 4.2 (Authority; Approval), and Section 4.8 (Brokers and Finders)) shall be true and correct (without giving effect to any materiality qualifiers, including “Material Adverse Effect” contained therein) as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.

(b)            Performance of Obligations of Buyer. Buyer shall have performed and complied in all material respects with each of the covenants required to be performed by it under this Agreement on or prior to the Closing Date.

(c)            Closing Certificate. The Seller Parties shall have received at the Closing a certificate signed on behalf of Buyer by a duly authorized officer of Buyer (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d)            Closing Deliverables. Buyer shall have delivered to the Seller Parties the executed Escrow Agreement and the executed Transition Services Agreement.

6.4            Frustration of Closing Conditions. A Party may not rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

ARTICLE VII

Termination

7.1            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by written agreement of Buyer and the Seller Parties;

(b)            by either Buyer or the Seller Parties, by giving written notice of such termination to the other Party, if:

(i)            the Closing shall not have occurred on or prior to the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party that has breached in any material respect its obligations under this Agreement, including Section 5.3 (Regulatory Filings/Approvals), in any manner that shall have proximately caused the failure of the Closing to have occurred on or prior to the Outside Date; or

(ii)            any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party that has breached in any material respect its obligations under this Agreement, including Section 5.3 (Regulatory Filings/Approvals), in any manner proximately caused to such Order becoming final and non-appealable;

(c)            by the Seller Parties, if Buyer shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) is not curable or, if curable, is not cured within the earlier of (A) 30 days after written notice thereof is given by the Seller Parties to Buyer and (B) the Outside Date; provided that the Seller Parties shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if the Seller Parties are then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2; or

(d)            by Buyer, if the Seller Parties shall have breached or failed to perform in any material respect any of their covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2, respectively and (ii) is not curable or, if curable, is not cured within the earlier of (A) 30 days after written notice thereof is given by Buyer to the Seller Parties and (B) the Outside Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Buyer is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3.

7.2            Effect of Termination.

(a)            In the event of termination of this Agreement pursuant to this ARTICLE VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its representatives or Affiliates); provided, however, that (i) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any Fraud or willful or intentional breach of this Agreement and (ii) the provisions set forth in this Section 7.2, ARTICLE X, Section 10.2 and the Confidentiality Agreement shall survive the termination of this Agreement.

(b)            In the event that this Agreement is terminated (i) by Buyer or the Seller Parties pursuant to Section 7.1(b)(i) (Outside Date) and, at the time of such termination, all of the conditions set forth in Section 6.1 (other than Section 6.1(a) or Section 6.1(b) (for purposes of Section 6.1(b), only to the extent related to any Antitrust Law)) and Section 6.2 have been satisfied or waived other than conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied if the Closing were to occur on the termination date, (ii) by Buyer or the Seller Parties pursuant to Section 7.1(b)(ii) (Order) (as a result of an Order related to any Antitrust Law) or (iii) by the Seller Parties pursuant to Section 7.1(c) (Buyer’s Breach) on account of a breach by Buyer of Section 5.3 (Regulatory Filings/Approvals), then Buyer shall promptly, but in no event later than two Business Days after the date of such termination, pay the Seller Parties a termination fee of $24,000,000 (the “Reverse Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by the Seller Parties. The Parties acknowledge that the agreements contained in this Section 7.2(b) are an integral part of the Transactions and that, without these agreements, the Seller Parties would not enter into this Agreement. Accordingly, if Buyer fails to pay any amount due by it pursuant to this Section 7.2(b), Buyer shall pay all costs and expenses (including attorneys’ fees) incurred by the Seller Parties in connection with enforcing this Section 7.2(b), together with interest on such amount at the annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

(c)            In no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion. If the Reverse Termination Fee is required to be, and is, paid pursuant to Section 7.2(b), the Seller Parties’ receipt of the Reverse Termination Fee shall be the sole and exclusive remedy of the Seller Parties and their Affiliates and any of the Seller Parties’ or its Affiliates’ respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, agents and other representatives against Buyer, Buyer’s Affiliates and any of Buyer’s or its Affiliates’ respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, agents or other representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Transactions to be consummated. The Parties acknowledge that in the circumstances in which the Reverse Termination Fee is payable, the Reverse Termination Fee constitutes liquidated damages, and not a penalty, in a reasonable amount that will compensate the Seller Parties for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement, which amount would otherwise be impossible to calculate with precision, and the payment of the Reverse Termination Fee in such circumstances is supported by due and sufficient consideration.

ARTICLE VIII

Post-Closing Recourse

8.1            Survival.

(a)            Each of the representations and warranties contained in this Agreement and in any certificate delivered pursuant hereto shall terminate at, and shall not survive, the Closing.

(b)            Each of the covenants or agreements of the Parties contained in this Agreement shall terminate at, and shall not survive, the Closing, except for those covenants that by their terms contemplate performance in whole or in part after the Closing, which shall continue in full force and effect until such covenants are performed in accordance with their respective terms.

(c)            The right to indemnification set forth in Section 8.2 shall survive until the date that is 18 months following the Closing Date. No Person shall be entitled to indemnification, and no Action seeking to recover Losses or other relief shall be commenced or maintained, after the end of the relevant survival period set forth herein, unless a claim for indemnification with respect thereto has previously been made in accordance with this Agreement.

8.2            Indemnification by Seller.

(a)            Subject to the provisions of this ARTICLE VIII, from and after the Closing until the date that is 18 months following the Closing Date, the Seller Parties shall indemnify, defend and hold harmless Buyer and its Affiliates (including, after the Closing, the Azstarys Entities) and their respective Representatives, successors and permitted assigns in their capacity as such (collectively, the “Buyer Indemnitees”) from and against any and all Losses actually incurred or suffered as the result of or in connection with: (i) Section 7 of Exhibit G hereto (Delayed Transfers), Section 5.10 (Transfer Taxes), Section 5.16 (Wrong Pockets), Section 5.17 (Seller Continued Existence) and Section 5.21 (Seller Insurance Policies), in each case, for the period it survives, (ii) the Retained Liabilities, and (iii) Indemnified Taxes.

(b)            Notwithstanding anything to the contrary in this Agreement, the maximum amount of Losses for which the Buyer Indemnified Parties shall be entitled pursuant to this ARTICLE VIII from the Seller Parties in respect of any Losses of the type described in Section 8.2(a) shall be equal to the Indemnification Escrow Amount. The Buyer Indemnified Parties shall not be entitled to be indemnified, defended, held harmless or reimbursed to the extent that the amount of such Losses exceeds the balance of funds remaining in the Indemnification Escrow Account. Any Losses for which a Buyer Indemnified Party is determined pursuant to a Final Determination to be entitled to indemnification pursuant to Section 8.2(a) shall be satisfied from the balance of funds remaining in the Indemnification Escrow Account.

8.3            Indemnification by Buyer.

(a)            Subject to the provisions of this ARTICLE VIII, from and after the Closing until the date that is 18 months following the Closing Date, Buyer shall indemnify, defend and hold harmless the Seller Parties and their respective Affiliates and Representatives, successors and permitted assigns in their capacity as such (collectively, the “Seller Indemnitees”) from and against any and all Losses incurred or suffered as the result of or arising out of (i) the Assumed Liabilities (ii) any Liability relating to the ownership, conduct or operation of the Business or the ownership or use of the Transferred Assets or Assumed Liabilities following the Closing and (iii) Section 9.4 (Tax Refunds).

(b)            Notwithstanding anything to the contrary in this Agreement, the maximum amount of Losses for which the Seller Indemnified Parties shall be entitled pursuant to this ARTICLE VIII from Buyer in respect of any Losses of the type described in Section 8.3(a) shall be $20,000,000.

8.4            Limitations. Notwithstanding anything to the contrary set forth in this Agreement:

(a)            With respect to each indemnification obligation contained in this Agreement, all Losses shall be net of, and reduced by any third-party insurance or indemnity, contribution or similar proceeds (net of the cost of recovery, any retention or deductible, and any increase in premium attributable to such recovery) that have been actually recovered by the Indemnified Party (including the R&W Policy) or its Affiliates in connection with any Losses giving rise to the right of indemnification. The Indemnified Party shall use reasonable best efforts to recover any such insurance or other proceeds from third parties to the same extent such Indemnified Party would recover such proceeds if such Losses were not subject to indemnification hereunder. If an Indemnified party receives any third-party insurance or indemnification, contribution or similar proceeds in respect of such Losses for which has previously been indemnified by an Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the lesser of (i) such Third-Party Payment or (ii) the amount of such previously indemnified Losses. No Indemnified Party will be entitled to recover damages in respect of any claim under this Agreement or otherwise obtain indemnification (including under the R&W Policy) more than once in respect of the same Losses suffered. In the event that a circumstance gives rise to more than one right of claim or constitutes a breach of more than one covenant or agreement hereunder, the relevant party shall be entitled to be indemnified or make recovery only once in respect of any such Losses incurred .

(b)            Buyer shall use its commercially reasonable efforts to seek recovery under the R&W Policy with respect to Losses for which it seeks to be indemnified pursuant to ARTICLE VIII, to the extent such Losses result from or relate to a matter that is or could reasonably be covered under the R&W Policy.

(c)            Notwithstanding anything to the contrary herein, but subject to Section 1.4(d), in no event shall any Indemnifying Party be required to indemnify, defend, hold harmless, pay or reimburse any Indemnified Party for Losses under this ARTICLE VIII to the extent such Losses were specifically taken into account in the determination of the amounts reflected in the Post-Closing Adjustment.

(d)            Notwithstanding anything to the contrary contained in this Agreement, except to the extent awarded by a court to a third party pursuant to a Third-Party Claim, (i) no Indemnifying Party shall have any liability to an Indemnified Party in respect of, and Losses shall not include, any punitive, special or exemplary damages and (ii) no “multiple of profits” or “multiple of cash flow” or other similar valuation methodology or performance metric shall be used in calculating the amount of any Losses.

(e)            Each Indemnified Party shall have reasonable best efforts to minimize and mitigate any indemnifiable Loss.

8.5            Procedures.

(a)            Any Buyer Indemnitee or Seller Indemnitee entitled to be indemnified under this ARTICLE VIII (each, an “Indemnified Party”) shall promptly give written notice to the Party from whom indemnification may be sought (the “Indemnifying Party” and such notice the “Claim Notice”) of any claim for indemnification (a “Claim”), indicating, with reasonable specificity the basis for and nature of such Claim (including the facts constituting the basis of such Claim), the estimated amount and calculation of the Losses for which the Indemnified Party has or may sustain (and a good faith estimate of any such future Losses relating thereto) and reasonable supporting documentation (to the extent available). Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Action made or brought by any Person (other than a Buyer Indemnified Party or a Seller Indemnified Party in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), reasonably promptly after the Indemnified Party becomes aware of such potential Action (but in no event more than ten Business Days following the first date on which such Indemnified Party has knowledge of such potential Action), and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), reasonably promptly after the Indemnified Party becomes aware of the facts constituting the basis for such Direct Claim (but in no event more than 90 days following the first date on which such Indemnified Party has knowledge of such facts); provided that a failure by the Indemnified Party to give notice and to tender the defense of the Action in a timely manner pursuant to this Section 8.5(a) shall not limit the obligations of the Indemnifying Party under this ARTICLE VIII, except to the extent such Indemnifying Party is actually materially prejudiced thereby. The Indemnified Party shall cooperate with and provide to the Indemnifying Party such information under the Indemnified Party’s control as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party reasonably informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith.

(b)            With respect to any Third-Party Claim, the Indemnifying Party under this ARTICLE VIII shall have the right, but not the obligation, by giving written notice to the Indemnified Party within 30 days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume the control and defense, at its own expense and by counsel of its own choosing, of such Third-Party Claim and any Third-Party Claims related to the same or a substantially similar set of facts, and the Indemnified Party shall cooperate in good faith in such defense; provided that the Indemnifying Party shall not be entitled to assume the control and defense of such Third-Party Claim, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if (i) such Third-Party Claim relates to or arises in connection with any criminal or regulatory claim involving the Indemnified Party as a defendant, (ii) the matter that is the subject of such Third-Party Claim seeks the imposition of an injunction or equitable relief against the Indemnified Party or (iii) an actual or likely conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel inappropriate. Subject to the foregoing, the Indemnified Party shall have the right to employ separate legal counsel and to participate in but not control the defense of such Action at its own cost and expense; provided that, subject to the provisions of this ARTICLE VIII, the Indemnifying Party shall bear the reasonable fees of one firm of legal counsel (and one additional firm of legal counsel in each jurisdiction implicated in such Action) representing all Indemnified Parties in such Action and all related Actions, if, but only if, the defendants in such Action include both an Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have reasonably concluded, based on the advice of legal counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Action. In any event, the Indemnified Party shall cause any independent legal counsel it retains to reasonably cooperate with the Indemnifying Party and its legal counsel. If the Indemnifying Party does not assume the control and defense of a Third-Party Claim or fails to diligently prosecute the defense of such Third-Paty Claim, it the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of such counsel to the Indemnified Party if the Indemnifying Party is required to indemnify the Indemnified Party for such Third-Party Claim pursuant to this ARTICLE VIII. The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Action and the defense thereof and shall consider in good faith and recommendations made by the other Party with respect thereto.

(c)            (i) No Indemnifying Party may settle any Third-Party Claim that the Indemnifying Party controls without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement would (A) include a complete and unconditional release of each Indemnified Party from all Liabilities or obligations with respect thereto, (B) not impose any non-monetary Liability or obligation (including any equitable remedies) on the Indemnified Party and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party, and (ii) no Indemnified Party may settle any Third-Party Claim that the Indemnified Party controls and for which the Indemnifying Party is providing indemnification hereunder, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

8.6            Indemnification Payments.

(a)            In respect of any Losses for which a Buyer Indemnitee is entitled to recover pursuant to Section 8.2, unless the Seller disputes its liability in accordance with Section 8.5, Buyer and Seller shall deliver joint written instructions to the Escrow Agent to distribute the aggregate amount of such Losses to the Buyer from the Indemnification Escrow Account no later than five (5) Business Days following any Final Determination of the claims set forth in the related Claim Notice.

(b)            In respect of any Losses for which a Seller Indemnitee is entitled to recover pursuant to Section 8.3, Buyer shall pay to applicable Seller Indemnitee the aggregate amount of such Losses for which it is liable hereunder, in immediately available funds, to an account specified by such Seller Indemnitee, no later than five (5) Business Days following any Final Determination of the claims set forth in the related Claim Notice.

8.7      Representation & Warranty Insurance(a)      . At or prior to the Closing, Buyer may, at its discretion, obtain representation and warranty insurance with respect to this Agreement (a “R&W Policy”), and the Seller Parties shall cooperate with any reasonable requests by Buyer to assist Buyer in obtaining the R&W Policy. Any R&W Policy shall provide that (a) the insurer thereunder waives, will not have the right to pursue, and will not pursue, a claim against the Seller Parties or any of its Affiliates by way of subrogation, claim for contribution or otherwise, other than in the case of claims of, or causes of action arising from, Fraud, (b) the Seller Parties are the express beneficiary of the provisions of the R&W Policy referred to in the foregoing clause (a) and shall be entitled to enforce such provisions, and (c) the provisions of the R&W Policy referred to in the foregoing clause (a) may not be amended, modified, supplemented or restated in any manner or respect adverse to the Seller Parties without the prior written consent thereof. The cost of the premiums together with all taxes, underwriting or similar fees or expenses in connection with the R&W Policy shall be paid by Buyer.

8.8            Remedies.

(a)            From and after the Closing, the Parties acknowledge and agree that this ARTICLE VIII and Section 1.4 shall be the sole and exclusive remedy of the Indemnified Parties, including Buyer and the Seller Parties, for Losses in connection with this Agreement and the Transactions; provided that, nothing in this ARTICLE VIII shall limit any Party’s right to obtain specific performance or other injunctive relief in accordance with Section 10.4 of this Agreement or as expressly provided in any Ancillary Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this ARTICLE VIII shall limit either Party’s right to bring claims following the Closing for any claims based on Fraud.

(b)            In furtherance of the foregoing, effective as of the Closing:

(i)            Buyer, on behalf of itself and the other Buyer Indemnified Parties (including the Azstarys Entities), hereby unconditionally and irrevocably waive, release, remise and forever discharge any and all rights, claims and Losses of any type that they have had, now have or might now or hereafter have against the Seller Parties to the extent based on facts, circumstances, occurrences or omissions existing, occurring or arising at or prior to the Closing and relating to or arising out of this Agreement, the Transactions contemplated hereby, the Azstarys Entities or the Business; provided, however, that the foregoing release in this clause (i) will not cover and therefore will not affect any rights of Buyer or any Buyer Indemnified Party under this Agreement or any Ancillary Agreement, or any claims against Sellers for Fraud.

(ii)            The Seller Parties, on behalf of themselves and the other Seller Indemnified Parties, hereby unconditionally and irrevocably waive, release, remise and forever discharge any and all rights, claims and Losses of any type that they have had, now have or might now or hereafter have against Buyer and the Buyer Indemnifying Parties to the extent based on facts, circumstances, occurrences or omissions existing, occurring or arising at or prior to the Closing and relating to or arising out of this Agreement, the Transactions contemplated hereby, the Azstarys Entities or the Business; provided, however, that the foregoing release in this clause (ii) will not cover and therefore will not affect any rights of the Seller Parties or any Seller Indemnified Party under this Agreement or any Ancillary Agreement, or any claims against Buyers or any of their Related Parties (including the Azstarys Entities) for Fraud.

ARTICLE IX

tax matters

9.1            Tax Returns. Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Azstarys Entities that are required to be filed (taking validly obtained extensions into account) after the Closing Date, in a manner consistent with past practices of the relevant Azstarys Entity (unless otherwise required by applicable Laws). If any such Tax Return could reasonably be expected to give rise to or increase any Seller Party’s Tax liability, Accrued Taxes or Seller’s indemnification obligation pursuant to Section 8.2, Buyer shall provide a copy of such Tax Return to Commave Seller Party’s at least thirty calendar days before the due date for such Tax Return and incorporate reasonable comments delivered in writing by Commave Seller to Buyer within fifteen days of Commave Seller’s receipt of a copy of such Tax Return.

9.2            Tax Proceedings.

(a)            Any Party that receives any notice of a pending or threatened U.S. federal, state, local or non-U.S. audit, suit, examination, refund litigation, adjustment in controversy or other administrative proceeding or court proceeding against or with respect to any Azstarys Entity that relates to any Pre-Closing Tax Period (a “Tax Proceeding”) shall promptly notify the other Parties promptly upon receipt of such notice.

(b)            To the extent that any Tax Proceeding could reasonably be expected to give rise to or increase any Seller Party’s Tax liability, Accrued Taxes or Seller Party’s indemnification obligation pursuant to Section 8.2, Buyer shall, and shall procure that the relevant Azstarys Entity, (i) allow the Commave Seller the right to participate in such Tax Proceeding and to employ counsel of its choice at its own expense, (ii) keep the Commave Seller reasonably informed as to the status of any such Tax Proceeding, including providing copies of all correspondence, notices and other written materials received from or to be delivered to the applicable Governmental Entity, and give serious and good faith consideration to any reasonable comments that Commave Seller or its counsel may have with respect thereto, and (iii) not settle, compromise or otherwise resolve such Tax Proceeding without the prior written consent of Commave Seller (not to be unreasonably withheld, conditioned or delayed).

(c)            Notwithstanding anything else to the contrary in this Agreement, the rights and obligations of the Parties and the procedures regarding Tax Proceedings shall be governed by this Section 9.2.

9.3            Cooperation. Each Party shall cooperate with the other Party and provide assistance as the other Party may reasonably request, in each case, with respect to Tax matters of or with respect to the Azstarys Entities relating to the Pre-Closing Tax Period. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such Tax matters and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing, the Parties shall only be required to provide Tax information relating exclusively to the Azstarys Entities.

9.4            Tax Refunds. Any Tax refunds, credits or receivables or reduction in liability for Taxes that are actually received or realized by Buyer and its Affiliates (including for this purpose the Azstarys Entities) that relate to Accrued Taxes, Indemnified Taxes or any Taxes paid by the Azstarys Entities in respect of a Pre-Closing Tax Period (“Tax Refunds”) shall be for the account of the applicable Seller Party (determined net of any Taxes, fees or other costs incurred by Buyer in obtaining such Tax Refund), except to the extent such Tax Refunds have been taken into account as a credit in the calculation of the Final Cash Consideration, as finally determined in accordance with Section 1.4. Buyer shall pay over, or cause to be paid over, the amount of any such Tax Refunds to the applicable Seller Party within ten Business Days after the receipt or realization thereof. Notwithstanding anything to the contrary, Buyer and its respective Affiliates shall not be required to make any payment with respect to any Tax Refund (and such Tax Refund shall be for the benefit of Buyer) with respect to (i) any Tax Refund that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a taxable period (or portion thereof) beginning on or after the Closing Date, (ii) any Tax Refund resulting from the payment of Taxes made on or after the Closing Date to the extent the Seller Parties have not borne such Tax or (iii) any Tax Refund is required to be paid over to any Person by the Company under applicable Law or pursuant to a provision of a Contract or other agreement entered (or assumed) by Buyer or the Company on or prior to the Closing Date. In the event any Tax Refund is later reversed and required to be paid over to the applicable Governmental Entity, the Seller Parties will be required to make such payment, including any interest and other additions thereto, to the appropriate Governmental Entity.

9.5            Post-Closing Actions and Elections. Without the prior written consent of the Commave Seller (not to be unreasonably withheld, conditioned or delayed) and except as required by applicable Law, Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing, the Azstarys Entities) to (a) amend, refile or otherwise modify any Tax Returns of the Azstarys Entities to the extent such Tax Return relates to any Pre-Closing Tax Period, (b) make, revoke or change any Tax election that has retroactive effect to any Pre-Closing Tax Period (other than the election under Section 338(g) of the Code contemplated in Section 5.11), (c) extend or waive any statute of limitations or other period for the assessment of any Tax or deficiency related to any Pre-Closing Tax Period, or (d) initiate or file any voluntary disclosure or similar agreements with any Governmental Entity regarding any Tax matter related to any Pre-Closing Tax Period, in each case, to the extent such amendment, election or action could give rise to or increase any Seller Party’s Tax liability, Accrued Taxes or Seller Party’s indemnification obligation pursuant to Section 8.2.

ARTICLE X

Miscellaneous and General

10.1            Amendment; Waiver. Any provision of this Agreement may be amended, modified, supplemented or waived only by an instrument in writing duly executed by each Party (in the case of an amendment) or by the Party affected thereby (in the case of a waiver). Any such amendment, modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon the Parties, and any such waiver shall be effective only in the specific instance and for the purposes for which given. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as provided in ARTICLE VIII.

10.2            Expenses. Except as otherwise provided in this Agreement and the Transaction Documents and whether or not the Transactions are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

10.3            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

10.4            GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)            This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction (whether of the State of Delaware or any other jurisdiction) would be required thereby.

(b)            Each Party agrees that it shall bring any Action in respect of any claim based upon, arising out of or relating to this Agreement or any Transaction Document or the Transactions exclusively in the Delaware Court of Chancery of the State of Delaware; provided, however, that if the Delaware Court of Chancery does not have jurisdiction over any such Action, any such Action shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware (the “Chosen Courts”). Each Party (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)            EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.4(c).

(d)            Irreparable damage would occur in the event that any covenant herein were not to be performed in accordance with its terms. Accordingly, each Party shall be entitled to seek one or more injunctions to prevent any breach of covenant and to enforce specifically this Agreement in the Chosen Courts, in addition to any other remedy to which such Party may be entitled at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction (and the other Party hereby waives such requirement).

10.5            Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier to the Person or entity for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email, as provided in this Section 10.5; provided that the sender does not receive a notice of failed delivery or automatically generated response:

To Buyer:

Collegium Pharmaceutical, Inc.
100 Technology Center Drive

Suite 300, Stoughton, MA 02072
Telephone:	(781) 713-3699
Email:	[***]
Attn:	Chief Executive Officer

With a copy to (which shall not constitute notice):

Goodwin Procter LLP 3025 John F. Kennedy Blvd.

Philadelphia, PA 19104
Attn:	Jennifer L. Porter and Stephanie Isaia
Email:	[***] and [***]

To the Seller Parties:

Corium Therapeutics Holdings, LLC
c/o Corium, LLC
55 Cambridge Parkway, #401
Cambridge, MA 02142
Attention: Peter Agnes
E-mail: [***]

With a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Matt Hurd and Mimi Wu
E-mail: [***] and [***]

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.

10.6            Entire Agreement. This Agreement (including any exhibits or schedules hereto, which are expressly incorporated herein) and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof; provided, however, that each Party acknowledges and agrees that the Confidentiality Agreement shall automatically terminate and be of no further force or effect at and as of the Closing and this Agreement supersedes any provision to the contrary in the Confidentiality Agreement.

10.7            No Third-Party Beneficiaries. There shall be no third-party beneficiaries of this Agreement, any Transaction Document or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any Person other than the parties hereto and thereto any claim, cause of action, right or remedy, except as set forth in or contemplated by Section 5.8 (Release), which may be enforced by the Indemnitees as set forth in Section 5.8 (Release).

10.8            Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.9            Interpretation; Construction.

(a)            The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated.

(b)            If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in U.S. Dollars. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to it as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or transmission by email. A reference to information “made available,” “provided” or “delivered” to Buyer shall mean that such information was (i) contained in the Virtual Data Room administered by or on behalf of the Seller Parties at least one day prior to the date hereof or (ii) actually (including electronically) delivered or provided to Buyer or any of its Representatives at least one day prior to the date hereof.

(c)            Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and all attachments thereto and instruments incorporated therein.

(d)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e)            The Parties drafted this Agreement jointly through the exchange of drafts hereof, so no presumption or burden of proof favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f)            Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

(g)            The Seller Parties has or may have set forth information in the Seller Disclosure Letter in a Section of such Seller Disclosure Letter that corresponds to the Section of this Agreement to which it relates. The fact that any item of information is disclosed in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent based on a plain reading of such disclosure.

10.10            Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a)            Conflicts of Interest. Buyer acknowledges that Sullivan & Cromwell LLP (“Prior Company Counsel”) has, on or prior to the Closing Date, represented one or more of the Seller Parties, the Company and other Affiliates, and their respective officers, employees and directors (each such Person, other than the Company, a “Designated Person”) in one or more matters relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) and (y) in which Buyer or any of its Affiliates (including the Company and the Company Subsidiary), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Buyer and the Seller Parties hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representation”) and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its Affiliates (including the Company), and even though Prior Company Counsel may (A) have represented the Seller Parties or the Company in a matter substantially related to such dispute or (B) be currently representing the Seller Parties or the Company. Without limiting the foregoing, each of Buyer and the Seller Parties (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information substantially related to such Post-Closing Representations learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Company or Prior Company Counsel’s duty of confidentiality as to the Company and whether or not such disclosure is made before or after the Closing.

(b)            Attorney-Client Privilege. Buyer (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company, on the other hand (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, in each case to the extent occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, the Company and their respective Affiliates, it being the intention of the Parties hereto that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privileges, shall be retained by the Seller Parties, and shall not pass to or be claimed or used by Buyer or the Company, except as provided in the last sentence of this Section 10.10(b). Furthermore, each of Buyer and the Company (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons to the extent related to an Existing Representation or a Post-Closing Representation shall not be subject to any joint privilege (whether or not the Company also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company, on the one hand, and a third party other than a Designated Person, on the other hand, the Company shall (and shall cause its Affiliates to) assert to the extent available the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of the Seller Parties, which consent shall not be unreasonably conditioned, withheld or delayed.

(c)            Privileged Materials. All such Pre-Closing Privileges and all books and records and other documents of the Company to the extent containing any advice or communication that is subject to any Pre-Closing Privilege, in each case, solely to the extent related to the Transactions, this Agreement or any Ancillary Agreement, or the negotiations and discussions arising out of or relating to the Transaction, this Agreement and any Ancillary Agreement (“Privileged Materials”), shall be deemed excluded from the acquisition of the Interests, and shall be distributed to the Seller Parties (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records to the extent containing any Privileged Materials) no copies retained by the Company. Absent the prior written consent of the Seller Parties (which consent shall not be unreasonably conditioned, withheld or delayed), none of Buyer or (following the Closing) the Company shall have a right of access to Privileged Materials. The Company hereby agrees not to search for or use any Privileged Materials existing on the Company’s servers, electronic backup systems, e-mail archives or any other books and records after the Closing, and the parties agree to take all reasonable steps necessary to ensure such privilege shall survive the Closing.

(d)            Miscellaneous. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Company) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 10.10 shall be irrevocable, and no term of this Section 10.10 may be amended, waived or modified, without the prior written consent of the Seller Parties and Prior Company Counsel affected thereby.

10.11            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party, except that (a) Buyer may assign any and all of its rights or obligations under this Agreement to one or more of its wholly owned Subsidiaries if such assignment would not reasonably be expected to prevent or materially delay the Closing and (b) the Seller Parties may assign any or all of its rights to receive Milestone Payments under this Agreement to any Affiliate; provided, however, that in each case, no such assignment shall relieve Buyer or the Seller Parties of any of their obligations hereunder. Any purported assignment in violation of this Agreement is void. Any assignment of rights to receive Milestone Payments pursuant to this Section 10.11 shall be made only through a book entry system maintained by Buyer. The foregoing sentence shall be construed so that Buyer’s obligation to pay Milestone Payments shall be treated as an obligation that is maintained in “registered form” withing the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

10.12            Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement or any Party under any of the Transaction Documents, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party. With respect to any covenants or other obligations of any of Buyer’s or the Seller Parties’ controlled Affiliates that are to be performed hereunder, Buyer or the Seller Parties, as applicable, shall cause the applicable Person(s) to perform such covenants and other obligations, and shall be responsible for any failure by such Person(s) to perform such covenants or other obligations, in each case, as set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

CORIUM THERAPEUTICS HOLDINGS, LLC

By:	/s/ Peter W. Agnes III
	Name:	Peter W. Agnes III
	Title:	Manager

By:	/s/ Rakhee Ditta
	Name:	Rakhee Ditta
	Title:	Manager

CORIUM, LLC

By:	/s/ Todd Smith
	Name:	Todd Smith
	Title:	Chief Executive Officer

By:	/s/ Timothy Moore
	Name:	Timothy Moore
	Title:	General Counsel, Chief Compliance Officer & Secretary

COLLEGIUM PHARMACEUTICAL, INC.

By:	/s/ Vikram Karnani
	Name:	Vikram Karnani
	Title:	President and Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Exhibit A.

“2025 Audited Financial Statements” has the meaning set forth in Section 6.2(f).

“Accountant” has the meaning set forth in Section 1.4(b)(iii).

“Accounting Principles” means accounting principles in accordance with GAAP, applied consistent with the policies, practices and procedures specified in Exhibit D attached hereto.

“Accrued Taxes” means: the aggregate amount (which shall not be less than zero for any type of Tax or in any jurisdiction) of the unpaid income Tax liabilities of the Company or the Company Subsidiary attributable to the Pre-Closing Tax Period, provided that, for purposes of calculating any such liability, Accrued Taxes shall (i) be determined in accordance with past practices (including reporting positions and accounting methods) of the Company in compliance with applicable Law in preparing Tax Returns, unless otherwise required by Law or this definition; (ii) exclude any deferred Tax liabilities and deferred Tax assets, (iii) include all adjustments pursuant to Section 481 of the Code (or any analogous or similar provision of state, local, or non-U.S. Law) attributable to an event or transaction in the Pre-Closing Tax Period that will not previously have been included in taxable income by the Company or the Company Subsidiary, (iv) exclude contingent Tax liabilities or accruals or reserves established or required to be established under the Accounting Principles in respect of any speculative or contingent liabilities for Taxes or with respect to uncertain Tax positions, (v) be reduced by the sum of all Tax credits, estimated Tax payments or overpayments of Taxes made or received in a Pre-Closing Tax Period that are reasonably expected to reduce the amount of unpaid Tax liabilities of the Company or the Company Subsidiary attributable to the Pre-Closing Tax Period, (vi) be determined such that deductions arising from Seller Transaction Expenses and Indebtedness shall be applied to the Pre-Closing Tax Period to the extent attributable to the Pre-Closing Tax Period at a “more likely than not” or greater level of comfort, and (vii) be determined without regard to any action of Buyer or any of its Affiliates taken following the Closing.

“Action” means any action, suit, demand, claim, complaint, litigation, investigation, inquiry, review, audit, formal proceeding, arbitration, hearing, criminal prosecution, unfair labor practice charge or complaint, examination or other similar dispute.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, (a) prior to the Closing, the Company nor the Company Subsidiary shall not be an “Affiliate” of Buyer and (b) following the Closing, the Company shall not be an “Affiliate” of the Seller Parties.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 1.9.

“Alternative Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person or group of Persons (or the shareholders of any Person) other than Buyer and its Affiliates relating to, or with respect to, or that could reasonably be expected to lead to, (i) a transaction involving the sale, directly or indirectly, to a third party of 50% or more of the capital stock or other equity interests in, or the business of, Commave Seller (solely to the extent related to the Business), the Company, the Company Subsidiary or Corium Seller (solely to the extent related to the Business), (ii) a merger, consolidation, recapitalization or other business combination transaction involving Commave Seller (solely to the extent related to the Business), the Company, the Company Subsidiary or Corium Seller (solely to the extent related to the Business) or (iii) a sale, lease, exclusive license or other transfer of all or a material portion of the assets of Commave Seller (solely to the extent related to the Business), the Company, the Company Subsidiary or Corium Seller (solely to the extent related to the Business), not including the sale of inventory in the ordinary course of business.

“Ancillary Agreements” means the Transition Services Agreement, the Escrow Agreement and the Instruments of Assignment.

“Anti-Corruption Laws” has the meaning set forth in Section 3.24(a).

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Date” means January 1, 2023, and with respect to Section 3.16, January 1, 2021.

“Azstarys” means the pharmaceutical product of the Company, which contains seventy percent (70%) serdexmethylphenidate co-formulated with thirty percent (30%) dexmethylphenidate, in any dosage form, formulation, presentation or package configuration, alone or in combination, approved by the FDA for the treatment of attention-deficit hyperactivity disorder in patients ages six and older.

“Azstarys Entities” means each of the Company, the Company Subsidiary and, following the Pre-Closing Reorganization, NewCo.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.3.

“Base Purchase Price” means $650,000,000.

“Benefit Plan” means, with respect to any entity, any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the entity or any of its Subsidiaries. Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), employment, non-compete and/or non-solicit, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Business” means the research, development, manufacture, packaging, labeling, testing, distribution, storage marketing, advertising, promotion, importation, exportation, sale, offer for sale and other commercialization or distribution of Azstarys, as currently conducted by the Seller Parties and their Subsidiaries.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Buyer” has the meaning set forth in the Preamble.

“Buyer’s Allocation Notice” has the meaning set forth in Section 1.9.

“Buyer Severance Obligations” has the meaning set forth in Section 5.7(a)(iii).

“Cash” means, as of the Measurement Time, the cash and cash equivalents required to be reflected as cash and cash equivalents on a balance sheet of the Company and the Company Subsidiary as of such date, prepared in accordance with the Accounting Principles; provided that Cash shall (without duplication) (x) be increased by checks, drafts and other similar instruments in transit that have been received and deposited into, but have not cleared, the bank accounts of, the Company or Company Subsidiary, to the extent the respective amounts of such checks, drafts and instruments are not included in the calculation of Net Working Capital and (y) be reduced by (i) the aggregate amount of all checks, drafts and other similar instruments issued by the Company and outstanding but uncleared as of such time (to the extent the respective amounts of such checks, drafts and other similar instruments are not included in the calculation of Net Working Capital) and (ii) of any cash that is not freely usable for the payment of Indebtedness or settlement of any current liabilities of the Company and the Company Subsidiary without penalty, Tax, offset, reduction or obligation to replenish (but in each such case only to the extent of the amount of any such penalty, Tax, offset, reduction or obligation to replenish, together with the amount of reasonable costs and expenses to effectuate such dividend or distribution and make any necessary filings in connection therewith).

“Chosen Courts” has the meaning set forth in Section 10.4(b).

“Claim” has the meaning set forth in 8.5(a).

“Claim Notice” has the meaning set forth in 8.5(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Cash” has the meaning set forth in the definition of “Post-Closing Statement.”

“Closing Cash Consideration” means an amount equal to:

(a)            the Base Purchase Price; plus

(b)            the Estimated Net Working Capital Adjustment Amount; minus

(c)            the Estimated Indebtedness; plus

(d)            the Estimated Cash; minus

(e)            the Estimated Seller Transaction Expenses; minus

(f)            the Indemnification Escrow Amount; minus

(g)            the Net Sales Escrow Amount; minus

(h)            the Returns Escrow Amount; minus

(i)            the Corium Cash Consideration.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Indebtedness” has the meaning set forth in the definition of “Post-Closing Statement.”

“Closing Net Working Capital” has the meaning set forth in the definition of “Post-Closing Statement.”

“Closing Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (a) the aggregate Closing Net Working Capital of the Company, minus (b) the Target Net Working Capital; provided that, if the difference between (x) the aggregate Closing Net Working Capital of the Company minus (y) the Target Net Working Capital is between -$1,000,000 and $1,000,000, then the Closing Net Working Capital Adjustment Amount shall be $0.

“Closing Seller Transaction Expenses” has the meaning set forth in the definition of “Post-Closing Statement.”

“Code” means the Internal Revenue Code of 1986.

“Commave Seller” has the meaning set forth in the Preamble.

“company” includes any company, corporation or body corporate (including a limited liability company), wherever incorporated.

“Company” has the meaning set forth in the Recitals.

“Company Benefit Plan” means any Benefit Plan sponsored or maintained by, or required to be contributed to by, the Company, NewCo or the Company Subsidiary.

“Company IT Assets” means all IT Assets owned, used or held for use by the Company and the Company Subsidiary.

“Company Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company or the Company Subsidiary.

“Company Licensed Intellectual Property” means all Intellectual Property Rights in or to which the Company or the Company Subsidiary has received a license, covenant not to assert or similar right from any other Person.

“Company Organizational Documents” has the meaning set forth in Section 3.1.

“Company Subsidiary” means Commave Therapeutics SA.

“Confidentiality Agreement” means the confidentiality agreement, entered into between Corium Seller and Buyer, dated January 6, 2026.

“Continuing Employees” has the meaning set forth in Section 5.7(a).

“Contract” means any written agreement, undertaking, lease, license, contract, note, mortgage, indenture, arrangement or other written obligation.

“Corium Cash Consideration” means an amount equal to the Intercompany Receivable Amount minus the Hercules Loan Payoff Amount.

“Corium Seller” has the meaning set forth in the Preamble.

“CT Benefit Plan” means any Benefit Plan (other than any Company Benefit Plan) sponsored or maintained by, or required to be contributed to by, Corium Seller or any of its ERISA Affiliates, in each case, with respect to the Employees.

“Current Assets” means the current assets of the Company, which current assets shall include only the line items set forth on Exhibit E, calculated in accordance with the Accounting Principles, and no other assets.

“Current Liabilities” means the current liabilities of the Company, which current liabilities shall include only the line items set forth on Exhibit E, calculated in accordance with the Accounting Principles, and no other liabilities.

“DEA” means the Drug Enforcement Administration or any successor agency thereto.

“Debt Payoff Letters” has the meaning set forth in Section 5.13.

“Designated Person” has the meaning set forth in Section 10.10(a).

“Direct Claim” has the meaning set forth in Section 8.5(a).

“Disclosing Party” has the meaning set forth in Section 5.3(a)(v).

“Disputed Items” has the meaning set forth in Section 1.4(b)(iii).

“Employee” means each individual employed by the Company, the Company Subsidiary and Corium Seller, in each case inclusive of those individuals absent from work due to short-term disability, long-term disability, circumstances covered by workers’ compensation, military leave, Family and Medical Leave Act leave or other leave of absence.

“Employee List” has the meaning set forth in Section 3.10(a).

“Environmental Law” means any Law relating to: (a) the protection, investigation or restoration of the environment, health, safety or natural resources, including as it relates to Hazardous Substance exposure, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Escrow Agent” means UMB Bank, National Association.

“Escrow Agreement” means an escrow agreement to be entered into by Buyer, Commave Seller and the Escrow Agent prior to or at the Closing, in form and substance reasonably acceptable to each of Commave Seller and Buyer, under which the Escrow Agent shall act as escrow agent with respect to (a) an escrow account (the “Net Sales Escrow Account”) for the purposes of securing any payment payable by the Seller Parties pursuant to Section 1.5(a), (b) an escrow account (the “Returns Escrow Account”) for the purposes of securing any payment payable by the Seller Parties pursuant to Section 1.5(b) and (c) an escrow account (the “Indemnification Escrow Account”) for the purposes of paying any indemnification obligations of the Seller Parties pursuant to, and in accordance with, ARTICLE VIII.

“Escrow Deposits” has the meaning set forth in Section 1.3(b)(iv).

“Estimated Cash” has the meaning set forth in the definition of “Estimated Closing Statement” (as the same may be updated and redelivered in accordance with Section 1.4).

“Estimated Closing Statement” means the written statement delivered pursuant to Section 1.4(a), setting forth Commave Seller’s good-faith calculations of the Closing Cash Consideration determined in accordance with the Accounting Principles, that shall take into account, and set forth as separate line items, all items establishing the basis for such calculations, in each case, as of the Measurement Time, including (a) a good-faith calculation of the Net Working Capital (which shall be prepared in accordance with Exhibit E) (the “Estimated Net Working Capital”) and (b) good-faith estimates of Cash (“Estimated Cash”), Indebtedness (“Estimated Indebtedness”) and Seller Transaction Expenses (“Estimated Seller Transaction Expenses”), in each case of clause (a) and (b), assuming that the Pre-Closing Reorganization occurs as of the Measurement Time.

“Estimated Indebtedness” has the meaning set forth in the definition of “Estimated Closing Statement” (as the same may be updated and redelivered in accordance with Section 1.4).

“Estimated Net Working Capital” has the meaning set forth in the definition of “Estimated Closing Statement” (as the same may be updated and redelivered in accordance with Section 1.4).

“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (a) the aggregate Estimated Net Working Capital of the Company, minus (b) the Target Net Working Capital.

“Estimated Seller Transaction Expenses” has the meaning set forth in the definition of “Estimated Closing Statement” (as the same may be updated and redelivered in accordance with Section 1.4).

“Exclusive Distributor Agreement” means that certain Services Agreement, dated as of March 18, 2021, by and between Prasco, LLC (the “Exclusive Distributor”) and Corium Seller, as amended.

“Execution Date” has the meaning set forth in the Preamble.

“Existing Representation” has the meaning set forth in Section 10.10(a).

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“FDCA” has the meaning set forth in the definition of “Healthcare Laws”.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Final Cash Consideration” means an amount equal to:

(a)            the Base Purchase Price; plus

(b)            the Closing Net Working Capital Adjustment Amount; minus

(c)            the Closing Indebtedness; plus

(d)            the Closing Cash; minus

(e)            the Closing Seller Transaction Expenses; minus

(f)            the Indemnification Escrow Amount; minus

(g)            the Net Sales Escrow Amount; minus

(h)            the Returns Escrow Amount; minus

(i)            the Corium Cash Consideration.

“Final Closing Statement” means the Post-Closing Statement that is deemed final in accordance with Section 1.4(b), Section 1.4(b)(ii) or the Post-Closing Statement resulting from the determinations made by the Accountant in accordance with Section 1.4(b)(v), as applicable.

“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to a claim, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

“Fraud” means common law fraud, as interpreted under the Laws of the State of Delaware, in making the representations set forth in ARTICLE II or ARTICLE III or ARTICLE IV, or in the certificates delivered pursuant to Section 6.2(f) and Section 6.3(c).

“Funds Flow Memorandum” means a memorandum setting forth (a) the amount payable to the Seller Parties and to any third-party payee of Estimated Indebtedness or Estimated Seller Transaction Expenses at the Closing, and (b) institutions and account information with respect to the payments set forth in Sections 1.3(b)(i) through 1.3(b)(iii).

“GAAP” means United States generally accepted accounting principles.

“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, including those contained in 21 C.F.R. Parts 11, 50, 54, 56 and 312, the International Council for Harmonization’s (“ICH”) Guideline for Good Clinical Practice, and any similar state, local or foreign Laws, as applicable.

“Good Laboratory Practices” means applicable FDA regulations for conducting non-clinical laboratory studies, including those contained in 21 C.F.R. Part 58, the United States Animal Welfare Act, the ICH Guideline on Nonclinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals, the ICH Guideline on Safety Pharmacology Studies for Human Pharmaceuticals, and any similar state, local or foreign Laws, as applicable.

“Good Manufacturing Practices” means the FDA’s standards for the methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, or holding of a drug, including those contained in 21 C.F.R. Parts 210-211 and any similar state, local or foreign Laws, as applicable.

“Governmental Entity” means any U.S. (federal, state or local) or non-U.S. legislative, administrative or regulatory authority, agency, commission, body, court, tribunal, judicial or arbitral body, securities exchange or other governmental or quasi-governmental entity of competent jurisdiction, including any Regulatory Agency or supranational body.

“Hazardous Substance” means (a) any chemical, material, waste or substance that is toxic, reactive, corrosive, ignitable, flammable or hazardous or that is listed, classified, defined or regulated as a hazardous substance, pollutant, contaminant or waste (or words of similar import) pursuant to any Environmental Law, (b) all substances, materials, wastes or agents for which liability or standards of care or a requirement for investigation or remediation may be imposed under, or that are otherwise subject to, Environmental Law, (c) any petroleum product or by-product, asbestos or asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, perfluoroalkyl and polyfluoroalkyl substances, ethylene oxide, phthalates, noise, odor, mold, radioactive material or radon and (d) any other substance that may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“Healthcare Laws” means, to the extent related to the conduct of the Business as of the date of this Agreement, (a) all applicable Laws governing the safety, efficacy and quality of medicines, biologics or pharmaceuticals as well as the research, development, design, manufacturing, testing, packaging, labeling, storage, import, export, commercialization, marketing, advertising, promotion, sale, and distribution of biopharmaceutical products and their ingredients; (b) all applicable Laws relating to the licensure of facilities; (c) the United States Federal Food, Drug, and Cosmetic Act (the “FDCA”); (d) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute); (e) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); (f) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (g) the False Claims Act, 31 U.S.C. §§ 3729-3733; (h) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (i) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (j) the Exclusion Laws, 42 U.S.C. § 1320a-7; (k) the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; (l) the Patient Protection and Affordable Care Act (Pub. L. No. 111 148), as amended by the Health Information Technology for Economic and Clinical Health Act and the Education Reconciliation Act of 2010 (Pub. L. No. 111 152); (m) Laws governing the protection of human research subjects; (n) the Physician Payment Sunshine Act, 42 U.S.C. § 1320a-7h; (o) the Stark Law, 42 U.S.C. § 1395nn; (p) the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996, 18 U.S.C. §§ 669, 1035, 1347 and 1518, 42 U.S.C. § 1320d et. seq.; (q) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, 42 U.S.C. § 1395w-101 et seq.; (q) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, 42 U.S.C. § 1395w-101 et seq.; (r) all applicable reporting and disclosure requirements under the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), Medicare Part B (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the federal TRICARE program (10 U.S.C. §§ 1071 et seq.), the VA Federal Supply Schedule (38 U.S.C. § 8126); and (s) any related or analogous Laws imposed by any local, state or foreign jurisdiction.

“Healthcare Applicable Date” means six (6) years prior to the execution date.

“Healthcare Professional” means any physician, physician assistant, psychologist, psychiatrist, therapist, advance practice nurse, nurse, social worker, pharmacist, pharmacist technician, counselor, clinician and other clinical personnel who performs health care services for which a permit is required under applicable Law.

“Hercules Loan Agreement” means the Loan and Security Agreement, dated September 23, 2021, by and between Corium Seller, Hercules Capital, Inc., as administrative agent and collateral agent, and the lenders party thereto.

“Hercules Loan Payoff Amount” has the meaning set forth in Section 5.13.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Clearance” has the meaning set forth in Section 6.1(a).

“HSR Filing” has the meaning set forth in Section 5.3(a)(ii).

“ICH” has the meaning set forth in the definition of “Good Clinical Practices”.

“Indebtedness” means borrowings and indebtedness in the nature of borrowings of the Company or Company Subsidiary, including, without duplication:

(a)	borrowings from any bank, financial institution or other entity, including loans and bank overdrafts;

(b)	liabilities under any loan note, loan stock, debenture or other similar instrument or security;

(c)	obligations for the reimbursement of any obligor on any drawn-upon letter of credit, banker’s acceptance, surety bond, debenture, promissory note, performance bond or similar transaction;

(d)	liabilities under a capital or finance lease or hire purchase agreements or any analogous agreement or arrangement creating obligations with respect to the deferred purchase price of property, but excluding, for the avoidance of doubt, any liabilities under operating leases or real property leases;

(e)	all defined benefit or defined contribution pension, multiemployer pension, post-retirement health and welfare benefit, accrued annual or other bonus obligations, and deferred compensation liabilities of the Company or any of its Subsidiaries, together, in each case, with any associated employer payroll taxes;

(f)	all obligations for the deferred purchase price of property or services including pursuant to any earn-out, milestone payment, royalty payment or similar obligation to the extent due and payable (other than current trade payables incurred in the Ordinary Course of Business and payable in accordance with customary practices and not more than 30 days past due);

(g)	all obligations in respect of interest rate and currency swaps, protection agreements, hedges, caps or collar agreements or similar arrangements either generally or under specific contingencies;

(h)	accrued and unpaid interest and premiums, penalties, and prepayment fees and payments with respect to any of the foregoing incurred in connection with the consummation of the Transactions and the other transactions contemplated hereby;

(i)	all obligations of a type referred to in clauses (a) through (k) above which the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise or which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss;

(j)	any accrued and unpaid severance liabilities incurred prior to the Closing Date in respect of any former Employee;

(k)	any and all Accrued Taxes and

(l)	accrued interest, principal, charges, costs, prepayment penalty, fees, or expenses, to the extent due or owing in respect of those items listed in clauses (a) through (k) above, whether resulting from their payment or discharge or otherwise.

For the avoidance of doubt, “Indebtedness” shall not include (i) any trade credit in the Ordinary Course of Business, (ii) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit or the undrawn portions thereof; (iii) liabilities under performance bonds other than amounts then due and owing and not being contested in good faith by appropriate proceedings; or (iv)  any amount included in calculating Net Working Capital or Seller Transaction Expenses.

“Indemnification Escrow Account” has the meaning set forth in the definition of “Escrow Agreement.”

“Indemnification Escrow Amount” means [***].

“Indemnification Escrow Release Date” means the date that is 18 months after the Closing Date.

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“Indemnified Taxes” means, without duplication, and to the extent not taken into account in the calculation of the Final Cash Consideration as finally determined in accordance with Section 1.4, (a) Taxes imposed on or with respect to the Company or the Company Subsidiary for the Pre-Closing Tax Period, (b) any Taxes of the Company or the Company Subsidiary as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law) or as a transferee or successor prior to the Closing (c) Taxes imposed on the Company or the Company Subsidiary that are incurred directly in connection with the Pre-Closing Reorganization, and (d) the Seller Parties’ portion of any Transfer Taxes pursuant to Section 5.10.

“Intercompany Loan Agreement” means that certain Loan Agreement, dated as of May 3, 2022, by and between Company Subsidiary and Corium Seller, as amended on June 23, 2023.

“Instrument of Assignment” has the meaning set forth in Section 1.3(a)(i).

“Insurance Policies” has the meaning set forth in Section 3.21(d).

“Intellectual Property Rights” means all rights anywhere in the world in or to: (a) trademarks, service marks, certification marks, collective marks, logos, symbols, trade dress, trade names, and other designations or indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same (collectively, “Trademarks”); (b) patents, patent applications, registrations, invention disclosures, and similar or equivalent rights in inventions; (c) trade secrets, know-how, data, and other confidential information that derives independent economic value, whether actual or potential, from not being generally known to other Persons (collectively, “Trade Secrets”), (d) published and unpublished works of authorship, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (e) domain names, uniform resource locators, social media handles, and other similar Internet identifiers and locators, and (f) other similar or equivalent rights anywhere in the world. For clarity, (a) through (e) shall include, as applicable, (x) all rights received under any license or other arrangement with respect to the foregoing, (y) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing, and (z) all rights to apply for or register any of the foregoing rights.

“Intercompany Payable Amount” means the amount, as of the Measurement Time (and, for the avoidance of doubt, without giving effect to the Pre-Closing Reorganization), of the trade payables owed by the Company or the Company Subsidiary to Commave Seller or any Subsidiary thereof.

“Intercompany Receivable Amount” means the amount, as of the Measurement Time (and, for the avoidance of doubt, without giving effect to the Pre-Closing Reorganization), of the trade receivables owed to Commave Seller or any Subsidiary thereof by the Company or the Company Subsidiary.

“Intercompany Services Agreement” means the Amended & Restated Services Agreement, dated as of July 20, 2021, by and between the Company Subsidiary and Corium Seller.

“Internal Approvals” has the meaning set forth in the Recitals.

“Interests” has the meaning set forth in the Recitals.

“IRS” means the Internal Revenue Service.

“IT Assets” means technology devices, computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment.

“Know-How” means any data, results, technology or information, in any tangible or intangible form, including know-how, copyrights, Trade Secrets, practices, techniques methods, processes, inventions, developments, specifications, formulae, software, algorithms, study designs and protocols, test data, including pharmacological, biological, chemical, biochemical, clinical test data or data resulting from non-clinical studies, chemistry, manufacturing or controls records and data, stability data or other study data and procedures, in each case, that is of a scientific or technical nature and not generally known to the public; provided, however, that Know-How excludes Regulatory Documentation.

“Knowledge” means, with respect to the Seller Parties, the actual knowledge of the persons set forth on Section A-1 of the Seller Disclosure Letter, following reasonable investigation and due inquiry of their direct reports, which for purposes of Section 3.16 shall include making reasonable due inquiry of Seller’s outside Intellectual Property counsel (but without any requirement for such counsel to conduct new freedom-to-operate or clearance searches with respect to Intellectual Property Rights).

“Law” or “Laws” means any law, statute, directive, ordinance, common law, rule, regulation, Order, constitution, code or other judgment, decisions or legal requirement enacted, issued, promulgated, enforced or entered by a Governmental Entity of competent jurisdiction.

“Lease” or “Leases” has the meaning set forth in Section 3.13(a).

“Leased Real Property” has the meaning set forth in Section 3.13(a).

“Liabilities” means all debts, liabilities, fines, penalties, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Licenses” has the meaning set forth in Section 3.11.

“Lien” means any lien, charge, pledge, encroachment, title defect, covenant, right of way, option or license, mortgage, easement, hypothecation, usufruct, deed of trust, security interest, claim or other encumbrance, other than, in each case, restrictions on transfer arising solely under applicable federal and state securities Laws.

“Loan Payoff Amounts” has the meaning set forth in Section 5.13.

“Losses” means any and all Liabilities of any kind, interest, Taxes and out-of-pocket expenses (including reasonable and documented out-of-pocket legal fees).

“Material Adverse Effect” means any change, development, circumstance, fact or effect that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on the business, financial condition, assets, liabilities, operations or results of operations of the Azstarys Entities or the Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute or be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur:

(a)	general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b)	conditions (or changes in such conditions) in the credit, capital, securities or financial markets or political, regulatory or business conditions in the United States, or any other country or region in the world, including changes, developments, circumstances or facts in or with respect to interest rates, tariffs, exchange rates, sanctions, export-controls, inflation, trade wars and threatened levying of tariff or sanctions, trade wars or statements or proclamations of public officials;

(c)	changes, developments, circumstances, facts or effects that generally affect the biopharmaceutical industry;

(d)	any loss of, or adverse change, development, circumstance or fact in or with respect to, the relationship of the Company, contractual or otherwise, with Governmental Entities, employees, labor unions, suppliers, manufacturers, distributors, financing sources, partners or similar relationship or any resulting change, development, circumstance, fact or effect caused by the entry into, announcement, pendency or performance of this Agreement and the Transactions or resulting or arising from the identity of Buyer or any of its Affiliates;

(e)	changes or developments in or with respect to applicable accounting standards, including GAAP or in any Law of general applicability or in the interpretation or enforcement thereof, after the Execution Date;

(f)	any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings; provided that any change, development, circumstance, fact or effect underlying such failure may be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur;

(g)	any change, development or effect resulting from acts of war (whether or not declared), civil disobedience, cyberattacks (but only to the extent not specifically targeted at the Seller Parties or their Subsidiaries), sabotage, terrorism, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors, any weather event or natural disaster, any outbreak of illness or other public health event or any other force majeure event (except to the extent causing any damage or destruction to or rendering unusable any material facility or property of the Company), whether or not caused by any Person;

(h)	any actions taken or not taken by the Seller Parties or the Azstarys Entities that is expressly required or prohibited by this Agreement or with Buyer’s prior written consent or at Buyer’s written instruction; or

(i)	any (i) negative or adverse regulatory actions, requests, recommendations, determinations or decisions of a Regulatory Agency relating to or affecting Azstarys, or changes or developments related to the commercialization, prescription, use, procurement, purchase or pricing of Azstarys as a result of any recommendation, statement, decision, direction, quota or other pronouncement made, published or proposed by professional medical organizations, payors or Governmental Entities of any of the foregoing, other than (A) to the extent such action, request, recommendation, determination or decision, or such changes or developments, arises from or relates to the facts and circumstances of which the Commave Seller, the Company, the Company Subsidiary, and Corium Seller (solely to the extent relating to the Business) had Knowledge prior to the Execution Date that were not disclosed to Buyer prior to the Execution Date or (B) to the extent arising from or relating to any fraud or misconduct of the Seller Parties or any of their Subsidiaries or any of their respective affiliates, representatives, directors, officers, employees or contractors, or (ii) approval by the FDA or another Governmental Entity, market entry or threatened market entry of any product or product candidate competitive with Azstarys;

provided further that, with respect to clauses (a), (b), (c), (e), and (g) of this definition, such changes, developments or effects shall be taken into account in determining whether a “Material Adverse Effect” is occurring, has occurred or would reasonably be expected to occur to the extent it disproportionately and adversely affects the Azstarys Entities or the Business relative to other companies in the biopharmaceutical industry (in which case only the incremental disproportionate impact may be taken into account, and then only to the extent otherwise permitted by this definition).

“Material Contract” has the meaning set forth in Section 3.12(a).

“Material Customers” has the meaning set forth in Section 3.25(a).

“Material Supplier” has the meaning set forth in Section 3.25(b).

“Measurement Time” means 11:59 p.m. (New York time) on the Business Day prior to the Closing Date.

“Milestone Event” has the meaning set forth in Exhibit C.

“Milestone Payment” has the meaning set forth in Exhibit C.

“Most Recent Balance Sheet” has the meaning set forth in Section 3.5(a).

“Net Sales Escrow Account” has the meaning set forth in the definition of “Escrow Agreement”.

“Net Sales Escrow Amount” means [***].

“Net Sales Escrow Release Date” means the date that is 75 days after the Closing Date.

“Net Working Capital” means, with respect to the Company, an amount equal to, as of the Measurement Time, (a) the aggregate amount of the Current Assets, minus (b) the aggregate amount of the Current Liabilities; provided, however, that for the purposes of clauses (a) and (b), current assets and current liabilities shall exclude (A) any Indebtedness, (B) Cash, (C) Seller Transaction Expenses, (D) all income Tax assets and liabilities and (E) any deferred Tax assets and liabilities.

“Notice of Objection” has the meaning set forth in Section 1.4(b)(ii).

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity.

“Ordinary Course of Business” means the conduct of the business of the Company, the Company Subsidiary and the Business in the ordinary course consistent with its customary and normal practices, policies and procedures prior to the Execution Date.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as the case may be, and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Outside Date” means March 19, 2027; provided, however, that if all of the conditions set forth in ARTICLE VI (other than the conditions set forth in Section 6.1(a)) and those conditions that by their nature can be satisfied only at the Closing) have been satisfied or waived on or prior to March 19, 2027, the Outside Date may be extended by either Party, upon notice to the other Party, until September 19, 2027.

“Parties” or “Party” has the meaning set forth in the Preamble.

“Permitted Liens” means the following Liens: (i) Liens for current Taxes, assessments or other governmental charges not yet due and payable, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith through appropriate proceedings, (ii) mechanics’, materialmens’, carriers’, workmen’s, repairmen’s or other like common law, statutory or consensual Liens arising or incurred in the Ordinary Course of Business, (iii) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property, (iv) zoning, building, subdivision or other similar requirements or restrictions, none of which interfere with the present use of the property, (v) Liens, charges, fees or assessments for business parks, industrial parks or other similar organizations not yet due or delinquent, (vi)  Liens in favor of banking or other financial institutions arising as a matter of Law encumbering deposits or other funds maintained with a financial institution and not incurred in connection with the borrowing of money by the Company, (vii) easements, quasi-easements, licenses, covenants, rights of way, rights of re-entry, gaps or other imperfections or defects in title or chain of title or other similar matters, restrictions or exclusions, (viii) incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet that are not, in the aggregate, material to the Business, taken as a whole, (ix) licenses, options, rights of first refusal to license, and covenants not to sue with respect to Intellectual Property Rights in existence as of the Execution Date or (x) Liens granted to Buyer’s lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby.

“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust or other entity.

“Personal Information” means information that can reasonably be used to locate or identify a natural person or device, or is otherwise defined as “personal data,” “personal information,” “PII,” “PHI,” or other equivalent term under applicable Privacy Laws.

“Post-Closing Adjustment” means the difference between the Final Cash Consideration and the Closing Cash Consideration.

“Post-Closing Matter” has the meaning set forth in Section 10.10(a).

“Post-Closing Representation” has the meaning set forth in Section 10.10(a).

“Post-Closing Statement” means the written statement delivered pursuant to Section 1.4(b), setting forth Buyer’s good-faith calculations of the Final Cash Consideration and the Post-Closing Adjustment in accordance with the Accounting Principles, that shall take into account, and set forth as separate line items, all items establishing the basis for such calculations, in each case, as of the Measurement Time (a) a good-faith calculation of the Net Working Capital (which shall be prepared in accordance with Exhibit E) (“Closing Net Working Capital”), (b) the amount of Cash (“Closing Cash”), (c) Indebtedness (“Closing Indebtedness”) and (d) Seller Transaction Expenses (“Closing Seller Transaction Expenses”), in each case of clause (a) and clause (b) assuming that the Pre-Closing Reorganization occurs as of the Measurement Time.

“Post-Closing Tax Period” means any taxable year or other taxable period beginning following the Closing.

“Pre-Closing Designated Persons” has the meaning set forth in Section 10.10(b).

“Pre-Closing Privileges” has the meaning set forth in Section 10.10(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Prior Company Counsel” has the meaning set forth in Section 10.10(a).

“Privacy Laws” means all applicable Laws that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, privacy, data security, and security breach notification, including, to the extent applicable: (i) Executive Order 14117 on “Preventing Access to Americans’ Bulk Sensitive Personal Data and United States Government-Related Data by Countries of Concern”; (ii) Section 5 of the Federal Trade Commission Act; (iii) the Electronic Communications Privacy Act of 1986 and the Video Privacy Protection Act of 1988 (“VPPA”); (iv) the California Invasion of Privacy Act (“CIPA”) and all other state laws regulating wiretapping and/or interception or recording of communications; (v) the Stored Communications Act; (vi) the California Consumer Privacy Act (“CCPA”) and all other U.S. state privacy Laws; (vii) the Health Insurance Portability and Accountability Act (“HIPAA”), Washington’s My Health My Data Act (“WMHMDA”) and other U.S. state Laws relating to health privacy; (viii) the Illinois Biometric Information Privacy Act (“BIPA”) and other Laws regulating biometric data; (ix) the CAN-SPAM Act, the Telephone Consumer Protection Act (“TCPA”) and all other Laws concerning marketing and advertising; (x) the UK Data Protection Act 1998, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016, and any Law or regulation implementing either or both of EU Directive 95/46/EC and EU Directive 2002/58/EC, each as amended from time to time (“GDPR”); and (xi) all analogous Laws in all other jurisdiction in which the Seller Parties or the Azstarys Entities conduct the Business and/or from which each collects Personal Information.

“Privileged Materials” has the meaning set forth in Section 10.10(c).

“Product Liability Claim” means any Action claiming liability on behalf of Commave Seller, the Azstarys Entities, or Corium Seller (with respect to the Business) related to Losses actually or allegedly caused by Azstarys prior to the Closing Date based upon, arising out of or in respect of any Product Recall, allegations that Azstarys is unsafe, defective or unsafe for its intended use or allegations that Azstarys was or is labelled incorrectly or not in compliance with applicable laws, regulations or safety standards.

“Product Recall” means the full or partial withdrawal or recall (whether voluntarily or otherwise) of Azstarys by Commave Seller, the Azstarys Entities, or Corium Seller (with respect to the Business) because of a known or suspected defect.

“Receiving Party” has the meaning set forth in Section 5.3(a)(v).

“Registered” means issued by, filed with, registered with, renewed by, recorded by or the subject of a pending application before any Governmental Entity, or Internet domain name registrar anywhere in the world.

“Registered Company Intellectual Property” has the meaning set forth in Section 3.16(a).

“Regulatory Agency” means, as applicable, the FDA, the European Medicines Agency, or any comparable Governmental Entity with responsibility for regulating the research, development, manufacturing, testing, and commercialization of any biopharmaceutical product.

“Regulatory Documentation” means regulatory applications, submissions, notifications, communications, correspondence, meeting minutes, registrations, regulatory approvals (including NDAs and INDs), or other filings made to, received from or otherwise conducted with a Regulatory Agency.

“Related Party” means: (a) each member of the Seller Parties and (b) each Person who is an Affiliate, officer, director or employee of the Seller Parties or any Subsidiary thereof or who, beneficially or of record, held shares or other equity interests in the Seller Parties or any Subsidiary thereof.

“Released Claim” has the meaning set forth in Section 5.8.

“Released Party” has the meaning set forth in Section 5.8.

“Releasing Party” has the meaning set forth in Section 5.8.

“Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

“Request for Additional Information or Documentary Material” means any request or demand for the production, delivery or disclosure of documents, information or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Governmental Entity under any applicable Antitrust Law relating to the Transactions or by any third party challenging the Transactions, including any so-called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the Department of Justice or the U.S. Federal Trade Commission.

“Retained Liabilities” has the meaning set forth in the Pre-Closing Reorganization set forth in Exhibit G attached hereto.

“Returns Escrow Account” has the meaning set forth in the definition of “Escrow Account”.

“Returns Escrow Amount” means [***].

“Returns Escrow Release Date” means December 31, 2028.

“R&W Policy” has the meaning set forth in Section 8.7.

“Security Incident” means (a) any unauthorized access, acquisition, interruption, alteration or moderation, loss, theft, corruption or other unauthorized Processing of Personal Information or other confidential information processed by or on behalf of, or otherwise in the possession or control of, the Company or the Company Subsidiary, (b) unauthorized or unlawful sale, rental or other distribution of Personal Information or confidential information processed by or on behalf of, or otherwise in the possession or control of, the Company or the Company Subsidiary, (c) any unauthorized access to or use of, or other compromise to the integrity or availability of the Company IT Assets.

“Seller Disclosure Letter” has the meaning set forth in ARTICLE II.

“Seller Fundamental Representations” means Section 2.1 (Ownership of Interests), Section 2.3 (Authority, Approval), clause (i) of Section 2.4(b) (No Violations), Section 3.1 (Organization, Good Standing and Qualification), Section 3.2 (Company Subsidiary), Section 3.3 (NewCo), clause (i) of Section 3.4 (No Violations), and Section 3.27 (Brokers and Finders).

“Seller Insurance Policies” has the meaning set forth in Section 5.21.

“Seller Marks” means any and all Trademarks owned by Commave Seller or any of its Affiliates consisting of, or including, the word “CORIUM”, and any and all Trademarks derived from or confusingly similar to the foregoing.

“Seller Marks Transition Period” has the meaning set forth in Section 5.15(a).

“Seller Parties” has the meaning set forth in the Preamble.

“Seller Transaction Expenses” means (a) all unpaid fees and expenses incurred by or charged to or payable by the Company, the Seller Parties or any of their respective Affiliates for services provided through the Closing Date in connection with this Agreement and the transactions contemplated hereby and including the Zevra Settlement, including legal fees and related expenses, investment banking fees and related expenses, if any, and accounting fees and related expenses, and (b) severance (excluding any Buyer Severance Obligations), incentive equity, phantom stock, transaction bonus or change-of-control payment payable by the Seller Parties or any of their Affiliates (including the Company or the Company Subsidiary) to any Continuing Employee that vest or become payable in connection with the consummation of the Transactions (either alone or in combination with any other event), together with the employer portion of any payroll, withholding, employment or similar Taxes payable with respect to any of the foregoing payments.

“Sellers’ Allocations” has the meaning set forth in Section 1.9.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Target Net Working Capital” means $3,560,284.

“Tax” or “Taxes” means taxes including all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Proceeding” has the meaning set forth in Section 9.2(a).

“Tax Refunds” has the meaning set forth in Section 9.4.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Term” has the meaning set forth in Exhibit F.

“Third-Party Claim” has the meaning set forth in Section 8.5(a).

“Trade Laws” has the meaning set forth in Section 3.24(c).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” has the meaning set forth in Section 5.10.

“Transferred Assets” has the meaning set forth in Exhibit G.

“Transition Services Agreement” has the meaning set forth in Section 5.12.

“Virtual Data Room” means the electronic data site maintained at Intralinks on behalf of the Seller Parties in connection with the Transactions.

“Waived 280G Benefits” has the meaning set forth in Section 5.7(e).

“Zevra Settlement Agreement” means that certain Asset Purchase and Settlement Agreement, dated as of March 13, 2026, by and between Company Subsidiary and Zevra Therapeutics, Inc.

EXHIBIT B

FORM OF INSTRUMENT OF ASSIGNMENT

[***]

B-1

EXHIBIT C

MILESTONE PAYMENTs

1.	Milestone Events and Payments.

a.	Subject to the occurrence of the Closing and the terms and conditions set forth in this Exhibit C, in the event, and only in the event, of the first achievement by Buyer or its Affiliates of the corresponding milestone event set forth in the table below with respect to Azstarys (each, a “Milestone Event”), in accordance with and subject to the terms hereof, in each case, on or prior to the end of the applicable Achievement Period as set forth in the table below, Buyer shall pay or cause to be paid to Corium Seller the milestone payments set forth below as additional consideration for the Transactions, which shall be reduced by the Deferred Third Party Expenses (each, a “Milestone Payment” and, collectively, the “Milestone Payments”).

Milestone Event	Milestone Payment	Achievement Period
1. [***] (“Milestone Event #1”)	$[***]	March 31, 2026 to March 31, 2027
2. [***] (“Milestone Event #2”)	$[***]	March 31, 2026 to December 31, 2027
3. [***] (“Milestone Event #3”)	$[***]	March 31, 2026 to March 31, 2027
4. [***] (“Milestone Event #4”)	$[***]	March 31, 2026 to March 31, 2028
5. [***] (“Milestone Event #5”)	$[***]	March 31, 2026 to March 31, 2029

b.	For the avoidance of doubt, the maximum aggregate Milestone Payments that may be payable by Buyer shall not exceed $135,000,000. Further, each Milestone Payment shall be paid only one time, if at all, upon first achievement of such corresponding Milestone Event, regardless of the number of times a given Milestone Event has been achieved.

c.	Notwithstanding anything to the contrary contained in this Exhibit C or in the Agreement, in the event that, prior to the Closing, a Milestone Event is achieved by the Company on the earlier of (i) the day immediately prior to the Closing and (ii) the end of the applicable Achievement Period (the “Pre-Closing Milestone Period”), (A) Corium Seller shall, (x) with respect to Milestone Event #1 or Milestone Event #2, provide written notice to Buyer of achievement no later than 10 Business Days after such achievement thereof (provided that, Milestone Event #2 shall be deemed achieved as of the last day of [***]), and (y) with respect to Milestone Event #3, Milestone Event #4 or Milestone Event #5, no later than 30 days after such achievement thereof and, in any event, at least five Business Days prior to the Closing, deliver to Buyer a Milestone Report (as defined below), together with supporting documentation used by Corium Seller in determining achievement of the applicable Milestone Event in a form reasonably satisfactory to the Buyer and (B) Buyer shall pay or cause to be paid to Corium Seller the applicable Milestone Payment for such Milestone Event (in each case, net of any Deferred Third Party Expenses, which shall be paid [***] within three Business Days of the final determination of the Final Closing Statement; provided, however, if Buyer disputes such achievement by the Company, such dispute shall be resolved in accordance with Section 1.4(b)(iv) through (vi) of the Agreement mutatis mutandis.

2.	Notice and Payment Timing.

a.	Buyer shall provide written notice to Corium Seller of achievement, after the Closing, by Buyer or its Affiliate of (a) Milestone Event #1 no later than 10 Business Days after such achievement thereof, and (b) each Milestone Event #3, Milestone Event #4 and Milestone Event #5 in the first Milestone Report due following the quarter in which such Milestone Event was first achieved.

b.	For purposes of determining whether Milestone Event #2 has been achieved, [***].

c.	Following the delivery of notice pursuant to Section 2(a) and (b) hereof, Buyer shall pay, or cause to be paid, the applicable Milestone Payment set forth in Section 1 hereof (in each case, net of any Deferred Third Party Expenses, which shall be paid [***]) to the account designated by Corium Seller within ten Business Days of receipt in writing of wire instructions from Corium Seller.

3.	Commercially Reasonable Efforts.

a.	From and after the Closing until the earlier of (a) the achievement of all Milestone Events, and (b) the latest of the Milestone Outside Dates, Buyer shall, and shall cause the Azstarys Entities, any successors thereof, and any other Affiliates of Buyer to, use Commercially Reasonable Efforts to Commercialize Azstarys in the Territory. Without limiting the generality of the foregoing, Buyer shall not take or authorize any action for the sole or primary purpose of avoiding or circumvent achievement of the Milestone Events.

b.	From and after the Closing, Buyer and its Affiliates shall be free to operate their businesses (including the Commercialization or other exploitation of the Azstarys) in any manner, and the future Commercialization or other exploitation of Azstarys is to be conducted by or on behalf of Buyer and its Affiliates in accordance with their own business judgment, in each case, in compliance with this Exhibit, including Section 3(a) hereto.

c.	Neither Seller nor any of its Affiliates is prohibited from Commercializing or otherwise exploiting other products or conducting any other activities that may compete with Azstarys.

4.	Reports.

a.	From the Closing Date until the earlier of (i) the date on which Buyer pays or causes to be paid the final Milestone Payment pursuant to Section 2 hereof and (ii) March 31, 2029 (the “Milestone Period”), within 40 days after the end of each of the first three calendar quarters in a Calendar Year and 60 days after the end of the last calendar quarter in a Calendar Year, Buyer shall deliver, or cause to be delivered, to Corium Seller a Milestone Report. Within 40 days after the end of each of the calendar quarters in a Calendar Year during the Pre-Closing Milestone Period and 60 days after the end of the last calendar quarter of a Calendar Year during the Pre-Closing Milestone Period, but in any event at least five Business Days prior to the Closing, Seller shall deliver to Buyer a Milestone Report. Each report delivered by Buyer in accordance with this Section 4(a) will set forth: (A) the amount of gross sales of Azstarys sold in the Territory in such calendar quarter; (B) a calculation of Net Sales in such calendar quarter showing the deductions from gross sales (by major category as set forth in the definition of Net Sales) to determine Net Sales; (C) the aggregate annual Net Sales of the Azstarys for such calendar quarter and the prior three calendar quarters and whether Milestone Event #3, Milestone Event #4 or Milestone Event #5 has been achieved; (D) to the extent Milestone #1 is not yet been achieved, [***], (E) to the extent Milestones #3, #4 or #5 have not yet been achieved, a high-level summary of the status, timeline and results of Commercialization conducted with respect to Azstarys in the Territory for such calendar quarter, and (F) the exchange rates used in the calculations set forth in the Milestone Report (each, a “Milestone Report”).

b.	Within 30 days following receipt of the Milestone Report by Corium Seller, then Corium Seller may request a meeting with the party that prepared the Milestone Report and its Affiliates to discuss such Milestone Report, and the Parties shall, as promptly as reasonably practicable, organize and conduct such meeting with the Representatives who have appropriate expertise and knowledge relating to such Milestone Report in attendance.

c.	Buyer shall, and shall cause its applicable Affiliates and shall contractually obligate its applicable (sub)licensees, to maintain complete and accurate books and records in sufficient detail to permit Corium Seller to confirm the accuracy of the Milestone Report and verify the occurrence of the applicable Milestone Events. All payments and other amounts under this Agreement shall be accounted for in accordance with GAAP. During the Milestone Period, upon reasonable prior notice, not more than once each Calendar Year, such records shall be made available for examination during regular business hours for a period of three years from the end of the Calendar Year to which they pertain by an independent certified public accountant selected by Corium Seller and reasonably acceptable to Buyer, as reasonably necessary to verify the accuracy of the Milestone Report furnished by the Buyer pursuant to Section 4(a) hereof and the occurrence of any Milestone Event; provided, that (i) prior to any such examination, such independent certified public accountant shall have entered into a confidentiality agreement with Buyer in form and substance reasonably satisfactory to Buyer, which shall include customary restrictions on the use and disclosure of Buyer’s confidential information; (ii) such independent certified public accountant shall report to Corium Seller only its conclusions as to the accuracy of the Milestone Report(s) without disclosing any underlying data, calculations or other confidential information of Buyer or its Affiliates; (iii) such independent certified public accountant shall provide Buyer with a copy of its proposed report at least five Business Days prior to delivery thereof to Corium Seller, and Buyer shall have the opportunity to review and provide reasonable comment on such report prior to its delivery to Corium Seller; and (iv) such examination shall be limited in scope to the books and records that are reasonably relevant to the verification of the Milestone Reports and the occurrence of the Milestone Events and shall be conducted in a manner that minimizes disruption to the business operations of Buyer and its Affiliates. Any amounts shown by such examination to be owed but unpaid shall be paid by Buyer within 30 days from the accountant’s report and shall be subject to a late payment fee computed at a rate equal to the prime lending rate published in the eastern edition of The Wall Street Journal as of 11:00 a.m. (New York time) on each day during the period for which interest is to be paid, plus two percent (2%) per annum from the due date of such amount to the date such amount is paid in full. Corium Seller shall bear the full cost of such examination unless such examination discloses (i) an understatement of Net Sales of more than 5% for the audited period, (ii) an overstatement of [***]of more than 5% for the audited period, or (iii) a failure to pay any Milestone Payment when due, in which case Buyer shall bear the full cost of such examination.

d.	Any dispute by Corium Seller or Buyer with respect to the Milestone Report shall be resolved in accordance with the procedures set forth in Section 1.4(b) of the Agreement, mutatis mutandis, with references therein to the “Post-Closing Statement” deemed to refer to the applicable Milestone Report and references to “Disputed Items” deemed to refer to any item in dispute under such Milestone Report.

5.	Milestone Product Transfers. Notwithstanding any other provision herein to the contrary, during the Milestone Period, if at any time, Buyer, the Azstarys Entities or any of their Affiliates or permitted assignees divests, assigns or transfers all or substantially all of the Intellectual Property Rights and other rights held by Buyer, the Azstarys Entities or any of their Affiliates or permitted assignees in respect of Azstarys in the Territory to any Person other than to any of their respective Affiliates (any such Person, the “Third-Party Transferee”), whether by merger, consolidation, asset acquisition, joint venture, exclusive license or otherwise (any such transaction, a “Milestone Product Transfer”), Buyer shall: (i) make provision for the Third-Party Transferee to assume and succeed to the obligations of Buyer set forth in this Exhibit C, including the obligations of such Third Party Transferee to use Commercially Reasonable Efforts in accordance with the terms hereof (for clarity, the efforts to be used by such Third Party Transferee shall be no less than such efforts as Buyer would have been obligated to use prior to the Milestone Product Transfer), (ii) prior to or simultaneously with the consummation of any such Milestone Product Transfer, cause such Third-Party Transferee to provide to Corium Seller an instrument of assumption in a form reasonably acceptable to Corium Seller, effecting the assumption and succession described in the foregoing clause (i), and (iii) to the extent not already captured by the Milestone Product Transfer, simultaneously transfer, assign or license, or cause to be transferred, assigned or licensed, to such Third Party Transferee all of Buyer’s, the Azstarys Entities’ or any of their Affiliates’ or permitted assignee’s (A) rights and obligations with respect to the license granted under the Zevra Settlement Agreement with respect to Azstarys, and (B) patent prosecution and enforcement rights with respect to Azstarys under the Zevra Settlement Agreement, in each case of (A) and (B), to the extent reasonably necessary for the Commercialization of Azstarys in the Territory in a manner consistent with Buyer’s obligations under Section 3 hereof. Notwithstanding the foregoing, no Milestone Product Transfer shall relieve Buyer of its obligations hereunder, and Buyer shall irrevocably and unconditionally guarantee to Corium Seller the full performance of the obligations set forth in this Exhibit C following any such Milestone Product Transfer, unless (A) the Third-Party Transferee is a Qualified Transferee or (B) Corium Seller has provided its prior written consent to such release (such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, any release of Buyer's guarantee obligation pursuant to this Section 5 shall not affect or diminish the obligations of the Third-Party Transferee assumed pursuant to the instrument of assumption delivered in accordance with clause (ii) above.

6.	Zevra Settlement Agreement Transfer. During the Milestone Period, in the event the license granted from Zevra with respect to the Commercialization of Azstarys in the Territory, or substantially all rights of Buyer and its Affiliates, under the Zevra Settlement Agreement are assigned to a Third Party Transferee, Buyer shall ensure that Buyer retains, or Third Party Transferee receives (in which case, Buyer shall comply with the obligations set forth in clauses (i) to (ii) in Section 5 hereof), all rights (a) under the Owned Product IP and (b) Buyer’s and its Affiliates’ license and other rights under the Zevra Settlement Agreement, in each case, that are reasonably necessary for the Commercialization of Azstarys in the Territory in a manner consistent with Buyer’s obligations under Section 3 hereof.

7.	No Representations or Warranties. Nothing herein, in the Agreement or elsewhere shall constitute a guarantee by Buyer or any of its Affiliates of the achievement of any or all of the Milestone Events or, unless a Milestone Event is achieved in accordance with and subject to the terms hereof, the payment of any or all of the Milestone Payments. Neither Buyer nor any of its Affiliates or any of its or their respective Representatives has made any representation or warranty whatsoever, express or implied, regarding the Milestone Payments, the Milestone Events or the achievement thereof, and neither Corium Seller nor any Person has relied on any projections, estimates, forecasts, business plans or other information provided by Buyer with respect to any of the foregoing or otherwise. The Parties intend the express provisions of this Exhibit C (including the definition of “Commercially Reasonable Efforts” set forth herein) to govern their contractual relationship with respect to the Milestone Events and Milestone Payments and to supersede any standard of efforts that might otherwise be imposed by applicable Law.

8.	No Certificates. The right to receive the Milestone Payments shall not be evidenced by any certificate or other instrument.

9.	Definitions. Capitalized terms used and not otherwise defined in this Exhibit C have the meanings ascribed to them in the Equity Purchase Agreement to which this Exhibit C is attached and forms a part (the “Agreement”). For purposes of this Exhibit C:

a.	“Calendar Year” means the period beginning on January 1 and ending on December 31 of the same year.

b.	[***]

c.	[***]

d.	“Commercialization” means all activities directed to marketing, promoting, distributing, importing, offering to sell, selling, commercializing and/or using a product (including establishing the price for, market access, booking sales of, and obtaining pricing and reimbursement approvals for such product and including conducting activities in furtherance of all of the foregoing). When used as a verb, “Commercialize” means to engage in Commercialization.

e.	“Commercially Reasonable Efforts” means the good faith and diligent expenditure of efforts and resources that Buyer and its Affiliates (taken as a whole and, following the Closing, including the Azstarys Entities), would typically devote to Commercialize a pharmaceutical product owned, sold or Commercialized by Buyer or its Affiliates that is at a similar stage of product life and with similar market potential, profit potential, and risk profile (taking into account issues of safety and efficacy profile of such product, the current competitive landscape relevant to such product, the current proprietary position of such product (including with respect to patent or regulatory exclusivity), the regulatory approval status and the profitability of such product, and other relevant legal, medical, scientific or commercial factors) as Azstarys, based on conditions then prevailing. “Commercially Reasonable Efforts” does not in and of itself require that Buyer or any of its Affiliates Commercialize the Company Products in an identical manner as conducted prior to the Closing.

f.	[***]

g.	“Deferred Third Party Expenses” means, with respect to a Milestone Payment, the aggregate amount of all fees and expenses due and payable by or on behalf of Buyer or Azstarys Entities to [***] by which the Company or the Company Subsidiary is bound to the extent resulting from the payment of such Milestone Payment to Corium Seller or the achievement of the corresponding Milestone Event.

h.	[***]

i.	[***]

j.	“Net Sales” [***]

k.	“Owned Product IP” means all Intellectual Property Rights owned by Buyer or the Azstarys Entities or any of their Affiliates or permitted assignees that are necessary for, or actually used in and material to the Commercialization of Azstarys.

l.	[***]

m.	[***]

n.	“Qualified Transferee” means a Third-Party Transferee that, as of the date of the consummation of the applicable Milestone Product Transfer, (a) together with its Affiliates, has a market capitalization or consolidated net worth or valuation of not less than $1,500,000,000, (b) is engaged in the business of, and has sufficient experience in, developing and Commercializing biopharmaceutical products and (c) is not subject to any bankruptcy, insolvency, reorganization or similar proceeding.

o.	“Third Party” means any entity other than Buyer, the Company or an Affiliate of either of them.

p.	“Territory” means the United States of America, including its territories.

Annex A

[***]

EXHIBIT D

ACCOUNTING PRINCIPLES

[***]

D-1

EXHIBIT E

ILLUSTRATIVE NET WORKING CAPITAL CALCULATION

[***]

E-1

EXHIBIT F

FORM OF TRANSITION SERVICES AGREEMENT

[***]

F-1

EXHIBIT G

PRE-CLOSING REORGANIZATION

[***]

G-1